    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 16, 1999

                                                REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                               EXACTIS.COM, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          8900                         84-1359618
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             ---------------------
                         707 - 17TH STREET, SUITE 2850
                                DENVER, CO 80202
                                 (303) 675-2300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                             E. THOMAS DETMER, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               EXACTIS.COM, INC.
                         707 - 17TH STREET, SUITE 2850
                                DENVER, CO 80202
                                 (303) 675-2300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

          JAMES C.T. LINFIELD, ESQ.                         NORA L. GIBSON, ESQ.
            LAURA M. MEDINA, ESQ.                         LAURA M. DE PETRA, ESQ.
             JOHN W. BENDER, ESQ.                           ANGELA C. HILT, ESQ.
              COOLEY GODWARD LLP                      BROBECK, PHLEGER & HARRISON LLP
       2595 CANYON BOULEVARD, SUITE 250                SPEAR STREET TOWER, ONE MARKET
            BOULDER, CO 80302-6737                        SAN FRANCISCO, CA 94105
                (303) 546-4000                                 (415) 442-0900

                             ---------------------
        Approximate date of commencement of proposed sale to the public:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                             ---------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM
                    TITLE OF SECURITIES                        AGGREGATE OFFERING         AMOUNT OF
                      TO BE REGISTERED                            PRICE(1)(2)          REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value................................     $57,500,000.00           $15,985.00
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) Includes shares that the underwriters have the option to purchase solely to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted prior to the time this prospectus is delivered in final form. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED AUGUST 16, 1999

PROSPECTUS

                               [EXACTIS.COM LOGO]

                                           Shares
                                  Common Stock
--------------------------------------------------------------------------------

This is an initial public offering of shares of common stock of Exactis.com,
Inc. We are offering      shares in this offering. No public market currently
exists for our common stock. We anticipate that the initial public offering
price will be between $     and $     per share.

We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "XACT."
--------------------------------------------------------------------------------

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" STARTING ON PAGE 5 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.
--------------------------------------------------------------------------------

                                                       Per Share    Total
Public offering price                                  $           $
Underwriting discounts and commissions                 $           $
Proceeds to us                                         $           $

The underwriters have an option to purchase            additional shares of
common stock from us at the initial public offering price to cover any over-allotments of shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

THOMAS WEISEL PARTNERS LLC

                             DAIN RAUSCHER WESSELS
                    A DIVISION OF DAIN RAUSCHER INCORPORATED

                                                         WIT CAPITAL CORPORATION

Prospectus dated           , 1999

FRONT COVER
Company logo and tagline

INSIDER FRONT COVER
Company logo and tagline, followed by:

Our mission is to deliver a comprehensive suite of scalable Email Marketing Solutions to empower our clients to acquire, retain and strengthen profitable customer relationships.

GATEFOLD LEFT
In the background, a graphic of a large yellow and black exclamation point -- this is part of the Exactis.com logo.

At the bottom of the page in blue, is the first half of a timeline. The timeline's title is The evolution of direct marketing channels. There are three graphics on this half of the timeline: a vacuum cleaner, an envelope and telephones. The graphics titles are door-to-door, mail and telephone.

The upper four-fifths of the left side of the page contains the following text:

WHY EMAIL?

Email brings a new channel to personal communications. With many new and unique characteristics, email meets businesses needs for direct marketing and communications.

Benefits of email campaigns:
- PRICE - email costs pennies on the dollar compared to postal mail
- PERSONALIZATION - relevant user-oriented content
- SPEED - improved campaign frequency and response times
- ELECTRONIC NATURE - feature-rich (graphics, audio and video) and interactive
- LINKS - email is a gateway to the Web

GATEFOLD RIGHT
At the bottom of this page in blue is the second half of the timeline. There are three graphics on this half of the timeline: a radio, a television and a globe connected to three PC's. The graphics titles are radio, television and the email revolution.

The upper four-fifths of the page contains a large table or chart. The chart's title is Exactis.com Email Marketing Solutions(SM) matrix. The x-axis of the chart is labeled Markets. The y-axis is labeled Solutions. The markets from left to right are Publishing, Financial Services and Ecommerce. The Solutions from top to bottom are Communicate news and information, Deliver event-triggered communications and create and manage targeted email marketing campaigns.

In the chart at the intersections of Publishing and Communicate news and information, Financial Services and Deliver event-triggered communications, and Ecommerce and create and manage targeted email marketing campaigns (currently in beta testing) are cascading PC screen shots of email samples. Respectively, these are titled:
- Email newsletter from InfoBeat,
- Email sample of trade confirmation and
- Email sample of customized catalog (currently in beta testing).

At all other intersections, the word yes appears.

INSIDE BACK COVER
At the bottom of this page there is a one-and-one-half-inch blue border identical to the blue background behind the timeline appearing on the gatefold pages. There are no graphics, text or lines. The company logo and tagline is at the bottom right in this blue border.

The upper four-fifths of the page contains logos for the following Exactis.com clients:
- MSNBC
- Forbes.com
- Sony Music
- CMP.net
- USATODAY.com
- Tribune Media Services
- TheStreet.com
- The Economist

The title of the page at upper left is Our clients include...

The upper four-fifths of the page also contains background shading. Drawing a diagonal from upper right to lower left to diagonally cut the page in half, the lower right diagonal half of the page is shaded in yellow color similar to the yellow of the Exactis.com logo exclamation point.

BACK COVER
Company logo and tagline: Email Marketing Solutions(SM)

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. NEITHER WE NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, EVEN IF THIS PROSPECTUS IS DELIVERED TO YOU AFTER THE PROSPECTUS DATE, OR YOU BUY OUR COMMON STOCK AFTER THE PROSPECTUS DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    5
Forward-Looking Statements; Market Data.....................   17
Conventions which Apply to this Prospectus..................   17
Use of Proceeds.............................................   18
Dividend Policy.............................................   18
Dilution....................................................   19
Capitalization..............................................   20
Selected Financial Data.....................................   22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   24
Business....................................................   32
Management..................................................   46
Certain Relationships and Related Transactions..............   54
Principal Stockholders......................................   56
Description of Securities...................................   58
Shares Eligible for Future Sale.............................   62
Underwriting................................................   63
Legal Matters...............................................   65
Experts.....................................................   65
Where You Can Find Additional Information...................   65
Index to Financial Statements...............................  F-1

                             ---------------------

     UNTIL           (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
SELLING SHARES OF OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights some of the information found in greater detail elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and the financial statements before you decide to buy our common stock.

                                  OUR COMPANY

     We are a leading provider of permission-based outsourced email marketing and communications solutions. We provide a comprehensive and scalable, or expandable, suite of email services which enable our clients to deliver large numbers of custom email messages in an efficient, timely and cost-effective manner. Our primary services consist of the distribution of email newsletters and information bulletins, as well as the delivery of personalized order and trade confirmation messages which are triggered by specific transactions or events. We also serve targeted banner advertisements within the email communications that we deliver to over two million subscribers of Sony Music's daily email newsletters. In addition, we are continuing to develop a wide variety of targeted messaging capabilities to allow our clients to conduct personalized one-to-one email marketing campaigns.

     We help our clients create, maintain and analyze their customer relationships. Our email solutions help establish new revenue opportunities for our clients while reducing their costs of communicating with large numbers of customers. Our advanced, proprietary technology allows us to deliver a large volume of email messages for our clients. In the second quarter of 1999, we delivered over 400 million email messages for 48 companies, primarily in the media, ecommerce and financial services industries. Our clients include American Express, Charles Schwab & Co., The Economist, Egreetings Network, First Union, Forbes, Last Minute Network, MSNBC Interactive News, News Corp., Sony Music, Slate Magazine, TheStreet.com and USAToday.com. As email continues to gain widespread acceptance as a marketing and communications channel, we anticipate that businesses will grow increasingly reliant on outsourced email marketing and communications services.

                                  OUR STRATEGY

     Our objective is to be a world leader in the delivery of permission-based email marketing and communications services. To achieve this objective, our strategy includes the following key elements:

     - extending our industry leading technology infrastructure to increase our email capacity, system reliability and security;

     - broadening our suite of email services to continue to offer our clients a full line of feature-rich email services to meet their email needs across a variety of applications;

     - continuing to develop and leverage strategic relationships, particularly in the areas of joint product development and marketing;

     - increasing direct and indirect sales efforts to become experts within specific vertical markets and expand internationally; and

     - acquiring businesses, products, services and technologies that are complementary to our existing business.

                             CORPORATE INFORMATION

     We were incorporated in Colorado in January 1996 under the name Mercury Mail, Inc. We reincorporated into Delaware in July 1996. In August 1997, we changed our name to InfoBeat Inc., and in January 1999, we changed our name to Exactis.com, Inc. Our principal executive office is located at 707 -- 17th Street, Suite 2850, Denver, Colorado 80202 and our telephone number is (303) 675-2300. The information contained on our Web site, www.exactis.com, does not constitute part of this prospectus.

                                  THE OFFERING

Common stock offered by
us.........................            shares

Common stock outstanding
after this offering........            shares

Use of proceeds............  For working capital and other general corporate purposes. Please see "Use of Proceeds" for more information regarding our planned use of the proceeds from this offering.

Proposed Nasdaq National
  Market Symbol............  XACT

     The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 1999. It also reflects our sale of 1,357,284 shares of Series E preferred stock in July and August 1999 and the automatic conversion of all outstanding series of preferred stock into common stock upon completion of this offering. In addition to the shares of common stock to be outstanding after this offering, there are:

     - 1,424,423 shares that could be issued upon the exercise of options outstanding as of June 30, 1999 at a weighted average exercise price of $2.57 per share;

     - 1,357,583 shares that could be issued upon the exercise of warrants outstanding and contingently issuable as of June 30, 1999 at a weighted average exercise price of $5.48 per share;

     - 203,586 shares that could be issued upon the exercise of warrants issued after June 30, 1999 at a weighted average exercise price of $8.00 per share;

     - 1,400,000 shares that could be issued under our 1999 equity incentive plan; and

     - 500,000 shares that could be issued to our employees who elect to buy stock in the future under our employee stock purchase plan.
                             ---------------------

     Unless we tell you otherwise, "Exactis.com," "we," "us" and "our" in this prospectus refer to Exactis.com, Inc.

                             SUMMARY FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                    PERIOD FROM
                                    JANUARY 30,
                                        1996
                                   (INCEPTION) TO   YEARS ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                    DECEMBER 31,    -------------------------   -------------------------
                                        1996           1997          1998          1998          1999
                                   --------------   -----------   -----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
Revenue..........................    $       --     $      359    $      821    $      154    $    3,574
Gross profit.....................            --            227           565            61         3,176
Loss from continuing
  operations.....................            --         (3,983)       (5,540)       (2,457)       (3,869)
Gain on sale and loss from
  discontinued operations........        (3,392)        (3,716)        1,066          (926)           --
Net loss.........................        (3,392)        (7,699)       (4,474)       (3,383)       (3,869)
Net loss attributable to common
  stockholders...................    $   (3,395)    $   (7,752)   $   (4,577)   $   (3,433)   $   (3,921)
Basic and diluted net loss per
  share:.........................    $    (3.40)    $    (7.75)   $    (4.56)   $    (3.42)   $    (3.89)
Shares used in computing net loss
  per share -- basic and
  diluted........................     1,000,000      1,000,255     1,004,461     1,002,468     1,009,053
Pro forma basic and diluted net
  loss per share (unaudited).....                                 $    (0.68)                 $    (0.56)
Shares used in computing pro
  forma net loss per
  share -- basic and diluted
  (unaudited)....................                                  6,748,964                   6,948,920

     In 1998, we sold our publishing line of business to Sony Music, a Group of Sony Music Entertainment Inc., and simultaneously entered into a service agreement with Sony Music. The historical activity of the publishing business sold to Sony Music has been separately stated as discontinued operations in the financial statements and other financial information contained in this prospectus. The revenue from Sony Music constituted $2.2 million of our total revenue for the six months ended June 30, 1999 and is not reflected in our results of continuing operations in any prior historical period. As a result, we believe period-to-period comparisons of our revenue and operating results are not meaningful. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes appearing elsewhere in this prospectus for a description of the accounting treatment of the discontinued operations.

     We have not paid any dividends on our common stock since inception.

     Net loss attributable to common holders includes the effect of the accretion on the redeemable convertible preferred stock which increases net loss attributable to common holders for the related periods. This accretion will not be recognized after the conversion of all outstanding series of preferred stock into common stock upon completion of this offering.

     Pro forma basic and diluted net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of all outstanding series of preferred stock into common stock upon completion of this offering as if the conversion occurred on January 1, 1998, or at the date the preferred stock was actually issued, if later. Pro forma basic and diluted net loss per share does not give effect to the issuance of Series E preferred stock issued in July and August 1999.

                                                                        JUNE 30, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $    557   $  9,381      $
  Working capital (deficit).................................      (453)     8,371
  Total assets..............................................     6,793     15,617
  Long-term debt and capital lease obligations, net of
     current portions and discount..........................       300        300
  Redeemable convertible preferred stock and warrants.......    18,725     27,549
  Total stockholders' equity (deficit)......................   (17,791)   (17,791)

     The pro forma column gives effect to the receipt of net proceeds of $8.8 million from our sale of 1,357,284 shares of Series E preferred stock at a price of $6.50 per share and warrants to purchase 203,586 shares of Series E preferred stock at an exercise price of $8.00 per share in July and August 1999.

     The pro forma as adjusted column gives effect to:

     - the automatic conversion of all outstanding series of preferred stock into common stock upon completion of this offering; and

     - our receipt of the estimated net proceeds from the sale of the shares of common stock we are selling in this offering at an assumed
       initial public offering price of $     per share, after deducting
       estimated underwriting discounts and commissions and offering expenses.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. If any of the events described in the following risks actually occurs, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, results of operations and financial condition.

     RISKS ASSOCIATED WITH OUR BUSINESS

     WE HAVE A HISTORY OF LOSSES, WE EXPECT CONTINUING LOSSES AND WE MAY NEVER ACHIEVE PROFITABILITY.

     We have not generated enough revenue to cover the substantial amounts we have spent to create, launch and enhance our services. Our operating costs have exceeded our revenue in all quarters since our inception. We incurred net losses of approximately $3.4 million from January 30, 1996 (inception) through December 31, 1996, $7.7 million in 1997, $4.5 million in 1998 and $3.9 million for the six months ended June 30, 1999. We had an accumulated deficit of $19.6 million at June 30, 1999. We expect to incur net losses and negative cash flow for the foreseeable future. If our revenue does not increase substantially, we may never become profitable. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. This may, in turn, cause our stock price to decline. In addition, if we do not achieve or sustain profitability in the future, we may be unable to continue our operations.

     We have invested heavily in technology and infrastructure development. We expect to continue to invest substantial financial and other resources to develop and introduce new services and expand our sales and marketing organizations, strategic relationships and operating infrastructure. We expect that our cost of revenue, sales and marketing expenses, general and administrative expenses, research development and engineering expenses, operations and customer support expenses, and depreciation and amortization expenses will continue to increase in absolute dollars and may increase as a percent of revenue. If our revenue does not correspondingly increase, our business, financial condition and operating results will be harmed.

     IT IS DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS BECAUSE WE HAVE A LIMITED OPERATING HISTORY.

     We operate in the rapidly evolving Internet market. We have only a limited operating history upon which you can evaluate our business and prospects. As a young company, we face risks and uncertainties relating to our ability to successfully implement our business plan. You should consider the risks, expenses and difficulties that we may encounter when making your investment decision. These risks include our ability to:

     - expand our customer base and retain key clients;

     - introduce new services;

     - compete in a highly competitive market;

     - upgrade our systems and infrastructure to handle any increases in messaging traffic or other technical requirements of our clients;

     - expand our sales and marketing activities;

     - create and maintain strategic relationships;

     - manage growing operations;

     - reduce service interruptions;

     - recruit and retain key personnel; and

     - acquire businesses and technologies.

     We may not successfully address all of the risks we face or accomplish our business strategies. We may not become profitable even if we do successfully address these risks and accomplish our business strategies.

     OUR BUSINESS WILL SUFFER IF THE MARKET FOR OUTSOURCED EMAIL MARKETING AND COMMUNICATIONS SOLUTIONS FAILS TO GROW.

     The market for outsourced email marketing and communications solutions is new and rapidly evolving. Market acceptance of our existing and planned services will depend on the acceptance and use of outsourced email marketing and communications solutions. Our current and planned services are very different from the traditional advertising and direct mail methods that our clients have historically used to attract new customers and maintain customer relationships. Businesses that have already invested substantial resources in traditional or other methods of marketing and communications may be reluctant to adopt new marketing strategies and methods. Consumers may also be reluctant to alter established patterns of purchasing goods and services. Moreover, the sales cycle for the new targeted messaging services that we are developing may be longer than for existing services. If sufficient demand for our services does not develop, our business, financial condition and operating results will be harmed.

     DUE TO THE EMERGING NATURE OF THE EMAIL SERVICES MARKET, OUR FUTURE REVENUE IS UNPREDICTABLE AND OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE.

     Our limited operating history and the emerging nature of the Internet-based email services market make it very difficult for us to accurately forecast our revenue. Our revenues could fall short of our expectations if we experience delays or cancellations of even a small number of contracts. Our operating results are likely to fluctuate for many reasons, including the following:

     - continued growth of the Internet in general and of email usage in particular;

     - demand for our services;

     - our ability to attract and retain clients and maintain client satisfaction;

     - our ability to upgrade, develop and maintain our systems and infrastructure;

     - the amount and timing of operating costs and capital expenditures relating to expansion of our business and infrastructure;

     - technical difficulties or system outages;

     - the announcement or introduction of new or enhanced services by our competitors;

     - pricing policies of our competitors;

     - our ability to attract and retain qualified personnel with Internet and direct marketing industry expertise, particularly technology, sales and marketing personnel; and

     - governmental regulation regarding the Internet, email and direct marketing.

     In addition, our operating results will be affected by non-cash charges associated with stock-based arrangements with employees and strategic partners. In May 1999, we issued 658,000 stock options with an exercise price below fair market value. This grant resulted in a total non-cash compensation expense of $1.9 million that we are recognizing over the three-year vesting period of the options.

     In addition, we have issued warrants to Sony Music and American Express Travel Related Services Company, Inc. that include vesting provisions tied to their achievement of performance milestones. We recognized expenses of $46,000 for the year ended December 31, 1997, $118,000 for the year ended December 31, 1998 and $24,000 for the six month period ended June 30, 1999 in connection with the American Express warrant. Should American Express achieve one or both remaining milestones, then we expect to record additional non-cash charges of up to approximately $250,000 in the period in which one or both of these milestones is achieved. To date, Sony Music has not achieved any of the performance goals set forth in their warrant. If Sony Music achieves any of the performance goals set forth in their warrant, we will recognize non-cash charges which we cannot currently estimate and which may be substantial. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     Due to lead times required to purchase, install and test equipment, we typically need to purchase equipment well in advance of the receipt of any expected revenues. Delays in obtaining this equipment could result in unexpected revenue shortfalls. Small variations in the timing of the recognition of specific revenues could cause significant variations in operating results from quarter to quarter.

     Period-to-period comparisons of our operating results are not a good indication of our future performance. It is likely that our operating results in some quarters will be below market expectations. In this event, the price of our common stock is likely to decline.

     ONE OF OUR CLIENTS ACCOUNTED FOR A MAJORITY OF OUR REVENUE IN A RECENT PERIOD AND A SMALL NUMBER OF CLIENTS ACCOUNT FOR A HIGH PERCENTAGE OF OUR REVENUE; THEREFORE, THE LOSS OF A MAJOR CLIENT COULD HARM OUR BUSINESS.

     A small number of clients accounts for most of our revenue. In the first six months of 1999, Sony Music accounted for approximately 62% of our revenue. In 1998, five clients accounted for approximately 48% of our revenue, of which MSNBC Interactive News, L.L.C. accounted for approximately 18% and E-Greetings Network accounted for approximately 11%. We expect that a small number of clients will continue to account for a high percentage of our revenue for at least the foreseeable future. This could cause our revenue and earnings to fluctuate from quarter to quarter based on the timing of contracts. The loss of a major client could harm our business. Other than as specified in our agreement with Sony Music, none of our clients has any obligation to purchase additional services from us. If we lose existing clients and do not replace them with new clients, our business, financial condition and operating results will be harmed.

     DELAYS IN THE INTRODUCTION OF NEW SERVICES MAY HARM OUR BUSINESS.

     We may experience delays in the development and launch of new services. We are currently developing new services which are designed to provide our clients with a wide variety of targeted marketing capabilities, which we expect to release in the fourth quarter of 1999. Several factors may delay the development and launch of this new service, including delays or difficulties in integrating third-party software with our email engine. Because this targeted marketing capability is designed to appeal to on-line retailers who experience their peak season in the fourth quarter of each year, any delay would likely result in a significant reduction in the number of initial clients for our new service. We cannot assure you that we will not experience development delays with respect to this new service or other new services that we may develop in the future. Additionally, actual service offerings and benefits could differ materially from those currently planned for many reasons, some or all of which may be out of our control, which could result in a loss of clients. Any delays or differences could harm our business, financial condition and operating results.

     WE DEPEND ON KEY STRATEGIC RELATIONSHIPS TO GENERATE REVENUE AND OUR BUSINESS COULD SUFFER IF ANY OF THESE RELATIONSHIPS ARE TERMINATED.

     We are highly dependent on our strategic relationships with Sony Music and E.piphany, Inc. Our relationship with Sony Music accounted for approximately 62% of our revenue in the first six months of 1999. Our relationship with E.piphany is critical to our ability to complete our targeted messaging capabilities. Our agreement with Sony Music terminates in December 2001 and certain terms of our agreement with E.piphany related to pricing terminate in March 2001. These agreements, as well as others covering future strategic relationships, may not be renewed at the end of their respective terms or may be terminated early in certain circumstances. If these relationships are terminated early, it would harm our business, financial condition and operating results. We may also be unable to effectively reallocate personnel, equipment and other resources that were allocated to those relationships.

     OUR FAILURE TO MANAGE OUR PLANNED RAPID GROWTH COULD CAUSE OUR BUSINESS TO SUFFER.

     We plan to expand our operations rapidly and to significantly augment our infrastructure. We must effectively manage our operational, customer service and financial systems, procedures and controls to manage this future growth. This expansion is expected to place a significant strain on our managerial, operational and financial resources. Our failure to manage our growth effectively could harm our business, financial condition and operating results.

     INTENSE COMPETITION EXISTS IN THE EMAIL SERVICES MARKET AND WE EXPECT COMPETITION TO CONTINUE TO INTENSIFY.

     Competition in the email services market is intense. We may not be able to compete successfully against our current or future competitors which include the in-house email capabilities of many businesses. An increasing number of companies are entering our market. Many of our competitors have greater brand recognition, longer operating histories, larger customer bases and greater financial, marketing and other resources than we have. These factors may place us at a disadvantage when we respond to our competitors' pricing strategies, technological advances and other initiatives. Additionally, our competitors may develop or provide services that are superior to ours or that achieve greater market acceptance. We expect competition to persist and intensify. Barriers to entry may be insubstantial and we may face substantial and growing competitive pressures from companies both in the United States and abroad. If we do not respond successfully to competitive pressures, our business, financial condition and operating results would be harmed. See "Business -- Competition" for a list of our current and potential competitors.

     IF WE DO NOT SUCCESSFULLY ADDRESS THE RISKS INHERENT IN EXPANDING OUR INTERNATIONAL OPERATIONS, OUR BUSINESS COULD SUFFER.

     We intend to expand into international markets and to spend significant financial and managerial resources to do so. If our revenue from international operations does not exceed the expense of establishing and maintaining these operations, our business, financial condition and operating results will suffer. We have limited experience in international operations and may not be able to compete effectively in international markets. We face certain risks inherent in conducting business internationally, such as:

     - complying with regulatory requirements which could change in unexpected ways;

     - difficulties and costs of staffing and managing international operations;

     - varying technology standards from country to country;

     - uncertainties regarding protection of intellectual property rights in certain countries;

     - difficulties in collecting accounts receivable;

     - political and economic instability;

     - fluctuations in currency exchange rates;

     - imposition of currency exchange controls; and

     - potentially adverse tax consequences.

     Any of these factors could adversely affect our international operations and, consequently, our business and operating results.

     WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT DILUTE OUR STOCKHOLDERS, CAUSE US TO INCUR DEBT OR ASSUME CONTINGENT LIABILITIES.

     We expect to review acquisition or investment prospects that would complement our current services, enhance our technical capabilities or offer growth opportunities. If we pursue these opportunities, we could:

     - issue equity securities which would dilute our stockholders;

     - incur debt; or

     - assume unknown or contingent liabilities.

     These actions by us could harm our operating results and the price of our common stock. Acquisitions could also entail numerous risks, including:

     - difficulties in integrating acquired operations, technologies or services;

     - unanticipated costs associated with the acquisitions that harm our operating results;

     - negative effects on our reported results of operations from acquisition-related charges and of amortization of acquired technology and other intangibles;

     - diversion of management's attention from other business concerns; and

     - risks of entering markets in which we have no or limited prior experience.

     Any of these risks could harm our business, operating results and financial condition.

     WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL TO FUND OUR OPERATIONS WHEN NEEDED.

     We believe that our existing capital resources, including the anticipated proceeds of this offering, will enable us to maintain our current and planned operations at least through the end of 2000. However, if our capital requirements or revenue vary materially from our current plans or if unforeseen circumstances occur, we may require additional financing sooner than we anticipate. This financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us. The financing may also dilute existing stockholders.

     If we cannot obtain adequate funds on acceptable terms, we may be unable to:

     - fund our capital requirements;

     - take advantage of strategic opportunities;

     - respond to competitive pressures; and

     - develop or enhance our services.

     Any of these failures could harm our business, financial condition and operating results.

     WE MAY NOT BE ABLE TO ENTER INTO NEW STRATEGIC RELATIONSHIPS BECAUSE WE MAY COMPETE WITH EXISTING OR FUTURE RELATIONSHIPS.

     Our existing and future strategic relationships may limit our ability to enter into other strategic relationships or sell our services to similar businesses. For example, our agreements with Sony Music prevent us from entering into a relationship that is competitive with the editorial publishing services that we provide to Sony Music. We may also enter into similar non-competition arrangements in connection with future strategic relationships. Any restriction in developing strategic relationships could limit our ability to compete effectively, which could harm our business.

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

     WE MAY NOT BE ABLE TO SUCCESSFULLY OPERATE OUR BUSINESS IF WE LOSE KEY PERSONNEL OR IF OUR NEWLY FORMED MANAGEMENT TEAM DOES NOT WORK EFFECTIVELY TOGETHER.

     We believe that our success will depend on the continued services of our key senior management personnel, especially E. Thomas Detmer, Jr., our President and Chief Executive Officer. None of the persons currently in senior management are bound by an employment agreement. The loss of any member of our senior management team could negatively affect our future operating results.

     The majority of our executive officers, including E. Thomas Detmer, Jr., our President and Chief Executive Officer, Kenneth W. Edwards, Jr., our Chief Financial Officer, and Cynthia L. Brown, our Vice President of Engineering, have joined us within the past several months. Accordingly, our management team has had a limited time to work together. We cannot assure you that they will be able to work together effectively. If our management team is unable to work together effectively, our business could be harmed.

     OUR BUSINESS WILL SUFFER IF WE DO NOT ATTRACT AND RETAIN ADDITIONAL HIGHLY SKILLED PERSONNEL.

     In order for us to succeed, we must identify, attract, retain and motivate highly skilled technical, managerial, sales and marketing personnel. We plan to significantly expand our operations and we will need to hire additional personnel as our business grows. Competition for qualified personnel is intense. In particular, we have experienced difficulties in hiring highly skilled technical personnel and in retaining employees due to significant competition for experienced personnel in our market. Failure to retain and attract necessary personnel could harm our business, financial condition and operating results.

     RISKS ASSOCIATED WITH OUR TECHNOLOGY

     WE NEED TO UPGRADE OUR SYSTEMS AND INFRASTRUCTURE TO ACCOMMODATE INCREASES IN EMAIL TRAFFIC.

     We must continue to expand and adapt our network infrastructure as the number of clients and the volume and complexity of information they wish to transmit increases and as their requirements change. If we do not add sufficient capacity to handle a growing volume and complexity of messages that our systems process, we could suffer slower response times or system failures which could result in a loss of clients. We have made and intend to continue to make substantial investments to increase our capacity by adding new hardware and upgrading our software. We cannot assure you, however, that our services will be able to handle growing message volume and complexity. The expansion of our network infrastructure will also require substantial financial, operational and managerial resources.

     In addition, we may not be able to accurately project the rate or timing of email traffic increases or upgrade our systems and infrastructure to accommodate future traffic levels. As we upgrade our network infrastructure to increase capacity available to our clients, we may encounter equipment or software incompatibility which may cause delays in implementation. We may not be able to expand or adapt our network infrastructure to meet additional demand or our clients' changing requirements in a timely manner or at all. If we fail to do so, our business, financial condition and operating results could suffer.

     OUR SYSTEMS ARE NOT CURRENTLY PREPARED TO ADDRESS "YEAR 2000" ISSUES; IF WE DO NOT ADEQUATELY ADDRESS "YEAR 2000" ISSUES, WE MAY INCUR SIGNIFICANT COSTS AND OUR BUSINESS COULD SUFFER.

     Our systems are not currently Year 2000 compliant. Although our hardware systems are certified Year 2000 compliant, we need to upgrade some of our operating systems to Year 2000 compliant versions. Additionally, we must complete upgrades and Year 2000 certification testing of our proprietary and third party software. We also need to develop contingency plans for each of our third-party data sources.

     Failure of our internal computer systems, third-party hardware or software, systems maintained by third parties, or electronic data that we receive to operate properly with regard to Year 2000 and thereafter could cause systems interruptions or loss of data or could require us to incur significant unanticipated expenses to remedy any problems. Presently, we are unable to reasonably estimate the duration and extent of any interruption caused by Year 2000 issues, or to quantify the effect it may have on our future

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

revenue. We have not yet developed a comprehensive contingency plan to address these issues. We are prepared to develop a contingency plan if our ongoing assessment indicates areas of significant exposure.

     If our present efforts to address the Year 2000 compliance issues are not successful, or if third party vendors, licensors and providers of hardware, software and services with which we conduct business do not successfully address these issues, our business, operating results and financial condition would be harmed. Please refer to our discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

     WE MAY NOT COMPETE SUCCESSFULLY AND THE VALUE OF YOUR INVESTMENT MAY DECLINE IF WE FAIL TO KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGY AND MARKET CONDITIONS.

     Our industry is characterized by rapid technological change, frequent new service introductions, changing client demands and the emergence of new industry standards and practices that could render our existing services, proprietary technology and systems obsolete. We must continually improve the performance, features and reliability of our services, particularly in response to competitive offerings. Our success depends, in part, on our ability to enhance our existing services and to develop new services, functionality and technology that address the increasingly sophisticated and varied needs of our prospective clients. The development of proprietary technology and necessary service enhancements entail significant technical and business risks and require substantial expenditures and lead-time. We may not be able to keep pace with the latest technological developments or adapt our services to client requirements or emerging industry standards. If we do not successfully respond to new developments or do not respond in a cost-effective manner, our business, financial condition and operating results will be harmed.

     IF WE ENCOUNTER SYSTEM FAILURE, WE MAY NOT BE ABLE TO PROVIDE ADEQUATE SERVICE AND OUR BUSINESS AND REPUTATION COULD BE DAMAGED.

     Our ability to successfully receive and send email messages and provide acceptable levels of customer service largely depends on the efficient and uninterrupted operation of our computer and communications hardware and network systems. All of our communications systems are located in Denver, Colorado. As a result, if there were to be a natural disaster affecting the Denver area, our communications systems could be disrupted and our business would be harmed. We may not be able to relocate quickly under those circumstances.

     Our clients have experienced some interruptions in our email service in the past due to network outages and internal system failures. Similar interruptions may occur from time to time in the future. Our revenues depend on the number of end users who use our email services. Our business will suffer if we experience frequent or long system interruptions that result in the unavailability or reduced performance of our systems or networks or reduce our abilities to provide email services. Our systems and operations are also vulnerable to damage or interruption from fire, flood, earthquake, power loss, telecommunications failure, physical break-ins and similar events. If any of these events occur, we could fail to meet our minimum performance standards and incur monetary penalties under our contracts.

     We have entered into service agreements with some of our clients that require certain minimum performance standards. If we fail to meet these standards, our clients could terminate their relationships with us and we could be subject to contractual monetary penalties. Any unplanned interruption of services may adversely affect our ability to attract and retain clients and could harm our business and operating results and damage our reputation.

     IF WE DO NOT SUCCESSFULLY RELOCATE OUR DATA CENTER TO A FACILITY WITH APPROPRIATE BACK-UP POWER AND COOLING CAPABILITIES, WE MAY EXPERIENCE AN OUTAGE AND OUR CURRENT SYSTEMS MAY TEMPORARILY CEASE OPERATING.

     Due to insufficient access to back-up power and cooling capabilities in our current data center, we may experience a system interruption. We plan to relocate our offices and data center in late 1999 to a facility with more extensive back-up power and cooling capabilities. We have identified a site for the
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

relocation but have not yet executed a lease. If we are unable to promptly enter into an acceptable lease for the site we have identified, and if we are unable to rapidly identify an alternative site, we will continue to be subject to the risk of a power outage that interrupts our operations. Any failure of our systems would materially harm our business. Moreover, our relocation to a new site requires that we rebuild and enhance our system. Although we plan to continue operating in our current site until our new site is fully operational, any defects or delays in building our system at the new site could harm our business.

     SERVICE INTERRUPTIONS FROM OUR THIRD PARTY INTERNET AND TELECOMMUNICATIONS PROVIDERS COULD HARM OUR BUSINESS.

     We depend heavily on our third party providers of Internet and related telecommunications services. In the past, we have experienced disruptions and delays in our email service due to service disruption from those providers. We cannot assure you that these companies will continue to provide services to us without disruptions, at the current cost, or at all. Although we believe that we could obtain these services from other sources if necessary, the costs associated with a transition to a new service provider would be substantial. We would have to reroute our computer systems and telecommunications infrastructure to accommodate a new service provider. This process would be both expensive and time consuming. Any interruption by our service providers would also likely disrupt the operation of the messaging platform, causing a loss of revenue and a potential loss of clients. These losses could harm our business, financial condition and results of operations.

     UNKNOWN SOFTWARE DEFECTS COULD DISRUPT OUR SERVICES, WHICH COULD HARM OUR BUSINESS AND REPUTATION.

     Our service offerings depend on complex software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. Although we test our software, we may not discover software defects that affect current or planned services or enhancements until after they are deployed. These defects could cause service interruptions, which could damage our reputation, increase our service costs, cause us to lose revenue, delay market acceptance and divert our development resources, any of which could cause our business to suffer.

     IF OUR SECURITY SYSTEM IS BREACHED, OUR BUSINESS AND REPUTATION COULD
SUFFER.

     We must securely receive and transmit confidential information over public networks and maintain that information on internal systems. Our failure to prevent security breaches could damage our reputation, expose us to risk of loss or liability or otherwise harm our business, operating results and financial condition. Although we have implemented network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach. Our failure to prevent security breaches may harm our business and operating results.

     OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY MAY ADVERSELY AFFECT OUR COMPETITIVE POSITION.

     Trademarks, service marks, trade secrets, copyrights, patents and other proprietary rights are important to our success and competitive position. Our efforts to protect our proprietary rights may be inadequate and may not prevent others from claiming violations by us of their proprietary rights. Existing trade secret, copyright and trademark laws offer only limited protection. Further, effective trademark, copyright and trade secret protection may not be available in every country in which our services are made available and policing unauthorized use of our proprietary information is difficult.

     In addition, the status of United States patent protection in the software industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. We have obtained one patent and we have two patents pending in the United States. We may seek additional patents in the future. We do not know if our pending patent applications or any future patent applications will be issued with the scope of the claims we seek, if at all, or whether the patent we own or any patents we receive will be challenged or invalidated. Furthermore, we may not be successful in obtaining registration of several pending trademark applications in the United States and in other countries.

     The unauthorized misappropriation of our proprietary rights could harm our business, financial condition and operating results. If we resort to legal proceedings to enforce our proprietary rights, the proceedings could be burdensome and expensive and the outcome could be uncertain.

     WE ARE SUBJECT TO CLAIMS ALLEGING INTELLECTUAL PROPERTY INFRINGEMENT.

     We are subject to claims alleging that we have infringed third party proprietary rights and might be subject to additional claims. If we were to discover that we have infringed third party rights, we may not be able to obtain permission to use those rights on commercially reasonable terms. If we resort to legal proceedings to enforce our proprietary rights or defend against alleged infringements, the proceedings could be burdensome and expensive and could involve a high degree of risk. Any of these events could harm our business, financial condition and operating results.

     We are currently involved in litigation with MessageMedia, Inc., one of our competitors. We filed an infringement claim against eMail Publishing, Inc., which was acquired by MessageMedia in December 1998. In response, MessageMedia has asserted that we are infringing one of its patents. If we are unable to settle these proceedings in a satisfactory manner, the legal proceedings may be time-consuming and expensive and the outcome may be adverse to us. If we were found to be infringing a patent held by MessageMedia, our business may be harmed.

     WE MAY NEED TO LICENSE THIRD PARTY TECHNOLOGIES AND WE FACE RISKS IN DOING SO.

     We intend to continue to license technology from third parties. We are highly dependent on the technology we license from SendMail, which enables us to send email through the Internet, and E.piphany, Inc., which will allow us to offer a variety of targeted marketing capabilities. The market is evolving and we may need to license additional technologies to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. Our inability to obtain any of these licenses could delay the development of our services until equivalent technology can be identified, licensed and integrated. Any delays could cause our business and operating results to suffer. In addition, we may not be able to integrate any licensed technology into our services. These third party licenses may expose us to increased risks, including risks related to the integration of new technology, the diversion of resources from the development of our own proprietary technology and our inability to generate revenue from new technology sufficient to offset associated acquisition and maintenance costs.

     RISKS ASSOCIATED WITH THE INTERNET

     OUR BUSINESS WILL SUFFER AND THE VALUE OF YOUR INVESTMENT WILL DECLINE IF THE INTERNET DOES NOT ACHIEVE CONTINUING, WIDESPREAD ACCEPTANCE AS A MARKETING AND COMMUNICATIONS MEDIUM.

     Our future success will depend substantially upon the widespread adoption of the Internet as an attractive platform for marketing and communications applications and the use of outsourcing to solve businesses' email marketing and communications needs. Most businesses and consumers have only limited experience with the Internet as a marketing and communications medium. Our business, financial condition and operating results will be harmed if the Internet does not achieve continuing, widespread acceptance as a marketing and communications medium.

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

     WE WILL NOT BE ABLE TO GROW OUR BUSINESS UNLESS CONSUMERS AND BUSINESSES INCREASE THEIR USE OF THE INTERNET AND THE INTERNET IS ABLE TO SUPPORT THE DEMANDS OF THIS GROWTH.

     Our success depends on increasing use of the Internet by consumers and businesses. Consumers and businesses might not increase their use of the Internet for a number of reasons, such as:

     - high Internet access costs;

     - perceived security risks;

     - legal and regulatory issues;

     - inconsistent service quality; and

     - unavailability of cost-effective, high-speed service.

     Even if consumers and businesses increase their use of the Internet, the Internet infrastructure may not be able to support demands of this growth. The Internet infrastructure must be continually improved and expanded in order to alleviate overloading and congestion. Failure to do so will degrade the Internet's performance and reliability. Internet users may experience service interruptions as a result of outages and other delays occurring throughout the Internet. Frequent outages or delays may cause consumers and businesses to slow or stop their use of the Internet as a communications medium. If use of the Internet as a medium for consumer and business communications does not continue to increase, our business, financial condition and operating results may be harmed.

     WE MAY HAVE LIABILITY FOR INTERNET CONTENT AND WE MAY NOT HAVE ADEQUATE LIABILITY INSURANCE.

     As a provider of email services, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted via email. We do not and cannot screen all of the content generated by our users, and we could be exposed to liability with respect to this content. Furthermore, some foreign governments have enforced laws and regulations related to content distributed over the Internet that are stricter than those currently in place in the United States.

     Although we carry general liability and umbrella liability insurance, our insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. There is a risk that a single claim or multiple claims, if successfully asserted against us, could exceed the total of our coverage limits or may not qualify for coverage under our insurance policies as a result of coverage exclusions that are contained within these policies. In this case, we may need to use capital contributed by our stockholders to settle claims. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could harm our reputation and our business and operating results or could result in the imposition of criminal penalties.

     WE MAY LOSE CLIENTS AND OUR REPUTATION MAY SUFFER BECAUSE OF "SPAM."

     If we fail in our attempts to prevent the distribution of unsolicited bulk email, or "spam," our business and reputation may be harmed. Spam-blocking efforts by others may also result in the blocking of our clients' legitimate messages. Additionally, spam may contain false email addresses or be generated by the use of false email addresses. Our reputation may be harmed if email addresses with our domain names are used in this manner. Any of these events may cause clients to become dissatisfied with our service and terminate their use of our services, which could harm our business, financial condition and operating results.

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

     INCREASED GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES MAY IMPAIR THE GROWTH OF THE INTERNET AND DECREASE DEMAND FOR OUR SERVICES OR INCREASE OUR COST OF DOING BUSINESS.

     Government regulation may impose additional burdens on our business. Although there are currently few laws and regulations directly applicable to the Internet and commercial email services, a number of laws have been proposed involving the Internet, including laws addressing:

     - user privacy;

     - pricing;

     - content;

     - copyrights;

     - characteristics and quality of services; and

     - consumer protection.

     In particular, a number of states have already passed statutes prohibiting unsolicited commercial email. A number of statutes have been introduced in Congress and state legislatures to impose penalties for sending unsolicited emails which, if passed, could impose additional restrictions on our business. In addition, a California court recently held that unsolicited email distribution is actionable as an illegal trespass for which the sender could be subject for monetary damages.

     Further, the growth and development of the market for online email may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may impair the growth of the Internet which could decrease the demand for our services and increase our cost of doing business. Moreover, if we were alleged to have violated federal, state or foreign, civil or criminal law, even if we could successfully defend these claims, it could harm our business and reputation.

     CHANGES IN TELECOMMUNICATIONS REGULATIONS COULD CAUSE REDUCED DEMAND FOR OUR SERVICES.

     Several telecommunications carriers are advocating that the Federal Communications Commission regulate the Internet in the same manner as other telecommunications services by imposing access fees on Internet service providers. These regulations could substantially increase the costs of communicating on the Internet. This, in turn, could slow the growth in Internet use and thereby decrease the demand for our services or otherwise harm our business, financial condition and operating results.

     RISKS ASSOCIATED WITH THIS OFFERING

     CONTROL BY EXISTING STOCKHOLDERS MAY LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER MATTERS REQUIRING STOCKHOLDER APPROVAL.

     Following the offering, our executive officers, directors and our stockholders who currently own over five percent of our common stock will, in
the aggregate, beneficially own approximately   % of our outstanding common
stock. These stockholders, if they vote together, will be able to significantly influence matters that we require our stockholders to approve, including electing directors and approving significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of us, which could result in a lower stock price.

     FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD CAUSE OUR STOCK PRICE TO FALL AND DECREASE THE VALUE OF YOUR INVESTMENT.

     The market price of our common stock could fall if our stockholders sell substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market following this offering. These sales might also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. Restrictions under the securities laws and lock-up agreements limit the number of shares of common stock that may be sold in the public market.

However, Thomas Weisel Partners LLC may, in its sole discretion, release all or some portion of the securities subject to lock-up agreements. Some stock and warrant holders are entitled to certain registration rights. The exercise of these rights could adversely affect the market price of our common stock.

     CERTAIN PROVISIONS IN OUR CORPORATE DOCUMENTS MAY DISCOURAGE OUR ACQUISITION BY OTHERS AND THUS DEPRESS OUR STOCK PRICE.

     Our corporate documents and Delaware law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. These and other provisions might discourage, delay or prevent a change in control of us or a change in our management. These provisions could also limit the price that investors might be willing to pay in the future for shares of common stock.

                    FORWARD-LOOKING STATEMENTS; MARKET DATA

     This prospectus may contain forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described in the "Risk Factors" section and elsewhere in this prospectus. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

     This prospectus contains market data related to us and our industry. This data has been included in the studies published by the Internet market research firms, Jupiter Communications and Forrester Research. These market research firms assume that certain events, trends and activities will occur and they project information on those assumptions. Some of these assumptions are that:

     - no catastrophic failure of the Internet will occur;

     - the number of people online and the total number of hours spent online will increase significantly over the next few years; and

     - Internet security and privacy concerns will be adequately addressed.

If the market research firms are wrong about any of their assumptions, then their projections may also be wrong. For example, the Internet-related markets may not grow over the next few years at the rates Jupiter Communications and Forrester Research project, or at all. If these markets do now grow at these projected rates, it may harm our business, financial condition and operating results.

                   CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

     This offering is for           shares; however, the underwriters have a
30-day option to purchase up to           additional shares from us to cover
over-allotments. Some of the disclosures in this prospectus would be different if the underwriters exercise the option. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters will not exercise the option.

     Unless we tell you otherwise:

     - all information in this prospectus relating to our capitalization presented on a pro forma basis gives effect to the receipt of net proceeds of $8.8 million from our sale of 1,357,284 shares of Series E preferred stock at a price of $6.50 per share and warrants to purchase 203,586 shares of Series E preferred stock at an exercise price of $8.00 per share in July and August 1999; and

     - all information in this prospectus relating to our capitalization presented on a pro forma as adjusted basis gives effect to:

        - the automatic conversion of all outstanding series of preferred stock into common stock upon completion of this offering;

        - our receipt of the estimated net proceeds from the sale of the shares of common stock we are selling in this offering at
          an assumed initial public offering price of $          per share,
          after deducting estimated underwriting discounts and commissions and offering expenses; and

        - an increase in our authorized common stock to 35,000,000 shares and an increase in our undesignated preferred stock to 3,500,000 shares effective immediately prior to the closing of this offering.

     Our trademarks include "Exactis" and "Email Marketing Solutions." We have applied for federal registration of our "Exactis" trademark. Each other trademark, trade name or service mark appearing in this prospectus belongs to its holder.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of             shares
offered by us will be approximately $          million, assuming an initial
public offering price of $       per share, after deducting estimated
underwriting discounts and commissions and offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that we
will receive approximately $     million in net proceeds from this offering.

     The principal reasons for this offering are to raise funds for working capital and other general corporate purposes. We have not identified specific uses for the net proceeds from this offering. The amounts we actually expend in these areas may vary significantly and will depend on a number of factors, including our future revenues. Accordingly, management will retain broad discretion in the allocation of the net proceeds of this offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, services or products. We have no current plans, agreements or commitments with respect to any acquisition or investment, and we are not currently engaged in any negotiations with respect to any such transaction.

     Pending these uses, the estimated net proceeds of this offering will be invested in short term, interest bearing, investment grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on our financial condition, operating results, capital requirements and such other factors as the board of directors deems relevant.

                                    DILUTION

     Our pro forma net tangible book value as of June 30, 1999, which includes the sale of 1,357,284 shares of Series E preferred stock at a price of $6.50 per share and warrants to purchase 203,586 shares of Series E preferred stock at an exercise price of $8.00 per share in July and August 1999, was $9.5 million, or approximately $1.15 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, including the sale of 1,357,284 shares of Series E preferred stock and conversion of all outstanding series of preferred stock into common stock. Without taking into account any other changes in the net tangible book value after June 30, 1999, other than to give effect to our receipt of the net proceeds from the sale of
the      shares of common stock in this offering at an assumed initial public
offering price of $     per share, our pro forma as adjusted net tangible book
value as of June 30, 1999 would have been approximately $          , or $
per share of common stock. This represents an immediate increase in net tangible
book value of $     per share to existing stockholders and an immediate dilution
of $     per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............             $
  Pro forma net tangible book value per share before this
     offering...............................................  $   1.15
  Increase per share attributable to new investors..........
                                                              --------
Pro forma as adjusted net tangible book value per share
  after this offering.......................................
                                                                         --------
Pro forma as adjusted dilution per share to new investors...             $
                                                                         ========

     The following table summarizes, on a pro forma as adjusted basis as of June 30, 1999, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering. The information presented is based upon an assumed initial public
offering price of $     per share, before deducting estimated underwriting
discounts and commissions and offering expenses.

                                           SHARES PURCHASED      TOTAL CONSIDERATION
                                          -------------------   ---------------------   AVERAGE PRICE
                                           NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                          ---------   -------   -----------   -------   -------------
Existing stockholders...................  8,306,204         %   $27,257,138         %       $3.28
New investors...........................
                                          ---------    -----    -----------    -----
          Total.........................               100.0%   $              100.0%
                                          =========    =====    ===========    =====

     The foregoing table assumes no exercise of the underwriters' over-allotment option or of any outstanding stock options or warrants after June 30, 1999. As of June 30, 1999, there were outstanding options to purchase 1,424,423 shares of common stock at a weighted average exercise price of $2.57 per share and warrants to purchase 1,357,583 shares at a weighted average exercise price of $5.48 per share. There will be further dilution to the extent any of our options or warrants are exercised. Please see "Management -- Stock Plans" for a discussion of our employee benefit plans and "Description of Securities" for a discussion of our outstanding warrants.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and capitalization as of June 30, 1999. This table should be read together with the "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition" and the financial statements and notes to those statements appearing elsewhere in this prospectus. This information is presented:

     - on an actual basis;

     - on a pro forma basis to give effect to the receipt of net proceeds of $8.8 million from our sale of 1,357,284 shares of Series E preferred stock at a price of $6.50 per share and warrants to purchase 203,586 shares of Series E preferred stock at an exercise price of $8.00 per share in July and August 1999; and

     - on a pro forma as adjusted basis to give effect to:

      - the automatic conversion of all outstanding series of preferred stock into common stock upon completion of this offering;

      - our receipt of the estimated net proceeds from the sale of the shares of common stock we are selling in this offering at an assumed
        initial public offering price of $     per share, after deducting
        estimated underwriting discounts and commissions and offering expenses; and

      - an increase in our authorized common stock to 35,000,000 shares and an increase in our undesignated preferred stock to 3,500,000 shares effective immediately prior to the closing of this offering.

                                                                        JUNE 30, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                    (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $    557   $  9,381      $
                                                              ========   ========      =======
Long-term debt and capital lease obligations, net of current
  portions and discount.....................................       300        300
                                                              --------   --------      -------
Redeemable preferred stock:
  Preferred Stock (Series B, C and D), par value $.01 per
    share; 7,420,000 shares authorized actual and pro forma;
    none authorized pro forma as adjusted; 5,059,867 shares
    outstanding actual and pro forma; none outstanding pro
    forma as adjusted.......................................    18,077     18,077
  Series E Preferred Stock, par value $.01 per share; none
    authorized actual and pro forma as adjusted; 2,500,000
    shares authorized pro forma; none outstanding actual and
    pro forma as adjusted; 1,357,284 outstanding pro
    forma...................................................        --      8,012
  Warrants for the purchase of shares of redeemable
    preferred stock; 1,357,583 outstanding and contingently
    issuable actual; 1,561,169 outstanding and contingently
    issuable pro forma......................................       648      1,460
                                                              --------   --------      -------
                                                                18,725     27,549
                                                              --------   --------      -------
Stockholders' equity (deficit):
  Undesignated preferred stock, par value $.01 per share;
    none authorized actual; 200,000 shares authorized pro
    forma; 3,500,000 shares authorized pro forma as
    adjusted................................................        --         --
  Series A preferred stock, par value $.01 per share;
    880,000 shares authorized and outstanding actual and pro
    forma; none authorized and outstanding pro forma as
    adjusted................................................     1,094      1,094
  Common stock, par value $.01 per share; 13,500,000 shares
    authorized actual; 15,000,000 shares authorized pro
    forma; 35,000,000 shares authorized pro forma as
    adjusted; 1,009,053 shares outstanding actual and pro
    forma;          shares outstanding pro forma as
    adjusted................................................        10         10
  Additional paid-in capital................................       751        751
  Accumulated deficit.......................................   (19,646)   (19,646)
                                                              --------   --------      -------
         Total stockholders' equity (deficit)...............   (17,791)   (17,791)
                                                              --------   --------      -------
         Total capitalization...............................  $  1,234   $ 10,058      $
                                                              ========   ========      =======

     The number of shares of common stock is based on the number of shares outstanding as of June 30, 1999 and does not include the following:

     - 1,424,423 shares that could be issued upon the exercise of options outstanding as of June 30, 1999 at a weighted average exercise price of $2.57 per share;

     - 1,357,583 shares that could be issued upon the exercise of warrants outstanding and contingently issuable as of June 30, 1999 at a weighted average exercise price of $5.48 per share;

     - 203,586 shares that could be issued upon the exercise of warrants issued after June 30, 1999 at a weighted average exercise price of $8.00 per share;

     - 1,400,000 shares that could be issued under our 1999 equity incentive plan; and

     - 500,000 shares that could be issued to our employees who elect to buy stock in the future under our employee stock purchase plan.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the financial statements and the notes to such statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from inception to December 31, 1996 and for the years ended December 31, 1997 and 1998, and the balance sheet data at December 31, 1997 and 1998 are derived from our financial statements which have been audited by KPMG LLP, independent auditors, and are included elsewhere in this prospectus. The statement of operations data for the six months ended June 30, 1998 and 1999 and the balance sheet data at June 30, 1999 have been derived from the unaudited financial statements included elsewhere in this prospectus that have been prepared on the same basis as the audited financial statements and, in our opinion, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. Historical results are not necessarily indicative of the results to be expected in the future and results for interim periods are not necessarily indicative of results for the entire year.

     In 1998, we sold our publishing line of business to Sony Music and simultaneously entered into a service agreement with Sony Music. The historical activity of the publishing business sold to Sony Music has been separately stated as discontinued operations in the financial statements and other financial information contained in this prospectus. The revenue from Sony Music constituted $2.2 million of our total revenue for the six months ended June 30, 1999 and is not reflected in our results of continuing operations in any prior historical period. As a result, we believe period-to-period comparisons of our revenue and operating results are not meaningful. Earnings from discontinued operations per share for the year ended December 31, 1998 include a gain on the sale of discontinued operations of $3.3 million. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes appearing elsewhere in this prospectus for a description of the accounting treatment of the discontinued operations.

     We have not paid any dividends on our common stock since inception.

     Net loss attributable to common stockholders includes the effect of the accretion on the redeemable convertible preferred stock which increases net loss attributable to common stockholders for the related periods. This accretion will not be recognized after the conversion of all outstanding series of preferred stock into common stock upon completion of this offering.

     Pro forma basic and diluted net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of all outstanding series of preferred stock into common stock upon completion of this offering as if the conversion occurred on January 1, 1998, or at the date the preferred stock was actually issued, if later. Pro forma basic and diluted net loss per share does not give effect to the issuance of Series E preferred stock issued in July and August 1999.

                                         PERIOD FROM
                                         JANUARY 30,
                                             1996
                                        (INCEPTION) TO   YEARS ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                         DECEMBER 31,    -------------------------   -------------------------
                                             1996           1997          1998          1998          1999
                                        --------------   -----------   -----------   -----------   -----------
                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue...............................    $       --     $      359    $      821    $      154    $    3,574
Cost of revenue.......................            --            132           256            93           398
                                          ----------     ----------    ----------    ----------    ----------
  Gross profit........................            --            227           565            61         3,176
                                          ----------     ----------    ----------    ----------    ----------
Operating expenses:
  Marketing and sales.................            --          1,034         1,621           595         1,275
  Research, development and
    engineering.......................            --            701         1,807           733         3,134
  General and administrative..........            --          1,821         1,846           823         1,928
  Depreciation and amortization.......            --            581           730           337           690
                                          ----------     ----------    ----------    ----------    ----------
         Total operating expenses.....            --          4,137         6,004         2,488         7,027
                                          ----------     ----------    ----------    ----------    ----------
              Loss from operations....            --         (3,910)       (5,439)       (2,427)       (3,851)
Interest expense, net.................            --            (73)         (101)          (30)          (18)
                                          ----------     ----------    ----------    ----------    ----------
  Loss from continuing operations.....            --         (3,983)       (5,540)       (2,457)       (3,869)
                                          ----------     ----------    ----------    ----------    ----------
Discontinued operations:
  Loss from discontinued operations...        (3,392)        (3,716)       (2,282)         (926)           --
  Gain on sale of discontinued
    operations........................            --             --         3,348            --            --
                                          ----------     ----------    ----------    ----------    ----------
         Gain on sale and loss from
           discontinued operations....        (3,392)        (3,716)        1,066          (926)           --
                                          ----------     ----------    ----------    ----------    ----------
              Net loss................        (3,392)        (7,699)       (4,474)       (3,383)       (3,869)
Accretion of preferred stock to
  liquidation value...................            (3)           (53)         (103)          (50)          (52)
                                          ----------     ----------    ----------    ----------    ----------
    Net loss attributable to common
       stockholders...................    $   (3,395)    $   (7,752)   $   (4,577)   $   (3,433)   $   (3,921)
                                          ==========     ==========    ==========    ==========    ==========
Basic and diluted net loss per share:
  Loss from continuing operations.....    $       --     $    (4.04)   $    (5.62)   $    (2.50)   $    (3.89)
  Earnings (loss) from discontinued
    operations........................         (3.40)         (3.71)         1.06         (0.92)           --
                                          ----------     ----------    ----------    ----------    ----------
         Net loss.....................    $    (3.40)    $    (7.75)   $    (4.56)   $    (3.42)   $    (3.89)
                                          ==========     ==========    ==========    ==========    ==========
Shares used in computing net loss per
  share -- basic and diluted..........     1,000,000      1,000,255     1,004,461     1,002,468     1,009,053
Pro forma basic and diluted net loss
  per share (unaudited):
  Loss from continuing operations.....                                 $    (0.84)                 $    (0.56)
  Earnings from discontinued
    operations........................                                       0.16                          --
                                                                       ----------                  ----------
         Net loss.....................                                 $    (0.68)                 $    (0.56)
                                                                       ==========                  ==========
  Shares used in computing net loss
    per share -- basic and diluted....                                  6,748,964                   6,948,920

     The following table is a summary of our balance sheet data. The pro forma column gives effect to the receipt of net proceeds of $8.8 million from our sale of 1,357,284 shares of Series E preferred stock at a price of $6.50 per share and warrants to purchase 203,586 shares of Series E preferred stock at an exercise price of $8.00 per share in July and August 1999.

                                                         DECEMBER 31,              JUNE 30, 1999
                                                 ----------------------------   --------------------
                                                  1996      1997       1998      ACTUAL    PRO FORMA
                                                 ------   --------   --------   --------   ---------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents....................  $3,798   $  3,747   $  6,383   $    557   $  9,381
  Working capital (deficit)....................   3,420      3,863      4,352       (453)     8,371
  Total assets.................................   5,791      7,065     10,806      6,793     15,617
  Long-term debt and capital lease obligations,
    net of current portions and discount.......      30        824        610        300        300
  Redeemable convertible preferred stock and
    warrants...................................   7,540     15,349     18,673     18,725     27,549
  Total stockholders' deficit..................  (2,288)   (10,039)   (14,577)   (17,791)   (17,791)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with "Selected Financial Data" and the financial statements and notes attached to those statements included elsewhere in this prospectus. This discussion contains certain forward-looking statements that involve risks and uncertainties. Please see "Risk Factors" and "Forward-Looking Statements; Market Data" elsewhere in this prospectus.

OVERVIEW

     We are a leading provider of permission-based outsourced email marketing and communications solutions primarily to companies in the media, ecommerce and financial services industries. We were founded in January 1996 under the name Mercury Mail, Inc. In August 1997, we changed our name to InfoBeat Inc. and in January 1999 we changed our name to Exactis.com, Inc. Our initial business was the publication of a suite of advertising supported newsletters delivered daily to subscribers via email, which we refer to as the "InfoBeat publishing business." In 1997, we began using the email technologies we developed for the InfoBeat publishing business to deliver email newsletters for another company. In early 1998, we launched our outsourced email marketing and communications services, which we refer to as our "email services business."

     In December 1998, we sold the InfoBeat publishing business to Sony Music and simultaneously entered into a service agreement to manage the production and delivery of the InfoBeat products for Sony Music. Sony Music agreed to pay us an aggregate of at least $14.8 million, of which $6.5 million was payable under a purchase agreement and a minimum of $8.3 million was payable under a service agreement. Under the purchase agreement, Sony Music paid us $5.0 million in 1998 and $1.5 million in July 1999. Under the service agreement, Sony Music agreed to make minimum payments totaling $8.3 million over three years, of which $2.5 million, $2.8 million and $3.0 million has been paid, or will be paid, for services rendered or to be rendered in 1999, 2000 and 2001, respectively. Generally, a significant portion of the cash payable to us under the service agreement is received prior to the time services are rendered, resulting in deferred revenue. This revenue is recognized in the period in which services are performed. For financial reporting purposes, we have treated the results of our InfoBeat publishing business as discontinued operations for periods prior to January 1, 1999.

     Based on management's projections of pricing and costs for delivery of similar services, we estimated the fair value of the services to be provided to Sony Music under the service agreement to be $11.5 million. The excess of the aggregate of $14.8 million payable by Sony Music over the estimated $11.5 million fair value of the services to be provided was recorded as a $3.3 million gain on the sale of discontinued operations in 1998. The difference between the estimated $11.5 million fair value of the services to be provided and the $8.3 million payable by Sony Music under the service agreement, or $3.2 million, has been recorded as deferred revenue that will be amortized over the term of the service agreement. The revenue from the service agreement with Sony Music constituted $2.2 million, or 62%, of our total revenue for the six months ended June 30, 1999. Approximately $800,000 of the $2.2 million consists of amortization of the $3.2 million of deferred revenue. For more information about the InfoBeat publishing business, please refer to note 2 in the financial statements.

     Since January 1999, we have focused exclusively on providing outsourced email marketing and communications solutions to a wide range of clients primarily in the media, ecommerce and financial services industries. We generate revenue based on a fee per email message sent and charges for related services, such as list setup and custom engineering development work. The actual per message fees are related to each client's monthly email message volume and decline as a client's volume increases. The majority of our clients execute a 12-month contract with guaranteed monthly minimum charges based upon their expected volume of messages. Revenue is recognized in the period in which services are provided. We record deferred revenue for payments received in advance of services provided.

     Cost of revenue consists primarily of sales commissions and network connectivity charges to our Internet service providers. Internet service providers charge us for network connectivity based on monthly minimum charges up to a certain level of usage and incrementally for usage above that level. Sales commissions are paid monthly based on a percentage of revenue recognized during the month.

     Our average cost to deliver an email message is significantly influenced by the volume of email messages processed by our systems. As we continue to add new clients, and as our existing clients increase both the size of their email lists as well as their overall usage of our services, we expect our average cost to deliver an email message to decline over the long term. In addition, a portion of our research, development and engineering efforts are devoted to improving the performance and efficiency of our systems.

     In May 1999, we granted options to an executive to purchase 658,000 shares of common stock at an exercise price of $1.50 per share. This grant resulted in a total non-cash compensation expense of $1.9 million that we are recognizing in general and administrative expense over the three-year vesting period of the options. For the six months ended June 30, 1999, we recognized non-cash compensation expense of $707,000 with respect to these options.

     In December 1998, we issued to Sony Music a warrant to purchase 600,000 shares of Series D preferred stock at a purchase price of $6.00 per share. The warrant expires on December 30, 2003. The vesting of this warrant is contingent upon the achievement by Sony Music of certain performance milestones. See "Description of Securities -- Warrants." We will recognize the fair value of the vested portion of the warrant, as calculated using the Black-Scholes option pricing model, as marketing and sales expense at the time, if ever, each performance milestone is achieved. The fair value and volatility of our common stock are critical components of the Black-Scholes option pricing model and we cannot predict what those components might be on the date each performance milestone is achieved. If Sony Music achieves any of the performance milestones, we will incur non-cash charges, which may be substantial. As of June 30, 1999, none of the performance milestones had been achieved.

     In July 1997, we issued to American Express a warrant to purchase 425,000 shares of Series C preferred stock at a purchase price of $6.00 per share. The warrant expires in July 2000. The vesting of this warrant is contingent upon the achievement by American Express of certain performance milestones. In accordance with accounting standards in effect at the time of the issuance of this warrant, the estimated fair value of the warrant, using the Black-Scholes option pricing model, was calculated at the time awarded and is being amortized over the life of the warrant. We estimate the number of warrant shares that will ultimately vest under the warrant at the end of each reporting period and, based upon these estimates, may recognize additional non-cash charges both currently and over the remaining life of the warrant. We recognized non-cash charges of $46,000 in 1997, $118,000 in 1998 and $24,000 for the six months ended June 30, 1999 related to the American Express warrant and, based on estimates as of June 30, 1999 as to the ultimate vesting of the warrant, we plan to recognize an additional $6,000 of non-cash charges over the next 12 months. Should American Express achieve one or both remaining milestones, then we expect to record additional non-cash charges of up to approximately $250,000 in the period in which one or both of these milestones is achieved.

     We incurred losses from continuing operations of $4.0 million in 1997, $5.5 million in 1998 and $3.9 million for the six months ended June 30, 1999. All activity related to the period from inception through December 1996 has been reported as discontinued operations in the financial statements. Net losses including discontinued operations were $3.4 million in 1996, $7.7 million in 1997 and $4.5 million in 1998. We expect to increase spending on marketing and sales as we expand our sales force and increase promotional and advertising expenditures. We also expect substantially higher general and administrative and research, development and engineering expenses as we expand our infrastructure to support expected growth and as we broaden our suite of email services. As a result of these increases, we expect to continue to incur significant net losses on a quarterly basis through at least 2000.

     In view of the rapidly evolving nature of our business, our limited operating history and our recent focus on providing outsourced email marketing and communications solutions, we believe that period-to-period comparisons of our revenue and operating results, including our operating expenses as a percentage of total revenue, are not meaningful and should not be relied upon as an indication of future performance. In addition, we do not believe that our historical growth rates are indicative of future results.

RESULTS OF CONTINUING OPERATIONS

     The expenses and number of employees discussed below are shown net of direct and indirect costs allocated to the InfoBeat publishing business, which has been accounted for as discontinued operations. In addition, all activity for the period from inception through December 31, 1996 was related to the discontinued operations. As a result, comparison of the period ended December 31, 1996 to the year ended December 31, 1997 has been omitted. For more information about the InfoBeat publishing business, please refer to note 2 in the financial statements.

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1998

     REVENUE. Revenue consists of charges for providing email messaging services and includes fees based on the volume of email messages sent and charges for related services, such as list setup and custom engineering development work. Revenue increased to $3.6 million in the first six months of 1999 from $154,000 in the first six months of 1998. Revenue from Sony Music for providing the InfoBeat products under our contract which began on January 1, 1999 constituted $2.2 million, or 62% of the 1999 revenue amount. Approximately $800,000 of this amount reflects the recognition of deferred revenue related to Sony's purchase of the InfoBeat publishing segment of our business. The balance of the growth is attributable to increases in both our client base and the volume of email messages sent. We sent approximately 175 million email messages for 52 clients in the six months ended June 30, 1999 as compared to approximately 19 million email messages for seven clients in the six months ended June 30, 1998. We also sent approximately 625 million email messages for Sony Music in the 1999 period.

     COST OF REVENUE. Cost of revenue consists primarily of sales commissions and network connectivity charges from our Internet service providers. Cost of revenue increased to $398,000 in the first six months of 1999 from $93,000 in the first six months of 1998. Sales commissions increased $131,000 in the 1999 period as a result of our growing sales force and corresponding revenue growth. Network connectivity charges increased $183,000 in the 1999 period due to higher email message volume and the addition of a connection to a second Internet service provider in order to achieve increased reliability.

     MARKETING AND SALES. Marketing and sales costs consist primarily of salaries and other personnel costs related to our sales, account management, customer care and marketing employees, as well as travel, advertising and other promotional costs. Marketing and sales costs increased to $1.3 million in the first six months of 1999 from $595,000 in the first six months of 1998. Salaries and other personnel costs accounted for $445,000 of the increase in the 1999 period as the number of marketing and sales employees increased to 32 as of June 30, 1999 from 11 at the beginning of 1998. We expect to significantly increase the number of employees, as well as advertising and promotional spending in this area in the future.

     RESEARCH, DEVELOPMENT AND ENGINEERING. Research, development and engineering costs consist primarily of salaries and other personnel costs related to our operations and research and development groups, consultants and outside contractor costs, and software and hardware maintenance expenses. Research, development and engineering costs increased to $3.1 million in the first six months of 1999 from $733,000 in the first six months of 1998. The cost of outside contractors and consultants, who are utilized to speed development efforts, represented $1.5 million of the increase in the 1999 period. In addition, salaries and other personnel costs accounted for an additional $783,000 of the increase in the 1999 period, as the number of research, development and engineering employees increased to 41 as of June 30, 1999 from 14 at the beginning of 1998. We are continuing to invest substantially in this area to develop the new features and services required to meet the needs of current and potential clients, and plan to maintain or increase the dollar amount we spend on research, development and engineering activities in the future.

     GENERAL AND ADMINISTRATIVE. General and administrative costs consist primarily of salaries and other personnel costs related to executive and administrative personnel, occupancy and general office costs and professional fees. General and administrative costs increased to $1.9 million in the first six months of 1999 from $823,000 in the first six months of 1998. Non-cash stock option compensation expense related to options granted in May 1999 represented $707,000 of the increase in the 1999 period. Professional fees increased $201,000 in the 1999 period, primarily due to costs related to the patent infringement lawsuits described in "Business-Legal Proceedings." Occupancy and general office costs represented $134,000 of the increase in the 1999 period due to an increase in the total number of our employees. Increased salaries and other personnel costs accounted for $54,000 of the increase in the 1999 period, as the number of general and administrative employees increased to 10 as of June 30, 1999 from six at the beginning of 1998.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense consists primarily of depreciation of equipment, software and furniture and amortization of leasehold improvements. Fixed assets are recorded at cost and depreciated over the estimated useful lives of the assets which range from three to five years. Depreciation and amortization expense increased to $690,000 in the first six months of 1999 from $337,000 in the first six months of 1998. Purchases of equipment and software necessary to deliver higher email message volume, as well as for general corporate use, were responsible for this increase in the 1999 period.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

     REVENUE. Revenue increased to $821,000 in 1998 from $359,000 in 1997 as a result of increases in our client base, email message volume and average price per message sent. We sent approximately 115 million email messages for 25 clients in 1998 as compared to approximately 104 million email messages for one client in 1997. We did not begin to make our outsourced email services generally available until early 1998.

     COST OF REVENUE. Cost of revenue increased to $256,000 in 1998 from $132,000 in 1997. Sales commissions increased $76,000 in 1998 due to the establishment of a sales force and the associated payment of sales commissions. Network connectivity charges increased $48,000 in 1998 due to higher email message volume.

     MARKETING AND SALES. Marketing and sales costs increased to $1.6 million in 1998 from $1.0 million in 1997. Salaries and other personnel costs increased $772,000 in 1998 due to the increase in the number of marketing and sales employees to 28 as of December 31, 1998 from six at the beginning of 1997. This increase in salaries and other personnel costs was partially offset by a decline of $244,000 in advertising and other promotional costs in 1998.

     RESEARCH, DEVELOPMENT AND ENGINEERING. Research, development and engineering costs increased to $1.8 million in 1998 from $701,000 in 1997. Salaries and other personnel costs increased $1.1 million in 1998, as the number of research, development and engineering employees increased to 22 as of December 31, 1998 from seven at the beginning of 1997.

     GENERAL AND ADMINISTRATIVE. General and administrative costs remained relatively unchanged at $1.8 million in both 1998 and 1997. Occupancy and general office costs increased $168,000 in 1998 due to the total increase in the number of our employees. This increase was partially offset by a $127,000 decline in salaries and other personnel costs in 1998.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased to $731,000 in 1998 from $581,000 in 1997. Purchases of equipment and software necessary to deliver higher email message volume, as well as for general corporate use, were responsible for this increase in 1998.

INCOME TAXES

     As of December 31, 1998, a net operating loss carryforward for federal income tax purposes of approximately $11.8 million was available to offset future federal taxable income, if any, through 2018. No tax benefit for these losses has been recorded by us in 1996, 1997, 1998 or to date in 1999 due to uncertainties regarding the utilization of the loss carryforward. The utilization of a portion of the net operating loss carryforwards will be limited under Section 382 of the Internal Revenue Code due to changes in ownership interests.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth our historical unaudited quarterly information for our most recent six quarters. This quarterly information has been prepared on a basis consistent with our audited financial statements and, we believe, includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information shown. Our quarterly operating results have fluctuated and may continue to fluctuate significantly as a result of a variety of factors and operating results for any quarter are not necessarily indicative of results for a full fiscal year.

                                                                THREE MONTHS ENDED
                                    --------------------------------------------------------------------------
                                    MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                      1998        1998         1998            1998         1999        1999
                                    ---------   --------   -------------   ------------   ---------   --------
                                                                  (IN THOUSANDS)
Revenue...........................   $    52    $   102       $   295        $   372       $ 1,542    $ 2,032
Cost of revenue...................        46         47            88             75           121        277
                                     -------    -------       -------        -------       -------    -------
  Gross profit....................         6         55           207            297         1,421      1,755
                                     -------    -------       -------        -------       -------    -------
Operating expenses:
  Marketing and sales.............       220        375           543            483           612        663
  Research, development and
     engineering..................       341        392           544            530           963      2,171
  General and administrative......       319        504           432            591         1,118        810
  Depreciation and amortization...       169        168           194            199           310        380
                                     -------    -------       -------        -------       -------    -------
          Total operating
            expenses..............     1,049      1,439         1,713          1,803         3,003      4,024
                                     -------    -------       -------        -------       -------    -------
               Loss from
                 operations.......    (1,043)    (1,384)       (1,506)        (1,506)       (1,582)    (2,269)
Interest income (expense), net....        (9)       (21)          (15)           (56)            3        (21)
                                     -------    -------       -------        -------       -------    -------
  Loss from continuing
     operations...................    (1,052)    (1,405)       (1,521)        (1,562)       (1,579)    (2,290)
                                     -------    -------       -------        -------       -------    -------
Discontinued operations:
  Loss from discontinued
     operations...................      (487)      (439)         (597)          (759)           --         --
  Gain on sale of discontinued
     operations...................        --         --            --          3,348            --         --
                                     -------    -------       -------        -------       -------    -------
          Gain on sale and loss
            from discontinued
            operations............      (487)      (439)         (597)         2,589            --         --
                                     -------    -------       -------        -------       -------    -------
Net income (loss).................   $(1,539)   $(1,844)      $(2,118)       $ 1,027       $(1,579)   $(2,290)
                                     =======    =======       =======        =======       =======    =======

     Our limited operating history and the emerging nature of the Internet-based email services market make it very difficult for us to accurately forecast our revenue. Our revenue could fall short of our expectations if we experience delays or cancellations of even a small number of contracts. A number of factors are likely to cause fluctuations in our operating results, including but not limited to:

     - continued growth of the Internet, in general, and of email usage, in particular;

     - demand for our services;

     - our ability to attract and retain clients and maintain client satisfaction;

     - our ability to upgrade, develop and maintain our systems and infrastructure;

     - the amount and timing of operating costs and capital expenditures relating to expansion of our business and infrastructure;

     - technical difficulties or system outages;

     - the announcement or introduction of new or enhanced services by our competitors;

     - pricing policies of our competitors;

     - our ability to attract and retain qualified personnel with Internet and direct marketing industry expertise, particularly technology, sales and marketing personnel; and

     - governmental regulation regarding the Internet, email and direct marketing.

     In addition, our operating results may be affected by non-cash charges associated with the warrants issued to Sony Music that may vest upon the achievement of certain performance milestones. We cannot currently estimate these non-cash charges, which may be substantial.

     Please see "Risk Factors -- Due to the emerging nature of the email services market, our future revenues are unpredictable and our quarterly operating results may fluctuate" for more detailed information on factors that could affect our operating results.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our operations primarily from sales of our preferred stock and, to a lesser extent, proceeds from bank loans. Net cash used by operating activities, excluding discontinued operations, was $3.4 million in 1997, $1.7 million in 1998 and $3.9 million for the six months ended June 30, 1999.

     Net cash used by investing activities was $1.8 million in 1996, $1.0 million in 1997, $893,000 in 1998 (excluding a $3.3 million gain on the sale of discontinued operations) and $1.6 million for the six months ended June 30, 1999. In each period, net cash used by investing activities was primarily the result of capital expenditures for equipment and software used in our data center from which we operate our email message platform.

     Net cash provided by financing activities was $8.6 million in 1996, $7.9 million in 1997 and $3.8 million in 1998 and net cash used by financing activities was $342,000 for the six months ended June 30, 1999. Proceeds from the sale of preferred stock, net of payments for debt and capital lease obligations, were the primary source of the net cash provided by financing activities. In the year ended 1997, proceeds from notes payable of $3.5 million were also a significant source of financing. Approximately $2.0 million of this amount was converted into preferred stock in July 1997. The balance consists of proceeds from bank loans.

     At December 31, 1998 and June 30, 1999, we had $6.4 million and $557,000, respectively, in cash and cash equivalents. In July 1999, we received a $1.5 million payment from Sony Music related to the sale of the InfoBeat publishing business. In July and August 1999, we received net proceeds of $8.8 million from the sale of Series E preferred stock and warrants. We plan to increase our general level of spending in the future and plan to expend significant resources on capital expenditures in 1999 and 2000 for equipment and software, furniture, and leasehold improvements. We plan to relocate our existing data center and corporate offices in late 1999, and we plan to open a second data center for disaster recovery in the fourth quarter of 1999. We expect to incur operating losses through at least the end of 2000.

     We expect that existing cash resources and the net proceeds of this offering will be sufficient to fund currently anticipated working capital and capital expenditure needs at least through the end of 2000. Thereafter, we may require additional funds to support our working capital requirements or for other purposes. If we are not successful in raising capital when we need it and on terms acceptable to us, it could harm our business, financial condition and operating results.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     At June 30, 1999, we had debt in the aggregate amount of $1.0 million and we may incur additional debt in the future. A change in interest rates would not affect our obligations related to debt existing as of June 30, 1999, as the interest payments related to that debt are fixed over the term of the debt. Increases in interest rates could, however, increase the interest expense associated with future borrowings.

     We may invest a portion of the net proceeds from this offering and the proceeds from our sale of Series E preferred stock in short-term investments. The value of these investments may decline as the result of changes in equity markets and interest rates.

YEAR 2000

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. This could result in system failures or miscalculations causing disruption of operations for any company using such computer programs or hardware, including, among other things, a temporary inability to process transactions, send or receive email messages, send invoices or engage in normal business activities. As a result, many companies' computer systems may need to be upgraded or replaced in order to avoid "Year 2000" issues.

     We have evaluated the Year 2000 readiness of all of the information technology systems that we use, as well as our non-information technology systems, such as our phone systems, power supplies and other systems. Our systems are not yet Year 2000 compliant. As part of our Year 2000 readiness, we are certifying whether all of our internal systems are Year 2000 compliant. Year 2000 compliance provides that we have confirmed that, under the conditions of our internal testing, our information technology systems will perform as follows: (i) date calculations will neither cause any abnormal termination of performance nor generate inconsistent results and (ii) when sorting by date, all records will be sorted in accurate sequence.

     We are a comparatively new enterprise, and, accordingly, the majority of software and hardware we use to operate and manage our business has all been purchased or developed by us within the last three years. While this does not uniformly protect us against Year 2000 exposure, we believe our exposure is limited because the information technology we use to operate and manage our business is not based upon legacy hardware and software systems. Generally, hardware and software designed within the current decade and the past several years in particular has given greater consideration to Year 2000 issues.

     As part of our Year 2000 compliance program, we have a separate dedicated Year 2000 team, consisting of three external Year 2000 technology experts, as well as our own staff. We have installed a complete Year 2000 test system to facilitate achieving Year 2000 compliance of our internal systems. In implementing our Year 2000 compliance program, we have identified and inventoried Year 2000 sensitive components in our internal systems and we are working to achieve Year 2000 compliance of our components. We have also made reasonable efforts to contact vendors and suppliers that provide us with Year 2000 sensitive components in order to determine the compliance of these components. The majority of our vendors have certified to us that they are Year 2000 compliant. For vendors that have not provided this certification, we intend to test their products for Year 2000 compliance as well as to develop contingency plans to address any problems associated with noncompliance of their products. It is the intent of our Year 2000 compliance program to either repair or replace any components for our internal systems that are determined not to be Year 2000 compliant. We have completed our evaluation of substantially all of our hardware components and have received vendor certification that they are Year 2000 compliant. We plan to complete our software Year 2000 compliance program in November 1999.

     Because we are unable to control other companies' products and software, we are not able to certify that these products and software will not suffer any errors or malfunctions related to Year 2000. In addition, although some Year 2000 sensitive components in our internal systems may have passed internal Year 2000 compliance testing by our suppliers or vendors, we do not certify that these materials or components will perform as tested when used in circumstances not reflected in the testing.

     In addition, we rely on third party network infrastructure providers to gain access to the Internet. If these providers experience business interruptions as a result of their failure to achieve Year 2000 compliance, our ability to provide email services could be impaired, which could harm our business. In particular, one of our Internet service providers has informed us that it will be unable to certify that it has attained Year 2000 compliance prior to December 1999.

     To date, we have not incurred any significant expenses with respect to attaining Year 2000 compliance, and we do not anticipate that any future cost associated with our Year 2000 remediation will be material. However, if we, our clients, our providers of hardware or software or our third party network providers fail to remedy any Year 2000 issues, our service could be interrupted and we could experience a material loss of revenue that could harm our business. Presently, we are unable to estimate the duration and extent of any interruption or quantify the effect it may have on our future revenues. We have not yet developed a comprehensive contingency plan to address the effects of a failure. We are prepared to develop a contingency plan if our ongoing assessment indicates areas of significant exposure.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective, as amended, for all fiscal quarters of fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, and for hedging securities. To the extent we begin to enter into these transactions in the future, we will adopt the statement's disclosure requirements in our financial statements for the year ending December 31, 2000.

     During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" and the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, Reporting on the Costs of Start-up Activities. The adoption of these pronouncements is not expected to impact us.

                                    BUSINESS

OVERVIEW

     We are a leading provider of permission-based outsourced email marketing and communications solutions. We provide a comprehensive and scalable suite of email services which enable our clients to deliver large numbers of custom email messages in an efficient, timely and cost-effective manner. Our primary services consist of the distribution of email newsletters and information bulletins, as well as the delivery of personalized order and trade confirmation messages which are triggered by specific transactions or events. We also serve targeted banner advertisements within the email communications that we deliver to over two million subscribers of Sony Music's daily email newsletters. In addition, we are continuing to develop a wide variety of targeted messaging capabilities to allow our clients to conduct personalized one-to-one email marketing campaigns.

     We help our clients create, maintain and analyze their customer relationships. Our email solutions help establish new revenue opportunities for our clients while reducing their costs of communicating with large numbers of customers. Our advanced, proprietary technology allows us to deliver a large volume of email messages for our clients. In the second quarter of 1999, we delivered over 400 million email messages for 48 companies, primarily in the media, ecommerce and financial services industries. Our clients include American Express, Charles Schwab & Co., The Economist, Egreetings Network, First Union, Forbes, Last Minute Network, MSNBC Interactive News, News Corp., Sony Music, Slate Magazine, TheStreet.com and USAToday.com. As email continues to gain widespread acceptance as a marketing and communications channel, we anticipate that businesses will grow increasingly dependent on outsourced email marketing and communications services.

INDUSTRY BACKGROUND

     GROWTH OF THE INTERNET AND EMAIL

     The Internet has emerged as a significant tool for global communications, commerce and media. According to a December 1998 Jupiter Communications study, there were over 77 million Web users in the United States at the end of 1998, representing 28% of the United States population. This number is expected to grow to over 131 million users by the end of 2002, representing 47% of the United States population. The growth of the Internet is the result of a number of factors, including the extensive and growing installed base of advanced personal computers in the home and workplace, increasingly faster and cheaper access to the Internet, improvements in network infrastructure and bandwidth, development of Internet-based applications and increasingly useful content available online. The proliferation of alternative access devices providing Internet connectivity, including television set-top boxes, personal digital assistants, pagers and Internet capable wireline and wireless phones, is also contributing to the increasing use of the Internet.

     Email is one of the most popular applications associated with the Internet. Increased use of the Internet has resulted in the widespread adoption of email as a regular and dependable communications medium. Initially developed for people working on single mainframe computers or on small networks, email has expanded rapidly to become a widely used medium for business and personal communications worldwide. The ability to inexpensively communicate at any time and from any location with Internet access has resulted in the rapid increase in email use in recent years. Continued growth in the use of email is being driven by its convenience, speed, low cost and the ability to send increasingly large and complex files and attachments, including documents, spreadsheets and multimedia.

     Today, email is becoming increasingly critical to business-to-consumer and business-to-business communications. Forrester Research estimates that three billion solicited commercial emails were sent during 1997 and predicts that 250 billion commercial emails will be sent in 2002 for both consumer and business email users. Because email provides an immediate, targeted and inexpensive method to reach an expanding number of online consumers, businesses are facing increasing competitive pressure to develop comprehensive Internet and email communications strategies. These email strategies are driving a wide range of customer communications, including promotional messages, announcements, confirmations, order acknowledgments, customer requested information and one-to-one marketing initiatives.

     GROWTH OF PERMISSION-BASED EMAIL MARKETING AND COMMUNICATIONS

     Consumer marketing has traditionally been conducted through a variety of media, including direct mail and telephone. The widespread adoption of the Internet and email has enabled companies to create new direct marketing and communications strategies to target and acquire new customers, as well as enhance existing customer relationships. The Direct Marketing Association has estimated that approximately $603 million was spent on direct marketing through the Internet in 1998 and predicts that this number will grow to $5.3 billion by 2003.

     Permission-based email marketing and communications strategies are gaining acceptance among a wide variety of businesses. In a 1999, Forrester Research study, 70% of online retail, manufacturing and media companies surveyed indicated that email marketing is "important" or "very important" to their sales and marketing strategy and that 66% of such companies are using email for promotional activities. Permission-based email marketing and communications strategies have several advantages over traditional direct marketing methods, including the following:

     - Cost-Effectiveness -- In a 1998 study, Jupiter Communications estimated that each email costs $0.01 to $0.25, as compared to $1.00 to $2.00 per piece for a marketing mailing done via postal mail.

     - Instantaneous Communication -- As compared to many other traditional marketing channels, email enables significantly faster communication with a large audience. Jupiter Communications reports that 80% of all responses to an email campaign occur within two days, as compared to six to eight weeks for a marketing campaign done via mail.

     - Higher Response Rates -- Jupiter Communications reports that response rates for permission-based email campaigns are generally five percent to 15%, as compared to response rates of 0.5% to five percent for traditional direct mail marketing methods.

     CHALLENGES IN IMPLEMENTING EMAIL MARKETING AND COMMUNICATIONS SOLUTIONS

     Companies seeking to successfully utilize email as a channel for marketing and communications face several challenges. Many companies attempting to develop and manage an in-house solution to expanding and increasingly sophisticated email systems lack the resources and expertise required to cost-effectively launch email marketing initiatives. Businesses often find it difficult and costly to integrate state-of-the-art technology into their infrastructure, resulting in email marketing efforts which are defined by a company's technological capabilities, rather than the company's strategic marketing and communications goals. Sophisticated email marketing initiatives require technology solutions with the following capabilities:

     - sufficient bandwidth to handle peak volumes of emails;

     - email content integration with selected email lists;

     - inbound message management, including bounces from undeliverable addresses and responses from recipients;

     - subscriber and recipient database management, including email addresses and demographic, transactional and behavioral data;

     - applications which enable campaign management, Web-based reporting and targeting and predictive modeling; and

     - safeguards to avoid distribution of unsolicited bulk mail, or "spam," and to operate in accordance with existing governmental regulations.

     The demonstrated success of the Internet and permission-based email as a marketing and communications channel, combined with the challenges of developing and managing in-house solutions, has led many companies to seek email outsourcing services that can rapidly deploy large-scale marketing and communications programs.

OUR SOLUTION

     We offer a comprehensive suite of end-to-end outsourced email marketing and communications solutions. Our email services provide our clients with the following benefits:

     LEADING EDGE TECHNOLOGIES

     Our advanced, proprietary technologies enable us to quickly distribute large quantities of email messages for our clients. In addition, our technologies allow us to deliver customized messages according to user-defined preferences or client-defined message templates which are personalized through our mail merge technology. Our Internet-based email solutions are designed to afford our clients choice and flexibility. Our clients are able to:

     - send email messages in both text and HyperText Markup Language ("HTML") formats;

     - define bounce rules for handling undeliverable emails;

     - select the schedule for delivery of their email communications one month in advance;

     - generate report information based on a variety of menu options and dates; and

     - create the content in subscribe and unsubscribe confirmation messages and provide users multiple ways to subscribe and unsubscribe.

     We also serve targeted advertising banners in HTML email newsletters that we deliver to over two million subscribers of Sony Music's InfoBeat newsletters, enabling Sony Music to generate advertising revenue.

     HIGHLY SCALABLE AND RELIABLE SOLUTION

     Our email engine delivered an average of over 6.5 million email messages per weekday in July 1999. We have the capacity to deliver up to 15 million email messages per day without additional hardware or infrastructure improvements. Our system can accommodate rapid growth in the volume and complexity of the messaging needs of our clients and is designed to be highly reliable. We have identified single points of failure and designed redundancy where appropriate. We maintain two separate Internet connections and have separate routers connected to one another in the event a router fails. We do not need to interrupt our service during maintenance periods. Automated performance monitoring allows us to intervene promptly if required.

     BROAD SUITE OF INTEGRATED EMAIL APPLICATIONS

     Our comprehensive suite of email marketing and communications solutions is designed to address all aspects of our clients' email program needs. Currently, we send and manage email news and information bulletins as well as deliver personalized order and trade confirmation messages triggered by specific transactions and events. Our end-to-end solution includes list administration, subscription management, bounce and reply processing, logging and reporting, customer service, content submission and a high level of account management with availability 24 hours per day, seven days per week. In addition, we are developing a wide variety of targeted marketing capabilities to allow our clients to conduct one-to-one email marketing campaigns.

     COST-EFFECTIVE OUTSOURCED SOLUTIONS

     Compared to internally-developed solutions, our outsourcing services allow our clients to conduct cost-effective email marketing and communications initiatives. We offer our clients a complete turnkey solution, from professional implementation of all required systems to 24 hours per day, seven days per week account service. By outsourcing their email programs to us, our clients can focus on their core business competencies rather than managing a complex email delivery system. This reduces our clients' need to invest in complex infrastructure, bandwidth and technical professionals.

     SECURE DATA CAPABILITIES

     To ensure protection of client data, we have established strict security measures including multiple firewalls to prevent unauthorized sending of email, tampering or unauthorized access to files. Our clients' data and lists are kept confidential and we do not sell their lists or data. All data and client interfaces are password protected and our clients oversee the permission process for sending and scheduling capabilities to appropriate parties. We have procedures for regular on-site and off-site back-up of client information, including subscriber databases, reports and logging and account information.

     COMPREHENSIVE SPAM POLICY

     We understand that if email is used improperly, it can cause significant harm to our own and our clients' reputations and customer relationships. It is our policy not to send unsolicited commercial email. We assist our clients in conducting email programs that are anti-spam compliant. Our clients are required to represent to us that their email addresses have been obtained using opt-in methods.

     We are members of the Direct Marketing Association and the Association for Interactive Media (AIM) and we serve on AIM's Council for Responsible Email. These associations provide us with updates of legislative activity around the country that could affect our clients' email marketing initiatives and result in changes to our spam policy.

STRATEGY

     Our objective is to be a world leader in the delivery of permission-based email marketing and communications services. We plan to achieve this objective by pursuing the following strategies:

     EXTEND INDUSTRY LEADING TECHNOLOGIES

     We intend to further develop our technology infrastructure to increase our email capacity, system reliability and security. Our goal is to increase our capacity to 50 million email messages per day by the end of 1999. In addition to expanding our capacity, we plan to continue to offer a high level of system reliability and security by improving our redundancy and failsafe features in our primary data center, as well as opening a second data center in another location for disaster recovery and additional failsafe capabilities.

     We are developing a unified software-based platform that will support our entire range of services and offer our clients a consistent user interface and single database. This will allow us to share new features and capabilities that we develop among different products and clients. This new platform is being designed to reduce product development and implementation time, allowing us quicker time-to-market while spreading infrastructure costs across our various service offerings.

     BROADEN OUR SUITE OF EMAIL SERVICES

     We intend to continue to offer our clients a full line of feature-rich email marketing and communications services to meet their email needs across a variety of applications. We are developing an advanced, targeted email marketing solution which will allow clients to implement one-to-one email marketing programs directed at their most profitable customers. New features that we plan to introduce over the next 12 months include:

     - Targeting and Predictive Modeling -- to give clients the ability to perform sophisticated analyses to target potential customers based on their profiles and on a comparison model to current buyers.

     - Enhanced Personalization -- to expand capabilities across our entire product suite to enable clients to personalize various fields within the body of an email.

     - Web-Based Reporting and Analysis -- to allow clients to more effectively analyze results of an email campaign to determine its success.

     - Web-Based Campaign Management -- to allow clients to easily manage their email campaigns, including complex scheduling, database querying and testing.

     - Targeted Ad-Serving Capabilities -- to enable all of our clients to insert targeted banner advertisements within the body of an email.

     We also plan to provide professional services that complement our email service offerings. These professional services are intended to extend our relationships with current clients, attract new clients and allow us to differentiate ourselves in the outsourced email services market. These services may consist of email list procurement, email program consulting and campaign results analysis.

     CONTINUE TO DEVELOP AND LEVERAGE STRATEGIC RELATIONSHIPS

     In order to strengthen our market position and offer our clients additional services, we plan to develop strategic relationships with companies that possess complementary technical and marketing services. Through these strategic relationships, we will undertake joint product development and marketing efforts, such as integrating email with ecommerce applications and developing relationships with permission-based email list partners. Potential strategic partners include database design, ad-serving, ecommerce, secure email and language translation companies, as well as technology service providers.

     INCREASE DIRECT AND INDIRECT SALES EFFORTS

     We intend to increase the size of our direct sales force substantially over the next 12 to 18 months. As our sales force grows, we intend to move from our current geographic focus to a vertical market focus, allowing our sales staff to become experts within specific vertical markets and to offer more consultative email marketing and communications solutions specifically tailored to each client's individual needs. We also plan to increase our indirect sales efforts by developing relationships with a network of partners that are in a position to influence their clients' marketing strategies and tactics, including advertising agencies, marketers and systems integrators. Additionally, we plan to expand into international markets both through the addition of a direct sales force and by developing alliances with international partners. We intend to launch our international expansion in the United Kingdom.

     ACQUIRE NEW BUSINESSES AND TECHNOLOGIES

     We intend to pursue acquisitions of businesses, products, services and technologies that are complementary to our existing business. These may include acquisitions of secure email solutions, permission-based lists of email addresses, statistical analysis and consulting services, inbound email processing capabilities and Internet ad-serving solutions. We currently have no agreements or current negotiations regarding acquisitions.

SERVICES AND FEATURES

     We provide a comprehensive suite of email services which enable our clients to develop and send large numbers of custom email messages. Our services are designed to offer clients a reliable, timely and cost-effective means of communicating with their customers and prospects. Our clients can select from a broad array of features and functions to develop email messaging solutions for a wide range of business communication needs. We offer clients a complete turnkey solution, from professional implementation of all required systems to 24 hours per day, seven days per week account service. We generally charge clients on a per message basis.

     CURRENT SERVICES

     We offer our comprehensive offering of email services to a variety of clients, primarily in the media, ecommerce and financial services industries. Our solutions include:

     News and Information Distribution. Our services enable our clients to send the same message to a large number of recipients or subscribers. A Web-based interface allows our clients to input content, preview the message and approve the message for sending. Typically, news and information distributions are sent in response to consumer requests for information. Our clients utilize these services to retain customers and drive traffic to their Web sites. Sample messages under this service offering include newsletters, announcements and welcome notices.

     We currently offer a highly customized version of our news and information distribution service to two clients, Sony Music for their InfoBeat products and Tribune Media Services for their MovieQuest service. Our service allows Sony Music's email subscribers to select preferences from a menu or list of options and receive only the information they have requested, thereby customizing the news, weather and financial, entertainment and other information that they receive via email. The MovieQuest service allows Tribune Media's subscribers to receive weekly updates of movie listings for theatres they have selected. We are further developing our capabilities to offer a standard customized messaging solution that can be used by all of our clients across a range of industries and applications.

     Event-Driven Customer Communications. This service allows our clients to send large numbers of personalized email messages that are triggered by a specific event or transaction, such as executing an online trade or making an online purchase. These emails have a similar format but include content that is unique and personalized to each recipient. We create, maintain and store a customized template for each client and use mail merge technology to insert data from the clients into the template to create a personalized message for each customer. These messages may be archived in a manner that meets regulatory requirements that apply to the financial services industry. This service is faster and less expensive than traditional mailings.

     Ad-Serving Capabilities. We currently serve targeted advertising banners in HTML email newsletters to subscribers of Sony Music's InfoBeat newsletters. Our ad-serving capabilities generate additional revenue opportunities for Sony Music, which receives advertising revenue based upon clickthrough rates and images served as a result of the banner ads embedded within the email messages. We are currently serving banner advertisements to over two million subscribers of Sony Music's daily email newsletters. This service is included in our per message price to Sony Music and does not generate additional revenue for us. However, we intend to further develop and offer our ad-serving services to other clients.

     CURRENT FEATURES AND FUNCTIONS

     Our current email services include a variety of standard and optional features and functionality that can be flexibly implemented based upon the client's preferences, including the following:

-----------------------------------------------------------------------------------------------------------
       FEATURE/FUNCTION                DESCRIPTION                        BENEFITS
-----------------------------------------------------------------------------------------------------------
       List Management                 - Manages and corrects invalid     - Keeps subscriber lists
                                         email addresses                    accurate
                                                                          - Lowers costs
-----------------------------------------------------------------------------------------------------------
       Web Interface                   - Using a Web interface, client    - Client controls approval
                                         can submit content, approve      - Client controls scheduling
                                         email and schedule sending       - User-friendly interface
                                         time
-----------------------------------------------------------------------------------------------------------
       Online Reporting                - Using a Web interface, client    - Client generates timely
                                         can request information about      reports
                                         email sends (messages deliv-     - Client selects time periods
                                         ered, bounces, click throughs to   evaluate results
                                         and mail opened)
-----------------------------------------------------------------------------------------------------------
       Bounce Management               - Tracks undeliverable email       - Keeps subscriber lists
                                         addresses                          accurate
                                                                          - Lowers costs
-----------------------------------------------------------------------------------------------------------
       Inbound Reply Processing        - Handles reply emails on          - Timely response to customer
                                         client's behalf                    emails
                                                                          - Less staff required by client
-----------------------------------------------------------------------------------------------------------
       Content Archiving               - All content is stored at         - Ability to recreate email
                                         Exactis.com                        distributions
                                                                          - Less storage space required
                                                                            at client site
-----------------------------------------------------------------------------------------------------------
       Personalization                 - Ability to personalize email     - Personalized to each customer
                                         content using customer data      - Higher response rates
                                         and template
-----------------------------------------------------------------------------------------------------------
       Clickthrough Reporting          - Ability to determine which       - Tracking of customer response
                                         customers clicked on specific
                                         URLs in the email
-----------------------------------------------------------------------------------------------------------
       Open Mail Reporting             - Ability to determine which       - Tracking of customer response
                                         customers opened the email
                                         (HTML only)
-----------------------------------------------------------------------------------------------------------
       Attachments                     - Ability to send an attachment    - Client can send more custom-
                                         with the email                     ized information
-----------------------------------------------------------------------------------------------------------

     PLANNED TARGETED MARKETING SERVICES

     We are developing a system to enable targeted marketing initiatives across a wide range of industries. Our system is designed to enable our clients to communicate with their customers through targeted and personalized communications based on selected demographics, purchase behavior or other characteristics. Under this planned service, we would host the client's customer database, perform database queries and evaluate the effectiveness of each email marketing campaign. We also plan to offer clients access to a Web-based interface to perform these querying and analysis activities on their own. Targeted email uses templates and the client's database to merge customer specific information with messages or content similar to a segmented direct mail program, allowing us to send personalized messages based on the name, purchase behavior, demographic profile or any other attribute of an individual customer. We believe that our database querying and targeting capabilities will result in more cost-effective direct marketing efforts due to improved customer response rates, immediate feedback, reporting and measurability features and one-to-one customer communication capabilities.

     PLANNED FEATURES AND FUNCTIONS

     In addition to our planned targeted marketing capabilities, we are developing a number of other standard and optional features, including the following:

-----------------------------------------------------------------------------------------------------------
       FEATURE/FUNCTION                DESCRIPTION                     BENEFITS
-----------------------------------------------------------------------------------------------------------
       Format Identification           - Ability to determine in which - HTML emails receive higher
                                         format (HTML or text) an        response rates, but not all
                                         email should be sent            browsers can read them
-----------------------------------------------------------------------------------------------------------
       Flexible Scheduling             - Ability to send ad hoc, un-   - Clients can react to market
                                         scheduled email notices         demands
                                                                       - Database can be maintained by
                                                                         client
-----------------------------------------------------------------------------------------------------------
       Alternate Content Submission    - Client can send content via   - Flexible for client
                                         email, Web or user interface
-----------------------------------------------------------------------------------------------------------
       Enhanced Personalization        - Ability to personalize email  - More personalized messages content based on demographics - Higher response rates
                                         and response history
-----------------------------------------------------------------------------------------------------------
       Expanded Database               - Ability to store demographic  - Segmentation of customers for
                                         and response information        varying offers
                                         about each customer
-----------------------------------------------------------------------------------------------------------
       Triggered Scheduling            - Ability to schedule emails    - Automates sending
                                         based on factors such as        capabilities
                                         birthday or last purchase
                                         date
-----------------------------------------------------------------------------------------------------------
       Database Synchronization        - Ability to transport and syn- - Flexibility in database
                                         chronize databases between      management and hosting
                                         Exactis.com and client
-----------------------------------------------------------------------------------------------------------
       Advanced Response Analysis and  - Ability to analyze campaign   - Tracking and analysis of cus-
       Reporting                         results                         tomer response
-----------------------------------------------------------------------------------------------------------
       Customized Content              - Customer can select from a    - Content is more relevant to
                                         menu of content/information     customer who is then more
                                         they wish to receive in one     likely to read the message
                                         email
-----------------------------------------------------------------------------------------------------------
       Secure Email                    - Ability to send encrypted     - Clients can send confidential
                                         email messages that can only    or sensitive information to
                                         be read by the intended         their customers
                                         recipient                     - Lowers cost by replacing
                                                                         paper mail
-----------------------------------------------------------------------------------------------------------
       Ad Serving                      - Ability to insert banner ads  - Generates revenue for client within email messages
-----------------------------------------------------------------------------------------------------------

     The statements in this prospectus regarding planned service offerings and anticipated features and functions of such planned service offerings are forward-looking statements. Actual service offerings and benefits could differ materially from those projected as a result of a variety of factors, some or all of which may be out of our control. For a discussion of these factors, see "Risk Factors."

CUSTOMERS

     To date, we have provided our services to clients primarily in the media, ecommerce and financial services industries. We have focused on these market segments as a result of their email volume potential, range of email needs and acceptance of email marketing and communications solutions. The following is a list of substantially all of our current clients:

4anything.com
Activision
Advance Internet Services
American Express Company
BBDO Worldwide
BigHand
CarParts.com
ChannelSeven.com
Charles Schwab & Co.
Client Logic
CMPnet
Consumer Net Marketplace
Covad Communications
Creative Planet
Digital Work
DoubleDay
The Economist Newspaper
Egreetings Network
First Source Bancorp.
First Union Corporation
Forbes, Inc.
Hewlett-Packard Company
IC Direct
KBKids.com
Last Minute Network Limited
Law News Network
London Financial Times
Microsoft Web events
Miller Freeman
MSNBC Interactive News
News Corp.
Network Publishing
Organic Media
Princessnet
Rokenbok Toy Company
Sage Online
Silicon Alley Reporter
Slate Magazine
Sony Music
Spinner.com
Sterling-Rice Group
Strong Funds
TheStreet.com
theWhiz.com
Tribune Media Services
United Media
USAToday.com
Wired
Worldly Investor
World Wrestling Federation

     A small number of clients account for a significant portion of our revenue. In the first six months of 1999, Sony Music accounted for approximately 62% of our revenue. In 1998, five clients accounted for approximately 48% of our revenue, of which MSNBC Interactive News accounted for approximately 18% and Egreetings Network accounted for approximately 11%. We expect that a small number of clients will continue to account for a high percentage of our revenue for the foreseeable future.

MARKETING AND SALES

     MARKETING STRATEGY

     The key components of our marketing strategy are to:

     - continue to develop our reputation as an industry leader;

     - build brand awareness; and

     - aggressively generate sales leads.

     We employ a number of marketing methods to promote our brand and reputation, as well as to generate leads for our sales organization. Our marketing methods include media relations, press releases, magazine and newspaper advertisements, speaking engagements and attendance at trade shows and seminars. We also use our Web site to build our image and to provide information about our services, technology and organization to potential clients. We are scheduled to have a presence at more than ten national conferences and trade shows during 1999, including Jupiter Consumer Online, @Travel and Online Retail, as well as Internet World in London. We are implementing an aggressive lead generation program using direct marketing campaigns to key decision makers within specific targeted markets, including ecommerce, media and financial services companies.

     SALES STRATEGY

     Through our direct sales force, we have historically targeted the media, ecommerce and financial services segments. Currently, our sales force is geographically focused, with sales representatives covering a particular region. As our sales force grows, we intend to move to a vertical market focus, allowing our sales staff to become experts within specific vertical markets and to offer more consultative email marketing and communications solutions specifically tailored to each client's individual needs.

     As of June 30, 1999, we had six sales professionals in our direct sales force located in California, Colorado, Boston and New York. We plan to significantly expand this group in the next 12 months and add an international sales office in London, England. In addition to the sales professionals, as of June 30, 1999, we had two sales engineers and one lead generation associate who support potential clients and the sales process.

     CUSTOMER SERVICE AND ACCOUNT MANAGEMENT

     We offer a high level of customer service and account management to our clients and to their customers. As of June 30, 1999, we employed seven customer service representatives who handle all incoming responses via email. Typical responses include subscribing, unsubscribing, format changes and report requests. In many cases, we utilize an automated response tool to respond without human intervention. Our customer service representatives attempt to handle all responses within 24 hours of receipt.

     In addition to our customer service representatives, as of June 30, 1999, we employed seven account managers who oversee the day-to-day relationships with our clients. Account managers are available 24 hours per day, seven days per week. As the clients' primary point of contact, our account managers are responsible for providing day-to-day operational support through regular client interactions. Automated monitoring tools inform the account manager and operations staff of the status of client mailings.

STRATEGIC RELATIONSHIPS

     We seek to enter into strategic relationships to expand our services and product offerings and to undertake joint product development and marketing efforts. Our existing strategic relationships include Sony Music and E.piphany.

     SONY MUSIC

     In connection with the sale of our InfoBeat publishing business to Sony Music Entertainment in December 1998, we entered into a long-term strategic relationship under which we provide the editorial services, content and technical operations for the InfoBeat product and deliver more than 4.5 million InfoBeat newsletters per weekday. Subscribers can choose from a menu of preferences to customize the news, weather, financial, entertainment and other information that they receive via email. Additionally, we provide Sony Music with customer support and database management services and host and maintain Web sites on our servers related to the delivery of the services.

     In early 1999, we worked with Sony Music to develop InfoBeat Entertainment, which is comprised of the following services:

     - InfoBeat Music -- a comprehensive source for music news, including concert and album information and artist updates.

     - InfoBeat Movies -- movie news and new video and movie releases.

     - TV News -- a behind-the-scenes look at television features, soap opera updates and special television events.

     - Entertainment Express -- entertainment news, Hollywood gossip, horoscopes and lotteries.

     Our service agreement with Sony Music has a three-year term and Sony Music may, at its sole option, renew the agreement for up to two additional years. We are entitled to receive a base fee of $2.5 million, $2.8 million and $3.0 million, subject to certain price reductions, during each of the first, second and third year of the agreement, respectively. We are also entitled to receive an additional monthly editorial fee and a variable per message fee for each consumer news email we send in excess of a base amount.

     E.PIPHANY

     In March 1999, we entered into an agreement with E.piphany, a leader in customer-centric, analytic and campaign management solutions, to offer E.piphany
E.4 analytic applications as part of the highly targeted email marketing solution we are currently developing. Our agreement with E.piphany includes a perpetual software license and specified pricing terms and conditions. Once integrated with our email system, E.piphany's E.4 solutions will enable our clients to develop and implement highly-targeted business-to-consumer relationships via email. E.piphany's E.4 solutions assist clients to quickly profile customers and design and execute customer-specific marketing campaigns, measure results and refine future campaigns based on those results. We believe that the combination of E.piphany's solutions with our technologies will enable our clients to precisely target their marketing efforts to appropriate audiences and deliver relevant, personalized information in each email message in a timely and cost-effective manner.

TECHNOLOGY

     ARCHITECTURE

     Our technology infrastructure has been designed to achieve reliable, scalable and secure operations. We currently process between six and ten million messages per day and plan to expand our data center to support 50 million messages per day by the end of 1999. Our technology is based on a distributed architecture utilizing Sun Microsystems processor systems and servers, Intel processor based servers, Cisco Systems routers and Oracle databases. Our system is designed to enable parallel processing while providing redundancy at any point of failure. Our current software environment is primarily UNIX and Linux based.

     Our distributed architecture manages outbound and inbound message flow which enables us to scale rapidly by adding additional servers to perform any of the feed, build, send, bog or inbound functions. All of the host functions can be replicated, enabling the network to expand for additional functionality and volume growth.

     DATA CENTER AND NETWORK ACCESS

     Our principal data facility is located in Denver, Colorado. Our data center has a high-speed, local fiber loop connection to two Internet service providers to allow high-bandwidth access to the Internet. We operate separate production, test and development networks. The test and development networks have the same hardware and software environment as our production network, which enables us to develop and fully test our services prior to putting any upgrades, enhancements or fixes into our production system.

     We plan to relocate our data center operations to a new data center located in Denver, Colorado in late 1999. The new data center will have two separate local loop fiber providers to prevent a loss of connectivity in the event of a local loop provider failure and will provide the environment necessary to support our planned increase in messaging capacity. In addition, the new center will feature redundant systems for power, cooling, fire protection and security surveillance 24 hours per day, seven days per week by both personnel and video monitors.

     NETWORK SECURITY

     We seek to assure network security through multiple firewalls. External firewalls operate at the network link layer and a second layer of firewalls separates every public network from its companion private network.

     OFFSITE DISASTER RECOVERY

     We are in the process of establishing an offsite disaster recovery facility which will be located in an existing data center in Sunnyvale, California. We expect that this facility will be operational in November 1999. Initially, this data center will act solely as a recovery site. It will receive continuous data feeds from our principal facility and be able to convert to sending mode within 30 minutes of any service interruption which results in an outage in our principal facility. Ultimately, we plan to expand this facility into a full production center.

     NEW SERVICE DEVELOPMENT

     Our ability to design, develop, test and support new services, features and functions on a timely basis is critical to our success. Our product managers define new service and feature requirements by analyzing market trends, client needs and competitive offerings. Under the supervision of the product manager, a team creates a design and specifications document, development schedule and ultimately a new service or feature.

     We cannot assure you that we will be successful in developing and marketing new services and enhancements that meet changing customer needs or which respond to technology changes or evolving industry standards. Our current services are compatible with widely-used and accepted standards. Current and future use of our services will depend, in part, on industry acceptance of these standards and practices as they apply to the Internet and ecommerce.

COMPETITION

     The email marketing industry is intensely competitive. There are few barriers to entry, as evidenced by the many new entrants to the market over the last year, and we expect that established and new entities will continue to enter the market. We cannot assure you that we will compete effectively with current or future competitors or that competitive pressures will not harm our business, operating results and financial condition.

     We offer clients a combination of both scalability and functionality. Our proprietary email engine allows us to send large volumes of email messages. Our ability to compete depends upon our ability to offer:

     - technical expertise;

     - scalability;

     - consistent and reliable service;

     - features and functionality;

     - full service solutions; and

     - direct marketing expertise.

     The majority of businesses today use their internal email systems to provide solutions to manage and deliver outbound email campaigns. For companies seeking outsourced solutions, we compete with email outsourcing companies that offer services similar to ours, including email distribution, list management, reporting and bounce processing. In addition, several of these competitors offer email consulting and campaign analysis. Key competitors in this category include Bigfoot International, Digital Impact, InterStep, L-Soft international, Lyris Technologies, MarketHome, Media Synergy, MessageMedia, Post Communications and Responsys.com. Many of these competitors, such as Lyris and L-Soft, also offer customers the choice of purchasing or licensing software to internally handle their own email marketing programs. Other email outsourcing companies that specialize in corporate email management, including

Critical Path, Mail.com and USA.Net, have the technical capabilities and infrastructure to enter our market.

     Several competitors maintain and rent opt-in email lists that identify customers by certain interest categories or demographic areas. Clients pay the list brokers a one-time use fee that includes sending the email to the customer and tracking results. Competitors in this category include MatchLogic, MyPoints.com, NetCreations and yesmail.com. Clients must currently use the email sending service provided by the list broker to reach the end-customer.

     There are several other potential competitors that could enter the email marketing and communications industry, including direct marketing companies, Internet service providers, Internet ad networks, advertising agencies and others with large established Internet businesses. Potential competitors include American Online, Acxiom, DoubleClick, Experian Information Solutions, Harte-Hanks Communications, IBM, Microsoft and Netscape Communications. Large Internet portals, such as Yahoo!, also have the financial resources and technical capabilities to enter this market. Email communication offers Internet portals a powerful tool to build customer loyalty while driving traffic to their Web site. These potential competitors could enter the market by acquiring one of our existing competitors or by forming strategic alliances with our competitors. Either of these occurrences could harm our ability to compete effectively.

INTELLECTUAL PROPERTY

     We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have no service marks and only one registered trademark to date; however, we have several applications currently pending. It may be possible for unauthorized third parties to copy certain portions of our products or reverse engineer to obtain and use information that we regard as proprietary. Certain end-user license provisions protecting against unauthorized use may be unenforceable under the laws of certain jurisdictions and foreign countries. We have one patent that has been issued and two patents pending in the United States. We do not know whether these pending patents will be issued or, if issued, that the patents will not be challenged or invalidated. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. We cannot assure you that our means of protecting our proprietary rights in the United States or abroad will be adequate or that competing companies will not independently develop similar technology.

     We also strategically license certain technology from third parties, including E.piphany and the Accipter Ad-Manger product from Engage Technologies, Inc. In the future, if we add certificate technology to our systems, we may license additional technology from third-party vendors. We cannot be certain that these third-party content licenses will be available to us on commercially reasonable terms or at all or that we will be able to successfully integrate the technology into our products and services. These third-party content licenses may expose us to increased risks, including risks associated with the assimilation of new technology, the diversion of resources from the development of our own proprietary technology and our inability to generate revenues from new technology sufficient to offset associated acquisition and maintenance costs. The inability to obtain any of these licenses could result in delays in product and service development until equivalent technology can be identified, licensed and integrated. Any delays in services could cause our business, financial condition and operating results to suffer.

     We have also been subject, and may be subject in the future, to claims alleging that we have infringed third party proprietary rights. If we were to discover that any of our services infringed third party rights, we may not be able to obtain permission to use those rights on commercially reasonable terms. This may require us to expend significant resources to make our services non-infringing or to discontinue the use of our services. We might incur substantial costs defending against an infringement claim, even if the claim is invalid. If we have to defend against an infringement claim, it could distract our management from our business. Further, a party making a claim could secure a judgment that requires us to pay substantial damages or that prevents us from using or selling our products and services. Any of these events could harm our business, financial condition and operating results. Our success depends significantly on our proprietary technology. Please see "Legal Proceedings" for a more detailed description of our current litigation.

GOVERNMENT REGULATION

     As the Internet continues to evolve, we expect that federal, state or foreign agencies will adopt regulations covering such issues as user privacy, pricing, content and quality of products and services. A number of legislative and regulatory proposals are currently under consideration by federal and state lawmakers and regulatory bodies and may be adopted with respect to the Internet. In particular, a number of states have already passed statutes prohibiting unsolicited commercial email, or spam. A number of statutes have also been introduced in Congress and state legislatures to impose penalties for sending unsolicited emails which, if passed, could impose additional restrictions on our business. In addition, a California court recently held that unsolicited email distribution is actionable as an illegal trespass for which the sender could be subject for monetary damages.

     The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the projected demand for email services or increase our cost of doing business. The applicability to the Internet of existing United States and international laws governing issues such as property ownership, copyright, trade secret, libel, taxation and personal privacy is uncertain and developing and may take years to resolve.

     Any new legislation or regulation, or application or interpretation of existing laws, could harm our business, operating results and financial condition. Additionally, because we expect to expand our operations outside the United States, the international regulatory environment relating to the Internet could harm our business, operating results and financial condition.

EMPLOYEES

     As of July 31, 1999, we employed 105 people, all of whom were full-time. The 105 employees included ten in general and administrative functions, 16 in operations, 30 in development and testing, 18 in sales and marketing, 14 in customer service/account management, 15 editors and two Sony/InfoBeat sales persons. Employees are not represented by a labor union or covered by any collective bargaining agreements. We consider our employee relations to be good.

FACILITIES

     Our principal executive offices are located in 20,281 square feet of space in Denver, Colorado under a lease expiring on December 31, 2001. We also lease 4,653 square feet of additional space in Denver, Colorado on a month-to-month basis. We plan to relocate our data center and principal executive offices in late 1999. We have identified a site for our relocation but have not yet executed a lease agreement for this space. Assuming that we are able to secure a lease for the site we have identified, we believe that our facilities will be adequate for our needs for at least the next 12 months. However, we may be unable to lease the additional space that we require on commercially reasonable terms or at all.

LEGAL PROCEEDINGS

     From time to time, we are subject to legal proceedings arising out of our operations. On October 19, 1998, we filed a claim in the United States District Court for the District of Colorado against eMail Publishing, which was acquired by MessageMedia, one of our competitors, in December 1998, claiming infringement of our patent. The patent relates to a system and method for delivering customized email. We have requested injunctive relief and unspecified damages.

     On October 29, 1998, MessageMedia filed a claim in the United States District Court for the Southern District of California seeking damages from us for infringement of one of their patents. MessageMedia has requested injunctive relief and unspecified damages. See "Risk Factors -- We may be subject to claims alleging intellectual property infringement."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors are as follows:

NAME                                        AGE   POSITION WITH US
----                                        ---   ----------------
E. Thomas Detmer, Jr. ....................  45    Chief Executive Officer, President and
                                                  Director
Kenneth W. Edwards, Jr. ..................  39    Chief Financial Officer, Secretary and
                                                  Treasurer
Cynthia L. Brown..........................  40    Vice President of Engineering
Michael J. Rosol..........................  39    Vice President of Sales
Gregory B. Schneider......................  38    Vice President of Marketing and Business
                                                    Development
Adam Goldman(1)...........................  38    Chairman of the Board of Directors
Pierric D. Beckert(2).....................  32    Director
Linda Fayne Levinson(1)...................  57    Director
David D. Williams(2)......................  51    Director

---------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     E. Thomas Detmer, Jr. has served as our President and Chief Executive Officer since January 1999 and as a Director since July 1996. From March 1998 to January 1999, Mr. Detmer served as the President of BehaviorBank/Atlantes, a division of Experian, Inc., a provider of consumer information solutions to businesses. In September 1991, Mr. Detmer founded Atlantes Corporation, a consumer database marketing company, which was acquired by Metromail Company in July 1997. Metromail was acquired by Experian in March 1998. Prior to Atlantes, Mr. Detmer founded and served as President of the publishing division of Telelink Systems, Inc., a telemarketing company. Additionally, Mr. Detmer spent ten years with National Demographics and Lifestyles, a consumer information management and resale company. He holds a B.A. from Williams College and an M.B.A. from the University of Denver.

     Kenneth W. Edwards, Jr. has served as our Chief Financial Officer, Secretary and Treasurer since March 1999. From March 1998 to March 1999, Mr. Edwards served as Corporate Controller and Director of business operations for Atlantes, a division of Experian, a provider of consumer information solutions to businesses. In January 1994, Mr. Edwards joined Atlantes Corporation, a consumer database marketing company, as Corporate Controller. Atlantes was acquired by Metromail Company in July 1997, which was acquired by Experian in 1998. From March 1988 to September 1993, Mr. Edwards served as Controller for CT Publications Corp., a privately-held magazine publishing company. He also co-founded and served as a partner with Cordovano and Company, Certified Public Accountants. Mr. Edwards holds a B.S. from Metropolitan State College of Denver.

     Cynthia L. Brown has served as our Vice President of Engineering since June 1999. From September 1997 to May 1999, Ms. Brown served as a founding partner of Anova Partners, a management consulting firm specializing in technology and Internet-based companies. From June 1993 to August 1997, Ms. Brown was the President and Chief Operating Officer of System One Technical Incorporated, a software vendor company, prior to its merger with MC Health Care Holdings. From June 1983 to May 1993, Ms. Brown held various positions with Tandem Telecommunications, a subsidiary of Tandem Computers Inc. and Applied Communications, Inc. From June 1981 to May 1983, Ms. Brown was employed by Data General Corporation, a computer storage company, as a systems engineer. Ms. Brown holds a B.A. from Park College in Kansas City, Missouri.

     Michael J. Rosol has served as our vice president of sales since May 1998. From August 1996 to May 1998, he served as Senior Account Executive for SCC Communications Corp., a provider of 911 emergency services and telecommunications technology systems. From September 1995 to July 1996, Mr. Rosol served as the Vice President of Sales for Datasonix Corporation, a portable storage device company. From March 1991 to September 1995, he was the Director of North American Sales for XVT Software Inc, a manufacturer of cross-platform development tools. Mr. Rosol holds a B.A. and a M.S. from the University of Colorado, Boulder.

     Gregory B. Schneider has served as our Vice President of Marketing and Business Development since February 1997. From August 1989 to February 1997, he held various marketing positions in product management, market development and business planning with Hewlett-Packard Company. Mr. Schneider holds a B.A. from Santa Clara University and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.

     Adam Goldman has served as a Director since March 1996 and as Chairman of the Board since January 1999. Mr. Goldman is a general partner of Centennial Fund IV, LP and Centennial Fund V, LP, and is a managing principal of Centennial Fund VI, LLC. The Centennial Funds manage over $700 million in private equity and specialize in communication, media and technology investments. Mr. Goldman also serves as a Senior Vice President of Centennial Holdings, Inc., a venture capital investment company, which he joined in 1992. Mr. Goldman received a B.A. from Northwestern University and an M.M. from the J.L. Kellogg School of Management at Northwestern University.

     Pierric D. Beckert has served as a Director since August 1999. Since January 1998, Mr. Beckert has served as the Vice President of Interactive Enterprise Development, a division of American Express Relationship Services
(AERS) and part of American Express Travel Related Services Company, Inc., where he is responsible for developing the global American Express Interactive strategy, as well as all strategic equity investments in interactive companies. From August 1996 to December 1998, Mr. Beckert served as the Director of Interactive New Business Development within AERS. From 1994 to 1996, Mr. Beckert was a director of the Customer Information Management group within American Express Travel Related Services. Mr. Beckert received an M.A. from the Ecole Nationale de la Statistique et de l'Administration Economique.

     Linda Fayne Levinson has served as a Director since July 1998. Since April 1997, Ms. Levinson has served as a Principal of Global Retail Partners, L.P., a private equity investment fund. From 1994 to 1997, she served as the President of Fayne Levinson Associates, a senior management consulting firm. During 1993, Ms. Levinson served as an executive at Creative Arts Agency, Inc., a talent agency. Prior to that, Ms. Levinson was a partner at Alfred Checchi Associates, Inc., a merchant banking firm; a Senior Vice President of American Express Travel related Services Company, Inc.; and a partner at McKinsey & Co., a global consulting firm. She is a Director of NCR Corporation, Administaff, Inc., Jacobs Engineering Group Inc., GoTo.com, Inc. and CyberSource, Inc. Ms. Levinson received an A.B. from Barnard College, an M.A from Harvard University and an M.B.A. from New York University.

     David D. Williams has served as a Director since December 1996. Since December 1991, Mr. Williams has served as President and Chief Executive Officer of Tribune Media Services, Inc., a creator and marketer of editorial and advertising content for multiple media distribution. From July 1990 to November 1991, Mr. Williams served as the Executive Vice President and Chief Operating Officer of Tribune Media Services. Prior to joining Tribune Media Services, Mr. Williams held various advertising and marketing positions at the Chicago Tribune. Mr. Williams is a Director of Knight-Ridder, Inc. and the Newspaper Features Council. He received a B.A. from Michigan State University.

CLASSIFIED BOARD OF DIRECTORS

     We currently have five directors. In August 1999, our board of directors approved, subject to stockholder approval, our restated certificate of incorporation to provide for, among other things, a classified board of directors. The restated certificate of incorporation states that the terms of office of the board of directors will be divided into three classes: class I, whose term will expire at the annual meeting of stockholders to be held in 2000, class II, whose term will expire at the annual meeting of stockholders to be held in 2001, and class III, whose term will expire at the annual meeting of stockholders to be held in 2002. At each annual meeting of stockholders beginning with the 2000 annual meeting, the successors to directors whose terms expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been elected.

BOARD COMMITTEES

     AUDIT COMMITTEE. Our audit committee consists of Mr. Goldman and Ms. Levinson. The audit committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and evaluates our internal accounting procedures.

     COMPENSATION COMMITTEE. Our compensation committee consists of Mr. Beckert and Mr. Williams. The compensation committee reviews and approves compensation and benefits for our executive officers. The compensation committee also administers our compensation and stock plans and makes recommendations to the board of directors regarding such matters.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. No member of the compensation committee has been an officer or employee of Exactis.com at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

     Other than reimbursing directors for customary and reasonable expenses incurred in attending board of directors and committee meetings, we do not currently compensate our directors.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation received during 1998 by our former chief executive officer and our other former executive officers whose annual salary and bonus exceeded $100,000 for services rendered in all capacities to us during 1998.

                           SUMMARY COMPENSATION TABLE

                                                          ANNUAL              LONG-TERM
                                                       COMPENSATION         COMPENSATION
                                                     ----------------   ---------------------
                                                                        SECURITIES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                           SALARY    BONUS          OPTIONS          COMPENSATION
---------------------------                          --------   -----   ---------------------   ------------
John T. Funk,
  Former Chairman of the Board of Directors........  $159,712     --                --                 --
Raymond H. Van Wagener, Jr.
  Former President and Chief Executive Officer.....   125,000     --            40,000                 --
Eric R. Belcher
  Former Vice President of Retail Sales............   213,360     --            40,000             $7,200
Craig M. Deans
  Former Vice President of Engineering.............   119,034     --            16,666                 --

     Mr. Funk served as our Chairman of the Board from January 1997 to January 1999. Mr. Van Wagener served as our President and Chief Executive Officer from February 1997 to January 1999. Mr. Belcher currently serves as a retail sales consultant for the InfoBeat product and served as our Vice President of Retail Sales from June 1997 to December 1998. Mr. Deans served as our Vice President of Engineering from April 1997 to September 1998.

     The amount reflected in the "All Other Compensation" column of the foregoing table represents the amount allocated for an automobile allowance.

OPTION GRANTS IN 1998

     The following table sets forth information regarding options granted to the executive officers listed in the Summary Compensation table during 1998.

                                                                                  POTENTIAL REALIZABLE
                                                                                        VALUE AT
                                                                                  ASSUMED ANNUAL RATES
                                     PERCENT OF                                      OF STOCK PRICE
                                    TOTAL OPTIONS                                     APPRECIATION
                        NUMBER OF    GRANTED TO     EXERCISE                         FOR OPTION TERM
                         OPTIONS    EMPLOYEES IN      PRICE                       ---------------------
NAME                     GRANTED        1998        ($/SHARE)   EXPIRATION DATE      5%          10%
----                    ---------   -------------   ---------   ---------------   ---------   ---------
John T. Funk..........        --          --             --           --                --          --
Raymond H.
  Van Wagener, Jr. ...    40,000         7.8%         $3.40      April 1, 2008    $ 85,530    $216,749
Eric R. Belcher.......        --          --             --           --                --          --
Craig M. Deans........    16,666         3.2           4.32     August 21, 2001     11,349      23,831

     The percent of total options granted to employees in the above table is based on 513,065 total options granted in 1998. Our board of directors may reprice options under the terms of our stock option plans.

     Options were granted at an exercise price equal to the fair market value of our common stock, as determined by our board of directors on the date of grant. In making this determination, the board of directors considered a number of factors, including:

     - our historical and prospective future revenue and profitability;

     - our cash balance and rate of cash consumption;

     - the development and size of the market for our services;

     - the status of our financing activities;

     - the stability of our management team; and

     - the breadth of our service offerings.

     The amounts reflected in the "Potential Realizable Value" column of the foregoing table are calculated assuming that the fair market value of the common stock on the date of the grant as determined by the board of directors appreciates at the indicated annual rate compounded annually for the entire term of the option, and that the option is exercised and the common stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future increases in the price of the common stock.

1998 OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table sets forth information concerning the number and value of unexercised options held by each of the executive officers listed in the Summary Compensation table at December 31, 1998. None of these executive officers exercised options to purchase common stock in 1998.

                                                                                        VALUE OF UNEXERCISED
                                                         NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS AT
                              SHARES                 OPTIONS AT DECEMBER 31, 1998         DECEMBER 31, 1998
                            ACQUIRED ON    VALUE     ----------------------------    ---------------------------
NAME                         EXERCISE     REALIZED   EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                        -----------   --------   ------------   --------------   -----------   -------------
John T. Funk..............    --           --               --              --              --             --
Raymond H. Van Wagener,
  Jr. ....................    --           --          149,568         115,432        $186,767       $147,033
Eric R. Belcher...........    --           --           13,333          26,667          17,600         35,201
Craig M. Deans............    --           --           16,666              --              --             --

     In the table above, the value of the unexercised in-the-money options is based on the fair market value of our common stock as of December 31, 1998 (determined by the board of directors in the manner discussed above to be $4.32 per share), minus the per share exercise price, multiplied by the number of shares underlying the option.

401(K) PLAN

     Our employees are eligible to participate in our 401(k) Plan. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 15% of eligible compensation or the statutorily prescribed annual limit ($10,000 in 1998). Employees may contribute this amount to the 401(k) Plan. Employees direct the investment of the assets of the 401(k) Plan in up to 13 different investment funds. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and so that the contributions by employees will be deductible when made. An employee becomes eligible for the matching contribution only if he or she makes a pretax contribution. We may make discretionary matching contributions to the 401(k) Plan. Additionally, we may make annual discretionary profit sharing contributions in amounts to be determined annually by the board of directors. Since the 401(k) Plan's inception, we have made no matching or profit sharing contributions.

STOCK PLANS

     1996 STOCK OPTION PLAN

     Our 1996 Stock Option Plan (the "1996 Plan") was adopted by the Board of Directors and approved by the stockholders on February 1, 1996. No further options will be granted under the 1996 Plan. Options currently outstanding under the 1996 Plan will continue in full force and effect under the terms of the 1996 Plan until such outstanding options are exercised or terminated in accordance with their terms.

     As of June 30, 1999, we had granted options under the 1996 Plan to purchase an aggregate of approximately 703,143 shares of common stock, of which options to purchase approximately 9,053 shares had been exercised, options to purchase approximately 568,560 shares had been cancelled (due to expiration or otherwise) and options to purchase approximately 125,530 shares at a weighted average exercise price of approximately $1.20 per share remained outstanding.

     The 1996 Plan provides for the grant of incentive stock options under the Internal Revenue Code to employees and nonstatutory stock options to employees and consultants (including non-employee directors). The 1996 Plan is administered by the Board or a committee appointed by the Board which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

     The terms of stock options granted under the 1996 Plan generally may not exceed ten years. The exercise price of options granted under the 1996 Plan is determined by the Board, provided that the exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the option grant. Options granted under the 1996 Plan vest over four years or at a rate set by the Board. No incentive stock option may be transferred by the optionee other than by will or the laws of descent or distribution. A nonstatutory stock option will only be transferable by will or by the laws of descent and distribution or as otherwise specified by the Board.

     An optionee whose relationship with us ceases due to termination by us other than by death or permanent and total disability or for cause may exercise vested options in the three-month period following cessation unless the options terminate or expire sooner by their terms. If we terminate an optionee's relationship for cause, all options held by the optionee immediately terminate. If an optionee terminates his or her relationship with us in order to accept employment with any entity engaged in the business of providing information services via electronic means, all options held by optionee will immediately terminate. Vested options may be exercised for up to 12 months after termination due to death or disability unless the options terminate or expire sooner by their terms.

     All options outstanding under the 1996 plan will immediately vest and become exercisable upon consummation of this offering or upon the acquisition of all or substantially all of our assets or in which 40% or more of our outstanding shares are acquired by a single person or entity or an affiliated group of persons or entities.

     Upon acquisition, we have the option, but not the obligation, to cancel options outstanding as of the effective date of acquisition, whether or not such options are then exercisable, in return for payment to the optionees of an amount equal to the difference between the net amount per share payable as a result of the acquisition, less the exercise price of the option. For this purpose, an "acquisition" means any transaction in which substantially all of our assets are acquired or in which more than 50% of our outstanding shares are acquired in each case by a single person or entity or an affiliated group of persons and/or entities.

     Our dissolution or a liquidation or a merger or consolidation in which we are not the surviving corporation will cause every option outstanding under the 1996 Plan to terminate as of the effective date of the dissolution, liquidation, merger or consolidation. However, the optionee either must be offered a substitute option by the resulting or surviving corporation in a merger or consolidation or will have the right to exercise any unexercised options whether or not then exercisable.

     1997 STOCK OPTION PLAN

     Our 1997 Stock Option Plan (the "1997 Plan") was adopted by the Board of Directors on March 17, 1997 and approved by the stockholders on March 26, 1997. No further options will be granted under the 1997 Plan. Options currently outstanding under the 1997 Plan will continue to be outstanding under the terms of the 1997 Plan until exercised or terminated.

     As of June 30, 1999, we had granted options under the 1997 Plan to purchase an aggregate of approximately 2,042,726 shares of common stock, of which no options had been exercised, options to purchase approximately 743,833 shares had been cancelled (due to expiration or otherwise) and options to purchase approximately 1,298,893 shares at a weighted average exercise price of approximately $2.70 per share remained outstanding.

     The 1997 Plan provides for the grant of incentive stock options under the Code to employees and nonstatutory stock options to employees, directors and consultants. The 1997 Plan is administered by the Board or a committee appointed by the Board which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

     The terms of stock options granted under the 1997 Plan generally may not exceed ten years. The exercise price of options granted under the 1997 Plan is determined by the Board, provided that the exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the option grant. Options granted under the 1997 Plan vest at the rate specified in the applicable option agreement. No incentive stock option may be transferred by the optionee other than by will or the laws of descent or distribution. A nonstatutory stock option will only be transferable by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and will be exercisable during the lifetime of the optionee only by the optionee or by a permitted transferee. An optionee whose relationship with us ceases for any reason other than death or permanent and total disability may exercise vested options in the three-month period following such cessation unless the options terminate or expire sooner by their terms. Vested options may be exercised for up to 12 months after an optionee's relationship with us or related corporations ceases due to death or disability unless such options terminate or expire sooner by their terms. Vested options may be exercised for up to 18 months after an optionee's death unless such options terminate or expire sooner by their terms.

     Upon certain changes in control, each outstanding option will become fully vested and exercisable prior to such change in control or thereafter terminate. If the benefit received by an optionee as a result of accelerated option vesting resulting from a change of control would constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code, the accelerated vesting will be reduced to the extent necessary so that no portion of such benefit is subject to the excise tax imposed by Section 4999 of the Code.

     1999 EQUITY INCENTIVE PLAN

     Our 1999 Equity Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors and approved by the stockholders on August 11, 1999. There is currently an aggregate of 1,400,000 shares of common stock authorized for issuance under the Incentive Plan. The Incentive Plan will terminate on August 10, 2009 unless sooner terminated by the Board (or Committee).

     The Incentive Plan provides for the grant of incentive stock options to employees (including officers and employee-directors) and nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to employees (including officers and employee-directors), directors and consultants. The Incentive Plan is administered by the Board or a committee appointed by the Board which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

     The terms of options granted under the Incentive Plan may not exceed ten years. The Board or committee determines the exercise price of options granted under the Incentive Plan. However, the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the option grant, and the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of the option grant. Options granted under the Incentive Plan vest at the rate specified in the option agreement. Generally, the optionee may not transfer a stock option other than by will or the laws of descent or distribution unless the optionee holds a nonstatutory stock option that provides for transfer in the stock option agreement. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose service relationship ceases for any reason may exercise vested options for the term provided in the option agreement.

     No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of our stock or, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year, under the Incentive Plan and, all of our other stock plans, may not exceed $100,000.

     Under Section 162(m) of the Code (which denies a deduction to publicly held corporations for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000), no person may be granted options under the Incentive Plan covering more than 700,000 shares of common stock in any calendar year.

     Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the Incentive Plan. Under its general authority to grant and to amend options, the Board (or committee) has the implicit authority to reprice outstanding options or to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares. Both the original and new options will count toward the Code Section 162(m) limitation set forth above.

     Restricted stock purchase awards granted under the Incentive Plan may be granted pursuant to a repurchase option in favor of us in accordance with a vesting schedule determined by the Board (or committee). The price of a restricted stock purchase award under the Incentive Plan can not be less than 85% of the fair market value of the stock subject to the award on the date of grant. Stock bonuses may be awarded in consideration of past services without a purchase payment. Unless otherwise specified, rights under a stock bonus or restricted stock bonus agreement generally may not be transferred other than by will or the laws of descent and distribution during such period as the stock awarded pursuant to such an agreement remains subject to the agreement. Stock appreciation rights granted under the Incentive Plan allows a recipient to elect to receive cash or stock of a value equal to the appreciation of optioned rights. The Incentive Plan authorizes three types of stock appreciation rights: a tandem stock appreciation right is granted along with a stock option and is subject to the same terms and conditions applicable to the option. It requires the holder to elect between exercising the option (and receiving our shares) or surrendering, in whole or in part, the option and receiving instead cash or stock equal to the appreciation of the shares that are surrendered. A concurrent stock appreciation right also is granted with a stock option and is subject to the same terms and conditions applicable to the option. However, it is exercised automatically at the same that the recipient exercises the option. Without surrendering any of the shares subject to the option, the recipient receives cash or stock equal to the appreciation of the shares exercised. On the other hand, an independent stock appreciation right is not granted with a stock option, although it generally is subject to the same terms and conditions applicable to nonstatutory stock options. On exercising the independent stock appreciation right, the recipient receives cash or stock equal to the appreciation of the share equivalents that the recipient is exercising.

     If there is any sale of substantially all of our assets, any merger, reverse merger or any consolidation in which we are not the surviving corporation, or any acquisition by certain persons, entities or groups of 50% or more of our stock, all outstanding awards under the Incentive Plan either will be assumed or substituted for by any surviving entity. If the surviving entity determines not to assume or substitute for such awards, the vesting provisions of such stock awards will be accelerated and the awards terminated if not exercised prior to such transaction.

     1999 EMPLOYEE STOCK PURCHASE PLAN

     Our Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and approved by the stockholders on August 11, 1999. There is currently an aggregate of 500,000 shares of common stock authorized for issuance under the Purchase Plan. The Purchase Plan will become effective on the effective date of this offering. The Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no longer than 27 months.

     The Purchase Plan provides a means by which employees may purchase common stock of Exactis through payroll deductions. The Purchase Plan is implemented by offerings of rights to eligible employees. Under the Purchase Plan, Exactis may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. The first offering will begin on the effective date of the initial public offering of our common stock and will end on January 31, 2001. Purchases will occur on July 31, 2000 and January 31, 2001. Unless otherwise determined by the Board, common stock is purchased for accounts of employees participating in the Purchase Plan at a price per share equal to the lower of (i) 85% of the fair market value of a share of common stock on the date of commencement of participation in the offering or (ii) 85% of the fair market value of a share of common stock on the date of purchase. Generally, all regular employees, including executive officers, who work at least 20 hours per week, who are customarily employed for at least five months per calendar year and who are employed as of the start of an offering, or as of the start of a purchase period within an offering, may participate in the Purchase Plan and may authorize payroll deductions of up to 15% of their base compensation for the purchase of stock under the Purchase Plan.

     Eligible employees may be granted rights only if the rights together with any other rights granted under employee stock purchase plans do not permit such employee's rights to purchase stock of Exactis to accrue at a rate which exceeds $25,000 of fair market value of such stock for each calendar year in which such rights are outstanding. No employee will be eligible for the grant of any rights under the Purchase Plan if immediately after such rights are granted, such employee has voting power over 5% or more of Exactis' outstanding capital stock.

     Upon certain changes of control, the Board has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the Board's direction or when all of the shares reserved for issuance have been purchased.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SERIES E FINANCING

     On July 15, 1999 and August 13, 1999, we issued an aggregate of 1,357,284 shares of Series E preferred stock to certain principal stockholders and certain other investors at a purchase price of $6.50 per share. We also issued warrants to purchase an aggregate of 203,586 shares of Series E preferred stock at an exercise price of $8.00 per share, exercisable on or prior to July 15, 2004. Of the 1,357,284 shares of Series E preferred stock sold by us, an aggregate of 1,307,657 shares were sold to the following principal stockholders for an aggregate purchase price of approximately $8.5 million:

                                                     NUMBER       NUMBER        AGGREGATE
PURCHASER                                           OF SHARES   OF WARRANTS   PURCHASE PRICE
---------                                           ---------   -----------   --------------
Boulder Ventures II, L.P. ........................   461,539      70,310        $3,000,707
Centennial Fund IV, L.P. .........................   384,615      57,961         2,500,574
Global Retail Partners, L.P. .....................   197,272      29,590         1,282,564
DLJ Diversified Partners, L.P. ...................    58,785       8,817           382,191
DLJ Diversified Partners - A, L.P. ...............    21,830       3,274           141,928
GRP Partners, L.P. ...............................    12,825       1,923            83,382
Global Retail Partners Funding, Inc. .............    13,584       2,037            88,316
DLJ ESC II, L.P. .................................     3,396         509            22,079
Tribune Company...................................   153,811      23,071         1,000,002

SERIES D FINANCING

     On June 8, 1998, we issued an aggregate of 625,001 shares of Series D preferred stock to certain principal stockholders and certain other investors at a purchase price of $5.08 per share. Of the 625,001 shares of Series D preferred stock sold by us, an aggregate of 605,315 shares were sold to the following principal stockholders for an aggregate purchase price of approximately $3.1 million:

                                                               NUMBER       AGGREGATE
PURCHASER                                                     OF SHARES   PURCHASE PRICE
---------                                                     ---------   --------------
Boulder Ventures, L.P.......................................    14,764      $   75,001
Global Retail Partners, L.P.................................   378,630       1,923,440
DLJ Diversified Partners, L.P...............................   112,824         573,146
DLJ Diversified Partners-A, L.P.............................    41,899         212,847
GRP Partners, L.P...........................................    24,614         125,039
Global Retail Partners Funding, Inc. .......................    26,068         132,425
DLJ ESC II, L.P.............................................     6,516          33,101

SERIES C FINANCING

     On July 25, 1997, we issued an aggregate of 1,911,533 shares of Series C preferred stock to certain principal stockholders and certain other investors at a purchase price of $4.00 per share. We also issued warrants to purchase an aggregate of 210,917 shares of Series C preferred stock at an exercise price of $4.00 per share, exercisable on or prior to July 24, 2001, and a warrant to purchase an aggregate of 425,000 shares of Series C preferred stock at an exercise price of $6.00 per share exercisable, subject to certain conditions, on or prior to July 24, 2000. Of the 1,911,533 shares of Series C preferred stock sold by us, an aggregate of 1,845,413 shares were sold to the following principal stockholders for an aggregate purchase price of approximately $7.4 million:

                                                     NUMBER       NUMBER        AGGREGATE
PURCHASER                                           OF SHARES   OF WARRANTS   PURCHASE PRICE
---------                                           ---------   -----------   --------------
American Express Travel Related Services
  Company.........................................   875,000      556,250       $3,500,556
Boulder Ventures Ltd..............................    40,898        3,355          163,598
Centennial Fund IV, L.P...........................   402,150       30,268        1,608,632
Telecom Partners, L.P.............................   201,290       12,160          805,173
Tribune Company...................................   326,075       33,884        1,304,335

BRIDGE FINANCING

     On June 20, 1997, we issued promissory notes in the aggregate principal amount of $2.0 million bearing simple interest at a rate of 12.0% per annum to certain principal stockholders and certain other investors. We also issued warrants to purchase an aggregate of 75,000 shares of Series C preferred stock at an exercise price of $4.00 per share exercisable on or prior to June 17, 2001. Immediately upon the closing of the Series C preferred stock financing, the principal amount outstanding under the notes and accrued interest thereon automatically converted into shares of Series C preferred stock at $4.00 per share.

SERIES B FINANCING

     On July 22, 1996, September 19, 1996 and November 27, 1996, we issued an aggregate of 1,416,666, 440,000 and 666,667 shares of Series B preferred stock, respectively, to certain principal stockholders and certain other investors at a purchase price of $3.00 per share. Of the 2,523,333 shares of Series B preferred stock sold by us, an aggregate of 1,683,333 shares were sold to the following principal stockholders for an aggregate purchase price of approximately $7.6 million:

                                                               NUMBER       AGGREGATE
PURCHASER                                                     OF SHARES   PURCHASE PRICE
---------                                                     ---------   --------------
Boulder Ventures Ltd........................................    83,333      $  249,999
Centennial Fund IV, L.P.....................................   933,333       2,799,999
SoftBank Holdings, Inc. ....................................   440,000       1,320,000
Telecom Partners, L.P.......................................   400,000       1,200,000
Tribune Company.............................................   666,667       2,000,001

SERIES A FINANCING

     On February 14, 1996 and March 15, 1996, we issued an aggregate of 600,000 and 280,000 shares, respectively, of Series A preferred stock to certain principal stockholders and certain other investors at a purchase price of $1.25 per share. Of the 880,000 shares of Series A preferred stock sold by us, an aggregate of 840,000 shares were sold to the following principal stockholders for an aggregate purchase price of approximately $1.1 million:

                                                               NUMBER       AGGREGATE
PURCHASER                                                     OF SHARES   PURCHASE PRICE
---------                                                     ---------   --------------
Centennial Fund IV, L.P. ...................................   400,000       $500,000
Telecom Partners, L.P. .....................................   400,000        500,000
Boulder Ventures Ltd. ......................................    40,000         50,000

     We believe that each of the transactions described above was carried out on terms that were no less favorable to us than those that would have been obtained from unaffiliated third parties. Any future transactions between us and any of our directors, officers or principal stockholders will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested members of the board of directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of our common stock as of August 13, 1999 for:

     - each person (or group of affiliated persons) known to us to own beneficially more than five percent of the common stock;

     - each of our directors;

     - our executive officers listed in the Summary Compensation Table; and

     - all of our directors and executive officers as a group.

     The information has been adjusted to reflect the sale of the common stock in this offering (assuming no exercise of the underwriters' over-allotment option) and the conversion of all outstanding shares of preferred stock into common stock.

     In accordance with the rules of the Securities and Exchange Commission, the following table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options within 60 days of August 13, 1999. Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them.

     We have calculated the percent of shares beneficially owned based on 8,314,115 shares of common stock outstanding before this offering and shares of common stock outstanding after this offering. An asterisk indicates ownership of less than one percent.

                                                                                 PERCENT OF SHARES
                                                                                 BENEFICIALLY OWNED
                                                      NUMBER OF SHARES    --------------------------------
BENEFICIAL OWNERS                                    BENEFICIALLY OWNED   BEFORE OFFERING   AFTER OFFERING
-----------------                                    ------------------   ---------------   --------------
Centennial Fund IV, L.P.(1)........................      2,237,789             26.5%
American Express Travel Related Services Company,
  Inc.(2)..........................................      1,176,250             13.7
Tribune Company(3).................................      1,218,374             14.5
Telecom Partners, L.P.(4)..........................      1,031,290             12.4
Global Retail Partners, L.P.(5)....................        944,393             11.3
Boulder Ventures, L.P. and Boulder Ventures II,
  L.P.(6)..........................................        716,949              8.5
Softven No. 2 Investment Enterprise
  Partnership(7)...................................        444,906              5.4
Eric R. Belcher....................................         22,055            *
Pierric D. Beckert(8)..............................             --           --
Craig M. Deans.....................................         16,666            *
E. Thomas Detmer, Jr.(9)...........................        231,105              2.7
John T. Funk(10)...................................        676,552              8.1
Adam Goldman(11)...................................             --           --
Linda Fayne Levinson(12)...........................        944,393             11.3
Raymond H. Van Wagener, Jr. .......................         31,260            *
David D. Williams(13)..............................             --           --
All executive officers and directors as a group (9
  persons)(14).....................................      1,289,945             14.9%

---------------

 (1) Includes 117,691 shares of common stock issuable upon exercise of warrants. The address of Centennial Fund IV, L.P. ("Centennial Fund IV") is 1428 Fifteenth Street, Denver, Colorado 80202.

 (2) Includes 301,250 shares of common stock issuable upon exercise of vested warrants. Excludes 255,000 shares of common stock issuable upon exercise of unvested warrants. The address of

     American Express Travel Related Services Company, Inc. ("AMEX") is 3 World Financial Center, 40th Floor, New York, New York 10285.

 (3) Includes 71,821 shares of common stock issuable upon exercise of warrants. The address of The Tribune Company ("Tribune") is 435 North Michigan Avenue, Chicago, Illinois 60611.

 (4) Includes 30,000 shares of common stock issuable upon exercise of warrants. The address of Telecom Partners, L.P. is 6400 S. Fiddlers Green Circle, Englewood, Colorado 80111.

 (5) Consists of (i) the following shares of common stock: (A) 575,902 shares held by Global Retail Partners, L.P. ("Global Retail"), (B) 171,609 shares held by DLJ Diversified Partners, L.P. ("DLJ"), (C) 63,729 shares held by DLJ Diversified Partners -- A, L.P. ("DLJ-A"), (D) 37,439 shares held by GRP Partners, L.P. ("GRP"), (E) 39,652 shares held by Global Retail Partners Funding, Inc. ("Global Funding") and (F) 9,912 shares held by DLJ ESC II, L.P. ("DLJ ESC"), and (ii) the following shares of common stock issuable upon exercise of warrants: (A) 29,590 shares held by Global Retail, (B) 8,817 shares held by DLJ, (C) 3,274 shares held by DLJ-A, (D) 1,923 shares held by GRP, (E) 2,037 shares held by Global Funding and 509 shares held by DLJ ESC. DLJ, DLJ-A, GRP, Global Funding and DLJ-ESC are affiliates of Global Retail and are referred to herein collectively as the "GRP Affiliates." The address of Global Retail and the GRP Affiliates is 2121 Avenue of the Stars, Suite 1630, Los Angeles, California 90067.

 (6) Consists of (i) the following shares of common stock: (A) 178,995 shares held by Boulder Ventures, L.P. ("Boulder Ventures I") and (B) 461,539 shares held by Boulder Ventures II, L.P. ("Boulder Ventures II"), and (ii) the following shares of common stock issuable upon the exercise of warrants: (A) 6,105 shares held by Boulder Ventures I, and (B) 70,310 shares held by Boulder Ventures II. Boulder Ventures I and Boulder Ventures II are affiliated entities. The address of Boulder Ventures I and Boulder Ventures II is 1634 Walnut Street, Suite 301, Boulder, Colorado 80302.

 (7) The address of Softven No. 2 Investment Enterprise Partnership is 3-12-3 Kanda-Nishikicho, Chiyoda, Tokyo 101-0054, Japan.

 (8) Mr. Beckert is the Vice President of Interactive Enterprise Development, a division of American Express Relationship Services and part of AMEX.

 (9) Includes 215,628 shares of common stock issuable upon exercise of stock options, of which 3,125 of such shares shall vest upon completion of this offering.

(10) The address of Mr. Funk is 22583 Anasazi Way, Golden, Colorado 80401.

(11) The sole General Partner of Centennial Fund IV is Centennial Holdings IV, L.P. ("Holdings IV"). Holdings IV may be deemed to indirectly beneficially own the shares owned by Centennial Fund IV. Mr. Goldman is a general partner of Holdings IV and may be deemed to be the indirect beneficial owner of the shares owned by Centennial Fund IV. Mr. Goldman disclaims beneficial ownership of the shares held by Centennial Fund IV, except to the extent of his pecuniary interest.

(12) Ms. Levinson is a Principal of Global Retail. The shares listed represent shares held by Global Retail and the GRP Affiliates. Ms. Levinson disclaims beneficial ownership of all shares held by Global Retail and the GRP Affiliates, except to the extent of her pecuniary interest.

(13) Mr. Williams is President and Chief Executive Officer of Tribune Media Services, Inc., a wholly-owned subsidiary of Tribune.

(14) Includes shares included pursuant to note (12).

                           DESCRIPTION OF SECURITIES

     Following completion of this offering, our authorized capital stock will consist of 35,000,000 shares of common stock, par value $.01 per share, and 3,500,000 shares of preferred stock, par value $.01 per share.

     The following description of our securities reflects changes that will be made to our certificate of incorporation and bylaws upon the closing of this offering. We have filed our restated certificate of incorporation and amended and restated bylaws as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

     As of the date of this prospectus, there are 8,314,115 shares of common stock outstanding and held of record by 60 stockholders. Upon the closing of
this offering, there will be           shares of common stock outstanding
(assuming no exercise of the underwriters' over-allotment option).

     Holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Holders of common stock are not entitled to cumulative voting rights in the election of directors. Accordingly, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors. In the event we liquidate, dissolve or wind up our affairs, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any then-outstanding shares of preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

     Our board of directors is authorized, without further stockholder approval, to issue up to an aggregate of 3,500,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series, and the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices and liquidation preferences. The issuance of preferred stock could:

     - adversely affect the voting power of holders of common stock;

     - adversely affect the likelihood that the holders of common stock will receive dividend payments and payments upon liquidation; and

     - delay, defer or prevent a change in control.

     We have no present plans to issue any shares of preferred stock.

WARRANTS

     As of the date of this prospectus, we have outstanding warrants to purchase an aggregate of 94,608 and 108,978 shares of common stock at an exercise price of $8.00 per share issued to certain principal stockholders and certain other investors, which expire on July 15, 2004 and August 13, 2004, respectively. The warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares of common stock underlying the warrants upon the occurrence of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The shares of common stock issuable upon exercise of the warrants carry registration rights, as discussed below.

     As of the date of this prospectus, Sony Music holds a warrant to purchase an aggregate of 600,000 shares of common stock at an exercise price of $6.00 per share. The warrant expires on December 30, 2003. The warrant contains anti-dilution provisions providing for adjustments of the exercise price and the number of shares of common stock underlying the warrant upon the occurrence of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The shares of common stock issuable upon exercise of the warrant carry registration rights, as discussed below. The warrant vests in four increments based upon the achievement by Sony Music of performance milestones based upon monthly gross revenue.

     The warrant ceases to vest at such time as we are not providing services to Sony Music under the service bureau agreement. As of June 30, 1999, none of the performance milestones had been achieved by Sony Music.

     As of the date of this prospectus, we have outstanding warrants to purchase an aggregate of 70,094 and 210,917 shares of common stock at an exercise price of $4.00 per share issued to certain principal stockholders and certain other investors, which expire on June 17, 2001 and July 24, 2001, respectively. The warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares of common stock underlying the warrants upon the occurrence of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The shares of common stock issuable upon exercise of the warrants carry registration rights, as discussed below.

     As of the date of this prospectus, we have outstanding a warrant to purchase an aggregate of 425,000 shares of common stock at an exercise price of $6.00 per share issued to American Express. The warrant expires on July 24, 2000. The warrant contains anti-dilution provisions providing for adjustments of the exercise price and the number of shares of common stock underlying the warrant upon the occurrence of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The shares of common stock issuable upon exercise of the warrant carry registration rights, as discussed below. The warrant vests in increments based upon the achievement by American Express of certain performance milestones. 63,750 shares vested in 1998; and the remaining 361,250 shares vest upon achievement of monthly gross revenue targets.

     As of the date of this prospectus, we have outstanding warrants to purchase an aggregate of 46,666 shares of common stock at an exercise price of $3.00 per share issued to MMC/GATX Partnership No. 1 and Silicon Valley Bank. The warrants expire on the date that is five years from the date of closing of this offering. The warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares of common stock underlying the warrants upon the occurrence of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The shares of common stock issuable upon exercise of the warrants carry registration rights, as discussed below.

REGISTRATION RIGHTS

     Pursuant to the Third Amended and Restated Stockholders' Agreement, holders of 7,302,057 shares of common stock and up to 1,556,263 shares of common stock issuable upon the exercise of warrants, have certain rights to require us to register their shares for resale under the Securities Act of 1933 during the ten-year period following this offering.

     Subject to certain limitations, (i) the holders of more than a majority of registrable securities may require that the we register such shares under the Securities Act of 1933 on Form S-1 or any similar form, with respect to at least 25% of such shares, and (ii) any holder of such shares may demand that we register on Form S-3 or any similar form, if available, shares having an aggregate offering price to the public of more than $1,000,000. We are not required to effect more than four demand registrations on Form S-1 or more than ten demand registrations on Form S-3. In addition, these stockholders are entitled to piggyback registration rights with respect to any public offering registration statement we file under the Securities Act following this offering, with certain limitations. Further, at any time after we become eligible to file a registration statement on Form S-3 or any similar short-form registration statement, such stockholders may require us to file such registration statements from time to time, again with certain limitations. We are generally required to bear all of the expenses of these registrations, except underwriting discounts and commissions. Registration of any of the shares of common stock entitled to these registration rights would result in such shares becoming freely tradable without restriction under the Securities Act.

     Upon completion of this offering, the registration rights with respect to the shares held by a stockholder will terminate if the stockholder holds less than 5% of the then-outstanding shares of common stock and the stockholder's shares are entitled to be resold without restriction under Rule 144 promulgated under the Securities Act.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     Following the closing of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the corporation's board of directors or unless the business combination is approved in a prescribed manner. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. With certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

     The following provisions of our restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of this offering may have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including attempts that might result in a premium over the market price for the common stock:

     CLASSIFIED BOARD OF DIRECTORS. Our board of directors will be divided into three classes. The directors in class I will hold office until the first annual meeting of stockholders following this offering, the directors in class II will hold office until the second annual meeting of stockholders following this offering and the directors in class III will hold office until the third annual meeting of stockholders following this offering. After each such election, the directors in that class will serve for terms of three years. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, since such classification generally increases the difficulty of replacing a majority of the directors.

     BOARD OF DIRECTOR VACANCIES. The board of directors will be authorized to fill vacant directorships and to increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees.

     STOCKHOLDER ACTION; SPECIAL MEETINGS OF STOCKHOLDERS. Our stockholders will not be permitted to take action by written consent, but only at duly called annual or special meetings of stockholders. In addition, special meetings of stockholders may be called only by the chairman of the board, the chief executive officer or a majority of the board of directors.

     ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must deliver a written notice to our principal executive offices within a prescribed time period. Our amended and restated bylaws also set forth specific requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for the election of directors at an annual meeting of stockholders.

     AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq National Market. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our bylaws provide that we will indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty to us and our stockholders. This provision of the certificate of incorporation does not eliminate the duty of care. In appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws.

     Each director will continue to be subject to liability for:

     - breach of the director's duty of loyalty to Exactis.com;

     - acts or omissions not in good faith or involving intentional misconduct;

     - knowing violations of law;

     - any transaction from which the director derived an improper personal benefit;

     - improper transactions between the director and Exactis.com; and

     - improper distributions to stockholders and improper loans to directors and officers.

     We intend to enter into indemnity agreements with each of our directors and executive officers under which each director and executive officer will be indemnified against expenses and losses incurred for claims brought against them by reason of their being a director or executive officer of Exactis.com. Our board of directors has authorized the officers of Exactis.com to investigate and obtain directors' and officers' liability insurance.

     There is no pending litigation or proceeding involving a director or officer of Exactis.com as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and control persons of Exactis.com pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

LISTING

     We have applied for listing of the common stock on the Nasdaq National Market under the trading symbol "XACT."

TRANSFER AGENT AND REGISTRAR

     We have appointed           to serve as the transfer agent and registrar
for the common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. We cannot predict what effect, if any, market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities.

     Upon the closing of this offering, we will have a total of      shares of
common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of options or warrants. Of the outstanding
shares, the      shares being sold in this offering will be freely tradable, except that any shares held by our "affiliates" may only be sold in compliance
with the limitations described below. The remaining      shares of common stock
will be "restricted securities" that may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act.

     Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will become available for sale in the public market as follows:

NUMBER
OF SHARES                                            DATE
---------                                            ----
          .............  Upon the date of this prospectus (shares eligible for resale under Rule 144(k) and not subject to lock-up agreements)
          .............  90 days following the date of this prospectus (shares eligible for resale under Rules 144 and 701 and not subject to lock-up agreements)
          .............  180 days following the date of this prospectus (lock-up agreements released)

     In general, under Rule 144, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of common stock
(approximately      shares immediately after this offering) or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of that sale is filed. In addition, a person who is not considered an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations described above.

     In addition, following the closing of this offering, we intend to file a
registration statement to register for resale the      shares of common stock
available for issuance under our stock plans. Accordingly, shares issued under those plans will become eligible for resale in the public market from time to time, subject to the lock-up agreements described below and, in the case of our affiliates, the volume limitations of Rule 144 described above. As of the date of this prospectus, options and purchase rights to acquire a total of shares of common stock are outstanding under our stock plans, of which are currently exercisable.

     Directors, officers and stockholders of Exactis.com holding an aggregate of shares of common stock have agreed that they will not sell any shares of common stock without the prior written consent of Thomas Weisel Partners LLC for a period of 180 days from the date of this prospectus. Please refer to our discussion in "Underwriting" for further discussion of these agreements.

     We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of this prospectus, other than the grant of options and purchase rights under our stock plans and the issuance of common stock pursuant thereto.

     Following this offering, certain of our stockholders will have rights to have their shares of common stock registered for resale under the Securities Act. Please refer to our discussion in "Description of Securities -- Registration Rights" for further discussion of these registration rights.

                                  UNDERWRITING

GENERAL

     Subject to the terms and conditions set forth in an agreement among the underwriters and us, each of the underwriters named below, through their representatives, Thomas Weisel Partners LLC, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and Wit Capital Corporation, has severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite its name below:

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
Thomas Weisel Partners LLC..................................
Dain Rauscher Wessels.......................................
Wit Capital Corporation.....................................
                                                              --------
          Total.............................................
                                                              ========

     The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, such as approval of legal matters by counsel. The nature of the underwriters' obligations is such that they are committed to purchase and pay for all of the shares of common stock listed above if any are purchased.

     The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act or will contribute to payments that the underwriters may be required to make relating to these liabilities.

OVER-ALLOTMENT OPTION

     We have granted a 30-day over-allotment option to the underwriters to
purchase up to an aggregate of           additional shares of our common stock
exercisable at the "public offering price" less the "underwriting discounts and commissions," each as set forth on the cover page of this prospectus. If the underwriters exercise such option in whole or in part, then each of the underwriters will be severally committed, subject to conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.

COMMISSIONS AND DISCOUNTS

     The underwriters propose to offer the shares of common stock directly to the public at the "public offering price" set forth on the cover page of this
prospectus, and at such price less a concession not in excess of $     per share
of common stock to other dealers specified in a master agreement among underwriters who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and such dealers may reallow, concessions, not
in excess of $     per share of common stock to these other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and accept by the underwriters and to other conditions, including the right to reject orders in whole or in part.

     The following table summarizes the compensation to be paid to the underwriters by us and the expenses payable by us:

                                                                    TOTAL
                                                 -------------------------------------------
                                                                WITHOUT            WITH
                                                 PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                 ---------   --------------   --------------
Underwriting discounts and commissions paid by
  us...........................................  $              $                $
Expenses payable by us.........................  $              $                $

RESERVED SHARES

     The underwriters, at our request, have reserved for sale at the initial
public offering price up to           shares of common stock to be sold in this
offering for sale to our employees and other persons designated by us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased in this manner will be offered by the underwriters on the same basis as the other shares offered in this offering.

NO SALES OF SIMILAR SECURITIES

     Our directors, officers and stockholders who hold           shares in the
aggregate, have agreed that they will not offer, sell, or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock without the prior written consent of Thomas Weisel Partners LLC for a period of 180 days from the date of this prospectus.

     In addition, we have agreed that for a period of 180 days after the dates of this prospectus we will not, without the prior written consent of Thomas Weisel Partners LLC, offer, sell, or otherwise dispose of any shares of common stock except for the shares of common stock offered in the offering and the shares of common stock issuable upon exercise of outstanding options and warrants.

INFORMATION REGARDING THOMAS WEISEL PARTNERS LLC AND WIT CAPITAL CORPORATION

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 56 filed public offerings of equity securities, of which 33 have been completed, and has acted as a syndicate member in an additional 28 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

     Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in this offering as one of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, co-manager or selected dealer in over 75 public offerings. Except for its participation as a manager in this offering, Wit Capital has no relationship with Exactis.com or any of its founders or significant stockholders.

NASDAQ NATIONAL MARKET LISTING

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock was determined through negotiations between us and representatives of the underwriters. Some of the factors considered in these negotiations will be our results of operations in recent periods, estimates of our prospects and the industry in which we compete, an assessment of our management, the general state of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. We have applied to have our common stock quoted on the Nasdaq National Market under the symbol "XACT." We cannot assure you that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the initial offering price.

     The underwriters do not expect to confirm sales of common stock to any accounts over which they exercise discretionary authority to exceed five percent of shares being offered under this prospectus.

MARKET STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than we have sold to them. The underwriters may elect to cover any short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. Under these penalty bids, selling concessions that are allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased, usually in order to stabilize the market. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. No representation is made as to the magnitude or effect of any such stabilization or other transactions. These transactions may be effected on the Nasdaq National Market or otherwise and may be discontinued at any time after they are commenced.

     A prospectus in electronic format is being made available on an Internet Web site maintained by Wit Capital. In addition, pursuant to an e-Dealer Agreement, all dealers purchasing shares from Wit Capital in the offering similarly have agreed to make a prospectus in electronic format available on Web sites maintained by each of the e-Dealers.

                                 LEGAL MATTERS

     Cooley Godward LLP, Boulder, Colorado will pass upon the validity of the shares of common stock offered hereby. Attorneys at Cooley Godward LLP are the beneficial owners, through investment partnerships, of approximately 8,700 shares of our common stock.

     Brobeck, Phleger & Harrison LLP, San Francisco, California, will pass upon certain legal matters in connection with the offering for the underwriters.

                                    EXPERTS

     The financial statements of Exactis.com, Inc. (formerly InfoBeat Inc.) as of December 31, 1997 and 1998 and for the period from inception (January 30, 1996) to December 31, 1996 and for the years ended December 31, 1997 and 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement. For further information about us and our common stock, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. In each instance, please refer to the copy of that contract, agreement or document filed as an exhibit to the registration statement.

     You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (http://www.sec.gov).

     As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with those requirements, we will file periodic reports, proxy statements and other information with the SEC. You may also inspect these reports, proxy statements and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     We intend to furnish our stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                               EXACTIS.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
Independent Auditors' Report................................   F-2
Balance Sheets as of December 31, 1997 and 1998 and June 30,
  1999 (unaudited)..........................................   F-3
Statements of Operations for the period from inception
  (January 30, 1996) to December 31, 1996, years ended
  December 31, 1997 and 1998 and six months ended June 30,
  1998 and 1999 (unaudited).................................   F-4
Statements of Stockholders' Deficit for the period from
  inception (January 30, 1996) to December 31, 1996, years
  ended December 31, 1997 and 1998 and six months ended June
  30, 1999 (unaudited)......................................   F-5
Statements of Cash Flows for the period from inception
  (January 30, 1996) to December 31, 1996, years ended
  December 31, 1997 and 1998 and six months ended June 30,
  1998 and 1999 (unaudited).................................   F-6
Notes to Financial Statements...............................   F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Exactis.com, Inc.:

     We have audited the accompanying balance sheets of Exactis.com, Inc. (formerly Infobeat Inc.) as of December 31, 1997 and 1998 and the related statements of operations, stockholders' deficit and cash flows for the period from inception (January 30, 1996) to December 31, 1996 and the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Exactis.com, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from inception (January 30, 1996) to December 31, 1996 and the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

                                            KPMG LLP

Denver, Colorado
April 2, 1999, except
  as to Note 8, which
  is as of August 13, 1999

                               EXACTIS.COM, INC.

                                 BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------     JUNE 30,
                                                                  1997           1998           1999
                                                              ------------   ------------   ------------
                                                                                            (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  3,746,703   $  6,383,255   $    556,628
  Restricted cash...........................................       750,320             --             --
  Accounts receivable, net of allowance of approximately
    $75,000 in 1997, 1998 and 1999..........................       193,687        727,295      1,472,969
  Receivable from sale of discontinued operations (note
    2)......................................................            --      1,500,000      1,500,000
  Prepaid expenses and other................................       104,207         96,961        299,619
                                                              ------------   ------------   ------------
        Total current assets................................     4,794,917      8,707,511      3,829,216
                                                              ------------   ------------   ------------
Equipment and purchased computer software, at cost (note 5):
  Computers and equipment -- production.....................     1,736,167      2,304,982      3,329,149
  Computers and equipment -- administrative.................       370,312        465,920        559,314
  Furniture and fixtures....................................       327,941        438,630        482,842
  Purchased computer software...............................       234,442        322,973        650,134
  Leasehold improvements....................................       289,763        314,879        400,597
                                                              ------------   ------------   ------------
                                                                 2,958,625      3,847,384      5,422,036
  Less accumulated depreciation and amortization............      (982,324)    (2,010,118)    (2,686,594)
                                                              ------------   ------------   ------------
                                                                 1,976,301      1,837,266      2,735,442
Deferred marketing and financing costs, net.................       151,289         59,275         19,822
Other assets................................................       142,880        202,219        208,606
                                                              ------------   ------------   ------------
        Total assets........................................  $  7,065,387   $ 10,806,271   $  6,793,086
                                                              ============   ============   ============

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................  $    116,808   $    194,540   $    789,225
  Accrued liabilities.......................................       297,252        699,014      1,189,557
  Deferred revenue (note 2).................................        12,591      2,775,858      1,624,326
  Current portion of notes payable (note 5).................       482,506        677,777        679,060
  Current portion of obligations under capital leases (note
    6)......................................................        22,307          8,056             --
                                                              ------------   ------------   ------------
        Total current liabilities...........................       931,464      4,355,245      4,282,168
Deferred revenue, net of current portion (note 2)...........            --      1,745,493      1,276,477
Notes payable, less current portion (note 5)................       816,429        609,700        300,100
Obligations under capital leases, excluding current portion
  (note 6)..................................................         8,056             --             --
                                                              ------------   ------------   ------------
        Total liabilities...................................     1,755,949      6,710,438      5,858,745
                                                              ------------   ------------   ------------
MANDATORILY REDEEMABLE PREFERRED STOCK (note 3):
  Series B, par value $.01, authorized 2,570,000 shares;
    issued and outstanding 2,523,333 shares (aggregate
    liquidation preference of $7,569,999)...................     7,546,884      7,553,489      7,556,791
  Series C, par value $.01, authorized 3,550,000 shares;
    issued and outstanding 1,911,533 shares (aggregate
    liquidation preference of $7,646,136)...................     7,224,325      7,318,061      7,364,934
  Series D, par value $.01, authorized 1,300,000 shares;
    issued and outstanding 625,001 shares in 1998 and 1999
    (aggregate liquidation preference of
    $3,175,005).............................................            --      3,153,037      3,155,478
  Warrants for the purchase of mandatorily redeemable
    preferred stock.........................................       577,713        647,936        647,936
                                                              ------------   ------------   ------------
                                                                15,348,922     18,672,523     18,725,139
                                                              ------------   ------------   ------------
STOCKHOLDERS' DEFICIT (note 3):
  Series A preferred stock, par value $.01, authorized,
    issued and outstanding 880,000 shares (aggregate
    liquidation preference of $1,100,000)...................     1,094,413      1,094,413      1,094,413
  Common stock, par value $.01. Authorized 13,500,000
    shares; issued and outstanding 1,001,000, 1,009,053 and
    1,009,053 shares, respectively..........................        10,010         10,091         10,091
  Additional paid-in capital................................         3,523         43,138        750,253
  Accumulated deficit.......................................   (11,147,430)   (15,724,332)   (19,645,555)
                                                              ------------   ------------   ------------
        Total stockholders' deficit.........................   (10,039,484)   (14,576,690)   (17,790,798)
Commitments and contingencies (note 6)......................
                                                              ------------   ------------   ------------
        TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT.........  $  7,065,387   $ 10,806,271   $  6,793,086
                                                              ============   ============   ============

                See accompanying notes to financial statements.

                               EXACTIS.COM, INC.

                            STATEMENTS OF OPERATIONS

                              PERIOD FROM
                               INCEPTION
                              (JANUARY 30,                                   SIX MONTHS ENDED
                                1996) TO     YEARS ENDED DECEMBER 31,            JUNE 30,
                              DECEMBER 31,   -------------------------   -------------------------
                                  1996          1997          1998          1998          1999
                              ------------   -----------   -----------   -----------   -----------
                                                                                (UNAUDITED)
REVENUE.....................  $        --    $   358,801   $   821,410   $   153,919   $ 3,574,498
Cost of revenue.............           --        132,000       255,976        92,883       398,706
                              -----------    -----------   -----------   -----------   -----------
          Gross profit......           --        226,801       565,434        61,036     3,175,792
                              -----------    -----------   -----------   -----------   -----------
Operating expenses:
  Marketing and sales.......           --      1,033,628     1,621,135       594,914     1,274,767
  Research, development and
     engineering............           --        700,810     1,807,176       732,662     3,134,080
  General and
     administrative.........           --      1,821,707     1,845,601       823,303     1,927,604
  Depreciation and
     amortization...........           --        580,898       730,541       337,103       689,593
                              -----------    -----------   -----------   -----------   -----------
          Total operating
            expenses........           --      4,137,043     6,004,453     2,487,982     7,026,044
                              -----------    -----------   -----------   -----------   -----------
          LOSS FROM
            OPERATIONS......           --     (3,910,242)   (5,439,019)   (2,426,946)   (3,850,252)
Interest expense, net.......           --        (72,947)     (100,907)      (30,296)      (18,360)
                              -----------    -----------   -----------   -----------   -----------
          LOSS FROM
            CONTINUING
            OPERATIONS......           --     (3,983,189)   (5,539,926)   (2,457,242)   (3,868,612)
Discontinued operations
  (note 2):
  Loss from discontinued
     operations.............   (3,391,741)    (3,715,724)   (2,282,055)     (925,949)           --
  Gain on sale of
     discontinued
     operations.............           --             --     3,347,861            --            --
                              -----------    -----------   -----------   -----------   -----------
          NET LOSS..........  $(3,391,741)   $(7,698,913)  $(4,474,120)  $(3,383,191)  $(3,868,612)
Accretion of preferred stock
  to liquidation value......       (3,303)       (53,473)     (102,782)      (50,171)      (52,611)
                              -----------    -----------   -----------   -----------   -----------
          NET LOSS
            ATTRIBUTABLE TO
            COMMON
            STOCKHOLDERS....  $(3,395,044)   $(7,752,386)  $(4,576,902)  $(3,433,362)  $(3,921,223)
                              ===========    ===========   ===========   ===========   ===========
LOSS PER COMMON
  SHARE -- BASIC AND
  DILUTED:
  Loss from continuing
     operations.............  $        --    $     (4.04)  $     (5.62)  $     (2.50)  $     (3.89)
  Earnings (loss) from
     discontinued
     operations.............        (3.40)         (3.71)         1.06         (0.92)           --
                              -----------    -----------   -----------   -----------   -----------
                              $     (3.40)   $     (7.75)  $     (4.56)  $     (3.42)  $     (3.89)
                              ===========    ===========   ===========   ===========   ===========
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES
  OUTSTANDING -- BASIC AND
  DILUTED...................    1,000,000      1,000,255     1,004,461     1,002,468     1,009,053
                              ===========    ===========   ===========   ===========   ===========

                See accompanying notes to financial statements.

                               EXACTIS.COM, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

         PERIOD FROM INCEPTION (JANUARY 30, 1996) TO DECEMBER 31, 1996,
           YEARS ENDED DECEMBER 31, 1997 AND 1998 AND THE SIX MONTHS
                        ENDED JUNE 30, 1999 (UNAUDITED)

                                         SERIES A
                                     PREFERRED STOCK         COMMON STOCK       ADDITIONAL
                                   --------------------   -------------------    PAID-IN     ACCUMULATED
                                   SHARES      AMOUNT      SHARES     AMOUNT     CAPITAL       DEFICIT         TOTAL
                                   -------   ----------   ---------   -------   ----------   ------------   ------------
BALANCES AT INCEPTION............       --   $       --          --   $   --     $     --    $        --    $         --
Issuance of common stock for
  assets.........................       --           --   1,000,000   10,000        2,282             --          12,282
Issuance of Series A preferred
  stock, net of issuance costs...  880,000    1,094,413          --       --           --             --       1,094,413
Accretion of redeemable preferred
  stock to liquidation value.....       --           --          --       --           --         (3,303)         (3,303)
Net loss.........................       --           --          --       --           --     (3,391,741)     (3,391,741)
                                   -------   ----------   ---------   -------    --------    ------------   ------------
BALANCES AT DECEMBER 31, 1996....  880,000    1,094,413   1,000,000   10,000        2,282     (3,395,044)     (2,288,349)
Issuance of common stock for
  cash...........................       --           --       1,000       10        1,241             --           1,251
Accretion of redeemable preferred
  stock to liquidation value.....       --           --          --       --           --        (53,473)        (53,473)
Net loss.........................       --           --          --       --           --     (7,698,913)     (7,698,913)
                                   -------   ----------   ---------   -------    --------    ------------   ------------
BALANCES AT DECEMBER 31, 1997....  880,000    1,094,413   1,001,000   10,010        3,523    (11,147,430)    (10,039,484)
Exercise of common stock
  options........................       --           --       8,053       81        9,911             --           9,992
Issuance of common stock options
  for services...................       --           --          --       --       29,704             --          29,704
Accretion of redeemable preferred
  stock to liquidation value.....       --           --          --       --           --       (102,782)       (102,782)
Net loss.........................       --           --          --       --           --     (4,474,120)     (4,474,120)
                                   -------   ----------   ---------   -------    --------    ------------   ------------
BALANCES AT DECEMBER 31, 1998....  880,000    1,094,413   1,009,053   10,091       43,138    (15,724,332)    (14,576,690)
Stock options issued as
  compensation at less than fair
  value..........................       --           --          --       --      707,115             --         707,115
Accretion of redeemable preferred
  stock to liquidation value.....       --           --          --       --           --        (52,611)        (52,611)
Net loss.........................       --           --          --       --           --     (3,868,612)     (3,868,612)
                                   -------   ----------   ---------   -------    --------    ------------   ------------
BALANCES AT JUNE 30, 1999
  (unaudited)....................  880,000   $1,094,413   1,009,053   $10,091    $750,253    $(19,645,555)  $(17,790,798)
                                   =======   ==========   =========   =======    ========    ============   ============

                See accompanying notes to financial statements.

                               EXACTIS.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                   PERIOD FROM
                                                    INCEPTION
                                                   (JANUARY 30,                                   SIX MONTHS ENDED
                                                     1996) TO     YEARS ENDED DECEMBER 31,            JUNE 30,
                                                   DECEMBER 31,   -------------------------   -------------------------
                                                       1996          1997          1998          1998          1999
                                                   ------------   -----------   -----------   -----------   -----------
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................  $(3,391,741)   $(7,698,913)  $(4,474,120)  $(3,383,191)  $(3,868,612)
  Adjustments to reconcile net loss to net cash
    used by operating activities:
    Loss from discontinued operations............    3,391,741      3,715,724     2,282,055       925,949            --
    Gain on sale of discontinued operations......           --             --    (3,347,861)           --            --
    Depreciation and amortization................           --        580,898       730,541       337,103       689,593
    Amortization of deferred marketing and
      financing costs............................           --         77,606       162,237        65,894        39,458
    Preferred stock and preferred stock warrants
      issued for financing costs, marketing cost
      and interest expense.......................           --        113,197            --            --            --
    Common stock options issued for services and
      compensation...............................           --             --        29,704            --       707,115
    Accretion of premium on notes payable........           --         29,748        53,286        25,251        25,520
  Changes in operating assets and liabilities:
    Accounts receivable..........................           --       (193,687)   (2,033,608)     (272,101)     (745,674)
    Prepaid expenses and other...................           --         26,601         7,246      (120,470)     (202,658)
    Other assets.................................           --        (12,692)      (66,693)      (50,625)       (6,387)
    Accounts payable and accrued liabilities.....           --        (75,170)      479,494       175,012     1,085,228
    Deferred revenue.............................           --         12,591     4,508,760       237,394    (1,620,548)
                                                   -----------    -----------   -----------   -----------   -----------
        Net cash used by continuing operations...           --     (3,424,097)   (1,668,959)   (2,059,784)   (3,896,965)
  Net cash used by discontinued operations.......   (3,003,956)    (3,491,102)   (1,980,989)     (794,850)           --
                                                   -----------    -----------   -----------   -----------   -----------
        Net cash used by operating activities....   (3,003,956)    (6,915,199)   (3,649,948)   (2,854,634)   (3,896,965)
                                                   -----------    -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of discontinued
    operations...................................           --             --     3,355,215            --            --
  Purchase of equipment and software.............   (1,848,753)    (1,056,942)     (894,493)     (261,633)   (1,587,769)
  Proceeds from sale of equipment................       31,289          7,358         1,921            --            --
                                                   -----------    -----------   -----------   -----------   -----------
        Net cash provided (used) by investing
          activities.............................   (1,817,464)    (1,049,584)    2,462,643      (261,633)   (1,587,769)
                                                   -----------    -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common and preferred
    stock........................................    8,631,389      5,414,330     3,160,588     3,163,486            --
  Principal payments on capital lease
    obligations..................................      (11,912)       (19,768)      (22,307)      (10,955)       (8,056)
  Proceeds from notes payable....................           --      3,522,658       477,343       111,452            --
  Payments on notes payable......................           --       (253,471)     (542,087)     (240,130)     (333,837)
  Change in restricted cash......................           --       (750,320)      750,320       619,376            --
                                                   -----------    -----------   -----------   -----------   -----------
        Net cash provided (used) by financing
          activities.............................    8,619,477      7,913,429     3,823,857     3,643,229      (341,893)
                                                   -----------    -----------   -----------   -----------   -----------
        Net increase (decrease) in cash and cash
          equivalents............................    3,798,057        (51,354)    2,636,552       526,962    (5,826,627)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD.........................................           --      3,798,057     3,746,703     3,746,703     6,383,255
                                                   -----------    -----------   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.......  $ 3,798,057    $ 3,746,703   $ 6,383,255   $ 4,273,665   $   556,628
                                                   ===========    ===========   ===========   ===========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION --
  Cash paid for interest.........................  $     4,807    $    86,865   $   107,558   $    54,860   $    46,099
                                                   ===========    ===========   ===========   ===========   ===========
SUPPLEMENTAL NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Common stock and common stock options issued
    for assets...................................  $    12,282             --            --            --            --
                                                   ===========    ===========   ===========   ===========   ===========
  Redeemable preferred stock warrants issued for
    financing and marketing costs................  $        --    $   320,394   $    70,223            --            --
                                                   ===========    ===========   ===========   ===========   ===========
  Notes payable and accrued interest payable
    converted to preferred stock.................  $        --    $ 2,021,697            --            --            --
                                                   ===========    ===========   ===========   ===========   ===========

                See accompanying notes to financial statements.

                               EXACTIS.COM, INC.

                         Notes to Financial Statements

            December 31, 1997 and 1998 and June 30, 1999 (Unaudited)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) BUSINESS AND BASIS OF FINANCIAL STATEMENT PRESENTATION

        Exactis.com, Inc. (formerly Infobeat Inc.) (the "Company"), a Delaware corporation, was formed on January 30, 1996. In January 1999, the Company changed its name from Infobeat Inc. to Exactis.com, Inc. The Company provides permission-based outsourced email marketing and communications solutions. Through December 1998, the Company also sold advertising, which was distributed with free email consumer newsletters to subscribers (see note 2).

        The accompanying unaudited financial information as of June 30, 1999 and for the six-month periods ended June 30, 1998 and 1999 has been prepared in accordance with generally accepted accounting principles for interim financial information. All significant adjustments, consisting of only normal and recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the results of operations and cash flows for the six months ended June 30, 1998 and 1999 have been included. Operating results for the six month period ending June 30, 1999 are not necessarily indicative of the results that may be expected for the full year.

        The Company has incurred significant losses since inception and expects to incur a loss in 1999. Should the Company be unable to generate significant revenue and realize cash flows from operations in the near term, the Company will require additional equity or debt financing to meet working capital needs and to fund operating losses. Although the Company completed financing transactions in July and August 1999, as described in note 8, management believes the Company will require additional financing and there can be no assurances that such financing will be available in the future.

        The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     (B) CASH EQUIVALENTS AND RESTRICTED CASH

        The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

        Restricted cash in 1997 consisted of proceeds from the sale of preferred stock to a strategic partner which was committed, and used in 1998, for the development of the email services business.

     (C) EQUIPMENT AND PURCHASED COMPUTER SOFTWARE

        Equipment and purchased computer software are recorded at cost. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the assets which range from 3 to 5 years.

     (D) INCOME TAXES

        The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement 109). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the

                               EXACTIS.COM, INC.

        future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

     (E) FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying amount of certain of the Company's financial instruments, including accounts receivable and accrued liabilities, approximate fair value because of their short maturities. Because the interest rates on the Company's notes payable and capital lease obligations reflect market rates and terms, the fair values of these instruments approximate carrying amounts.

     (F) REVENUE RECOGNITION

        Revenue generally is derived from the delivery of email messages for clients on a pre-determined price per message basis and is recognized upon delivery. The Company records deferred revenue for payments received in advance of services performed.

     (G) IMPAIRMENT OF LONG-LIVED ASSETS AND ASSETS TO BE DISPOSED OF

        In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is generally measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is equal to the amount by which the carrying amounts of the assets exceed the fair values of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

     (H) STOCK-BASED COMPENSATION

        The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price of the option. Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation, permits entities to recognize as expense, over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income or loss disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123.

     (I) CONTINGENT STOCK PURCHASE WARRANTS

        The Company recorded contingent stock purchase warrants issued prior to November 21, 1997 in accordance with Emerging Issues Task Force Bulletin 96-3: Accounting for Equity Instruments

                               EXACTIS.COM, INC.

        That Are Issued for Consideration Other Than Employee Services under FASB Statement No. 123. Under EITF 96-3, the number of warrants estimated to eventually be issued are recorded at the fair value at the grant date. The Company expenses subsequent revisions to the estimated number of warrants to be issued based on the fair value of the warrants, as determined at the grant date.

        The Company has recorded contingent stock purchase warrants issued subsequent to November 20, 1997 in accordance with Emerging Issues Task Force Bulletin 96-18: Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. At the grant date, the minimum number of warrants which may eventually be issued are recorded at their fair value, which is adjusted in subsequent periods for revisions of the minimum number of warrants to be issued and the then current fair value of the warrants.

     (J) LOSS PER SHARE

        Loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). Under SFAS 128, basic earnings (loss) per share (EPS) excludes dilution for potential common stock and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Basic and diluted EPS are the same in 1996, 1997, 1998 and 1999, as all potential common stock instruments are antidilutive.

(2) DISCONTINUED OPERATIONS

     Prior to December 1998, the Company operated in two lines of business. The Company's initial business, the "InfoBeat publishing business" was the publication of advertising supported newsletters delivered daily to subscribers via email. In early 1998, the Company launched its outsourced email marketing and communications services business (the "email services business").

     In December 1998 the Company sold the InfoBeat publishing business, including rights to the InfoBeat brand, the consumer newsletters and the subscriber lists to Sony Music, a Group of Sony Music Entertainment Inc. The sales agreement and related service agreement provide for the payment of $5.0 million in 1998, $1.5 million in 1999 and minimum payments over a three year period totaling $8.3 million for email distribution services to be provided to Sony Music, including distribution of modified versions of the InfoBeat newsletters. In connection with the agreements, Sony Music was granted preferred stock purchase warrants with contingent vesting provisions based on future performance criteria (see note 3).

     The Company accounted for the sales transaction, and allocated the related revenue, based on the estimated fair values of the separate elements of the arrangement. Accordingly, the excess of the total minimum proceeds under the agreement of $14.8 million over the estimated fair value of the service arrangement, as determined by the Company's Board of Directors, was recorded as a gain on the sale of the discontinued operations of approximately $3.3 million. Proceeds received as of December 31, 1998 in excess of the gain, and the related $1.5 million receivable for a payment due in 1999, were recorded as deferred revenue totaling approximately $4.3 million, which will be amortized to revenue over the term of the service agreement.

     The results of the InfoBeat publishing business have been reported separately as discontinued operations in the statements of operations. As the Company has not recorded income tax benefits for

                               EXACTIS.COM, INC.

     net operating loss carryforwards, no income taxes were allocated to discontinued operations. Revenue of the InfoBeat publishing business for the period from inception to December 31, 1996 and the years ended December 31, 1997 and 1998 was $0, $496,099 and $1,957,700, respectively, which amounts are included in loss from discontinued operations in the accompanying statements of operations. The net assets specifically used in the InfoBeat publishing business were not significant at December 31, 1998.

(3) PREFERRED STOCK AND STOCKHOLDERS' EQUITY

     (A) PREFERRED STOCK

        The Company has four classes of preferred stock outstanding (Series A, Series B, Series C and Series D) in addition to common stock. All preferred shares are convertible at any time, at the option of the holder, or in the case of an initial public offering meeting certain offering price requirements, into an equal number of shares of common stock, subject to adjustment for dilution that may occur from future equity transactions. All preferred shares have voting rights on an as-converted basis and have liquidation preferences equal to the face amount of preferred shares sold.

        The Series B, Series C and Series D Preferred Stock are subject to mandatory redemption by the Company at $3.00, $4.00 and $5.08 per share, respectively, as specified below:

                                                           PERCENTAGE OF REMAINING
REDEMPTION DATE                                             SHARES TO BE REDEEMED
---------------                                            -----------------------
July 31, 2003...........................................          33 1/3%
July 31, 2004...........................................              50%
July 31, 2005...........................................             100%

        The Series A preferred shares are not redeemable.

     (B) WARRANTS

        In April 1997, the Company issued warrants to purchase 46,666 shares of Series B preferred stock at $3.00 per share in connection with the issuance of notes payable to a bank. The warrants expire in 2007 and at December 31, 1998, all of the warrants were exercisable. The fair value of the warrants at the date of issuance was recorded as deferred financing costs and is being amortized to interest expense over the term of the notes using the interest method.

        In June 1997, the Company issued warrants to purchase 75,000 shares of Series C preferred stock at $4.00 per share in connection with a bridge financing. The warrants expire in 2001 and at December 31, 1998, all of the warrants were exercisable. The fair value of the warrants at the date of issuance was recognized as interest expense in 1997.

        In July 1997, the Company issued warrants to purchase 210,917 shares of Series C preferred stock at $4.00 per share in connection with the issuance of Series C preferred stock. The warrants expire in 2001 and at December 31, 1998, all of the warrants were exercisable. The fair value of the warrants at the date of issuance was separately recorded as warrants for the purchase of mandatorily redeemable preferred stock and as a reduction in the Series C preferred stock balance.

        In July 1997, the Company issued warrants to purchase 425,000 shares of Series C preferred stock at $6.00 per share in connection with a marketing agreement. Vesting of the warrants is contingent upon the recipient meeting certain performance requirements under the agreement.

                               EXACTIS.COM, INC.

        The warrants expire in 2000 and at December 31, 1998, 63,750 of the warrants were exercisable. The fair value of the warrants is being recognized as marketing and sales expense over the term of the agreement, based on management's periodic estimate of the number of warrants which will ultimately vest under the agreement. Such estimate was adjusted in 1998 and the Company recorded an additional $70,223 of deferred marketing expense. At June 30, 1999, 170,000 warrants were vested and exercisable.

        In December 1998, the Company issued warrants to purchase 600,000 shares of Series D preferred stock in connection with the service arrangement described in note 2. The exercise price per share is the greater of $6.00 per share or the price per share that is received in a qualified financing prior to performance requirements being met. Vesting of the warrants is contingent upon the recipient meeting certain performance requirements under the agreement. The warrants expire in 2003 and at June 30, 1999 and December 31, 1998, none of the warrants were exercisable. The fair value of the warrants is being recognized as marketing and sales expense at the time performance requirements are met.

     (C) STOCK OPTIONS

        In 1996 and 1997, the Company adopted stock option plans (the 1996 Plan and the 1997 Plan) pursuant to which the Company's Board of Directors may grant incentive stock options and non-qualified stock options to employees, directors and consultants. The 1996 Plan and the 1997 Plan authorize grants of options to purchase up to an aggregate of 1,600,000 shares of authorized but unissued common stock. Options forfeited under the 1996 Plan are available for grant under the 1997 Plan. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant as determined by the Company's Board of Directors. Incentive stock options have ten-year terms and generally vest 25% one year from the grant date with the remainder vesting on a pro-rata basis over 36 months. Non-qualified stock options have ten-year terms and generally vest over periods up to four years from the grant date.

        At December 31, 1998, 587,081 shares were available for grant under the Plans. The per share weighted-average fair value of stock options granted during 1996, 1997 and 1998 was $0.10, $0.33 and $0.41, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: no volatility or dividends, risk-free interest rate of 6%, and an expected life of 2 years.

        The Company utilizes APB Opinion No. 25 in accounting for its Plans and, accordingly, since the Company generally grants options at fair value, no compensation cost was recognized for stock options in the accompanying financial statements in 1996, 1997 and 1998. In May, 1999, 658,000 stock options were granted with exercise prices less than fair market value, resulting in total compensation expense to be recognized over the vesting period of $1,855,560, $707,115 of which was recognized in the six months ended June 30, 1999. If the Company determined compensation cost based on the fair value of the options at the grant date under SFAS No. 123, the Company's net loss would have been approximately $3,413,000, $7,714,000 and $4,540,000 in 1996, 1997 and
        1998, respectively.

                               EXACTIS.COM, INC.

        The following table summarizes stock option activity from inception (January 30, 1996) to June 30, 1999:

                                                     NUMBER OF   WEIGHTED-AVERAGE
                                                      OPTIONS     EXERCISE PRICE
                                                     ---------   ----------------
Balances at inception..............................         --        $  --
  Granted..........................................    619,643          .93
  Forfeited........................................     (3,500)         .89
                                                     ---------
Balance at December 31, 1996.......................    616,143          .93
  Exercised........................................     (1,000)        1.25
  Granted..........................................    657,160         2.88
  Forfeited........................................   (378,667)        1.14
                                                     ---------
Balance at December 31, 1997.......................    893,636         1.71
  Exercised........................................     (8,053)        1.25
  Granted..........................................    513,065         3.74
  Forfeited........................................   (385,729)        2.04
                                                     ---------
Balance at December 31, 1998.......................  1,012,919         3.05
  Granted..........................................    956,000         2.38
  Forfeited........................................   (544,496)        3.13
                                                     ---------
Balances at June 30, 1999 (unaudited)..............  1,424,423         2.57
                                                     =========

        At December 31, 1998, the range of exercise prices of outstanding options was $0.75 to $4.32 and the remaining contractual life of outstanding options was 8.71 years. At December 31, 1998, 291,284 incentive options and 75,043 non-qualified options were exercisable.

        The following table summarizes information about stock options outstanding at December 31, 1998:

                OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
---------------------------------------------------   -----------------------
                              WEIGHTED                   NUMBER
   RANGE                       AVERAGE     WEIGHTED   EXERCISABLE    WEIGHTED
     OF                       REMAINING    AVERAGE       AS OF       AVERAGE
  EXERCISE       NUMBER      CONTRACTUAL   EXERCISE   DECEMBER 31,   EXERCISE
   PRICES      OUTSTANDING      LIFE        PRICE         1998        PRICE
------------   -----------   -----------   --------   ------------   --------
$.75 -- 1.25      165,693       7.74        $1.20       100,395       $1.20
3.00 -- 3.40      689,810       8.72         3.21       247,016        3.13
        4.32      157,416       9.69         4.32        18,916        4.32
                ---------                               -------
                1,012,919       8.71         3.05       366,327        2.66
                =========                               =======

                               EXACTIS.COM, INC.

(4) INCOME TAXES

     Income tax benefit relating to losses from continuing operations for the period and years ended December 31 differs from the amounts that would result from applying the federal statutory rate of 34% as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                             -------------------------
                                                                1997          1998
                                                             -----------   -----------
Expected tax benefit.......................................  $(1,354,284)  $(1,883,575)
State income taxes, net of federal benefit.................      (78,867)     (109,691)
Change in valuation allowance for deferred tax assets......    1,505,151     2,028,266
Other, net.................................................      (72,000)      (35,000)
                                                             -----------   -----------
Actual income tax benefit..................................  $        --   $        --
                                                             ===========   ===========

     No tax benefit was recorded by the Company for the six months ended June 30, 1999 due to net operating losses and an increase in the valuation allowance for deferred tax assets.

     Temporary differences that give rise to the components of deferred tax assets as of December 31 are as follows:

                                                                1997          1998
                                                             -----------   -----------
Net operating loss carryforwards...........................  $ 3,665,164   $ 4,372,641
Receivables due to allowance for doubtful accounts for tax
  purposes only............................................       27,771        27,771
Deferred revenue...........................................           --     1,138,453
Equipment and leasehold improvements due to differences in
  depreciation.............................................       (4,938)       71,082
Accrued expenses...........................................       22,203        78,692
Other, net.................................................           --        49,827
                                                             -----------   -----------
          Gross deferred tax asset.........................    3,710,200     5,738,466
Valuation allowance........................................   (3,710,200)   (5,738,466)
                                                             -----------   -----------
          Net deferred tax asset...........................  $        --   $        --
                                                             ===========   ===========

     At December 31, 1998, the Company had a net operating loss carryforward for federal income tax purposes of approximately $11.8 million, which is available to offset future federal taxable income, if any, through 2018. Management believes the utilization of the carryforwards will be limited by Internal Revenue Code Section 382 relating to changes in ownership, as defined.

     Due to the uncertainty regarding the realization of the deferred tax assets relating to the net operating loss carryforwards and other temporary differences, a valuation allowance has been recorded for the entire amount of the Company's deferred tax asset at December 31, 1997 and 1998 and June 30, 1999.

                               EXACTIS.COM, INC.

(5) LONG-TERM DEBT

     Long-term debt consists of the following:

                                                        DECEMBER 31,
                                                   -----------------------    JUNE 30,
                                                      1997         1998         1999
                                                   ----------   ----------   -----------
                                                                             (UNAUDITED)
14.0% note, payable in monthly installments of
  $31,669, including interest, with final payment
  of $75,000 due March 1, 2000; secured by
  computer equipment.............................  $  796,513   $  502,994    $ 340,709
12.5% note, payable in monthly installments of
  $12,815, including interest, with final payment
  of $30,622 due October 1, 2000; secured by
  computer equipment and furniture...............     388,056      276,148      214,735
12.5% note, payable in monthly installments of
  $3,585, including interest, with final payment
  of $8,577 due December 1, 2000; secured by
  computer equipment.............................     114,366       82,830       65,976
12.3% note, payable in monthly installments of
  $3,487, including interest with final payment
  of $8,359 due May 1, 2001......................          --       93,631       78,013
12.3% note, payable in monthly installments of
  $11,454, including interest, with final payment
  of $27,442 due August 1, 2001..................          --      331,874      279,727
                                                   ----------   ----------    ---------
                                                    1,298,935    1,287,477      979,160
          Less current portion...................    (482,506)    (677,777)    (679,060)
                                                   ----------   ----------    ---------
          Long-term debt, excluding current
            portion..............................  $  816,429   $  609,700    $ 300,100
                                                   ==========   ==========    =========

     The above notes payable are included in a bank financing agreement. The aggregate maturities for long-term debt for each of the years subsequent to December 31, 1998 are as follows: 1999 -- $677,777; 2000 -- $496,938 and
     2001 -- $112,762.

     In June 1997, the Company borrowed $2.0 million in the form of convertible subordinated promissory notes with an interest rate of 12%, which amount was converted to Series C preferred stock in July 1997.

                               EXACTIS.COM, INC.

(6) COMMITMENTS AND CONTINGENCIES

     (A) LEASES

        The Company leases office facilities under an operating lease agreement which expires in 2001. Additionally, the Company has leased $62,043 of computer equipment under capital leases. Future minimum lease payments as of December 31, 1998, are as follows:

                                                            CAPITAL   OPERATING
                                                            LEASES      LEASE
                                                            -------   ---------
1999......................................................  $8,260    $175,176
2000......................................................      --     175,176
2001......................................................      --     175,176
                                                            ------    --------
          Total future minimum lease payments.............   8,260    $525,528
                                                                      ========
Less amount representing interest.........................    (204)
                                                            ------
          Present value of future minimum lease payments--
            current.......................................  $8,056
                                                            ======

        Rent expense for the period from inception (January 30, 1996) to December 31, 1996, the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999 was $57,300, $152,461, $167,862 and
        $88,107, respectively.

     (B) EMPLOYEE BENEFIT PLAN

        During 1996, the Company established a 401(k) plan that allows eligible employees to contribute up to 15% of their compensation up to a maximum amount provided by the Internal Revenue Code. The Company may make discretionary contributions to the 401(k) plan. The Company has made no contributions to the Plan since inception.

     (C) LITIGATION

        The Company is subject to litigation and claims incidental to its business. While it is not feasible to predict or determine the financial outcome of these matters, management does not believe that the ultimate resolution of these matters will result in a significant adverse effect on the Company's financial position, results of operations or liquidity.

(7) SIGNIFICANT CUSTOMERS

     Revenue from continuing operations attributable to significant customers (as a percentage of total revenue from continuing operations) in 1997, 1998 and 1999 was as follows:

                                                              YEARS ENDED
                                                             DECEMBER 31,      SIX MONTHS
                                                             -------------   ENDED JUNE 30,
                                                             1997    1998         1999
                                                             -----   -----   --------------
                                                                              (UNAUDITED)
Customer A.................................................    --     --           62%
Customer B.................................................   100%     6%          --
Customer C.................................................    --     18%           5%
Customer D.................................................    --     11%           3%

                               EXACTIS.COM, INC.

(8) SUBSEQUENT EVENTS

     On July 15, 1999, the Company issued 630,738 shares of Series E redeemable preferred stock, and warrants to purchase 94,608 shares of Series E redeemable preferred stock, for proceeds of approximately $4.1 million. On August 13, 1999, the Company issued 726,546 additional shares of Series E redeemable preferred stock, and additional warrants to purchase 108,978 shares of Series E redeemable preferred stock, for proceeds of approximately $4.7 million. The Series E preferred shares have similar rights and obligations as the Series B, C and D redeemable preferred stock (see note 3). The warrants have an exercise price of $8.00 per share and expire in July 2004.

PROSPECTUS

                               [EXACTIS.COM LOGO]

                                        Shares

                                  Common Stock

                           THOMAS WEISEL PARTNERS LLC

                             DAIN RAUSCHER WESSELS
                    A DIVISION OF DAIN RAUSCHER INCORPORATED

                            WIT CAPITAL CORPORATION

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by us in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........   $ 15,985.00
NASD filing fee.............................................      6,250.00
Nasdaq National Market listing application fee..............      5,000.00
Blue Sky fees and expenses..................................     10,000.00
Printing and engraving expenses.............................    175,000.00
Legal fees and expenses.....................................    300,000.00
Accounting fees and expenses................................    100,000.00
Transfer agent and registrar fees...........................     10,000.00
Miscellaneous expenses......................................     27,765.00
                                                               -----------
     Total..................................................    650,000.00
                                                               ===========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our bylaws provide that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty to us and our stockholders. This provision of the certificate of incorporation does not eliminate the duty of care. In appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws.

     Each director will continue to be subject to liability for:

     - breach of the director's duty of loyalty to Exactis.com;

     - acts or omissions not in good faith or involving intentional misconduct;

     - knowing violations of law;

     - any transaction from which the director derived an improper personal benefit;

     - improper transactions between the director and Exactis.com; and

     - improper distributions to stockholders and improper loans to directors and officers.

     We intend to enter into indemnity agreements with each of our directors and executive officers under which each director and executive officer will be indemnified against expenses and losses incurred for claims brought against them by reason of their being a director or executive officer of Exactis.com. Our board of directors has authorized the officers of Exactis.com to investigate and obtain directors' and officers' liability insurance.

     There is no pending litigation or proceeding involving a director or officer of Exactis.com as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and control persons of Exactis.com pursuant to the foregoing provisions, or otherwise, Exactis.com has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Described below is information regarding all securities that have been issued by us during the past three years.

     On various dates between August 1996 and August 1999, we issued an aggregate of 12,058 shares of its common stock to 11 employees pursuant to the exercise of options granted under its stock options. The exercise prices per share range from $0.75 to $1.25, for aggregate consideration of $14,988. We relied on the exemption provided by Rule 701 of the Securities Act.

     On July 15, 1999, we issued an aggregate of 630,738 shares of our Series E preferred stock at a purchase price of $6.50 per share and warrants to purchase up to 94,608 shares of Series E preferred stock at an exercise price of $8.00 per share to nine accredited investors for cash proceeds in the aggregate amount of $4.1 million. In a second closing held on August 13, 1999, we issued an additional 726,546 shares of our Series E preferred stock at a purchase price of $6.50 per share and warrants to purchase up to 108,978 shares of Series E preferred stock at an exercise price of $8.00 per share to twenty-nine accredited investors for cash proceeds in the aggregate amount of $4.7 million. We relied on the exemption provided by Rule 506 of Regulation D under the Securities Act.

     On December 30, 1998, we issued a warrant to purchase an aggregate of 600,000 shares of our Series D preferred stock at an exercise price of $6.00 per share to one accredited investor in connection with our sale of certain assets. We relied on the exemption provided by Rule 506 of Regulation D under the Securities Act.

     On June 8, 1998, we issued an aggregate of 625,001 shares of our Series D preferred stock to eight accredited investors at a purchase price of $5.08 per share for cash proceeds in the aggregate amount of $3.2 million. We relied on the exemption provided by Rule 506 of Regulation D under the Securities Act.

     On July 24, 1997, we issued an aggregate of 1,911,533 shares of our Series C preferred stock at a purchase price of $4.00 per share and warrants to purchase up to 210,917 shares of Series C preferred stock at an exercise price of $4.00 per share to six accredited investors for cash proceeds in the aggregate amount of $7.6 million. We relied on the exemption provided by Rule 506 of Regulation D under the Securities Act.

     On July 24, 1997, we issued a warrant to purchase an aggregate of 425,000 shares of our Series C preferred stock at an exercise price of $6.00 per share to one accredited investor in connection with a marketing agreement. We relied on the exemption provided by Rule 506 of Regulation D under the Securities Act.

     On June 20, 1997, we issued convertible promissory notes in the aggregate principal amount of $2.0 million bearing simple interest at a rate of 12.0% per annum and warrants to purchase up to 75,000 shares of Series C preferred stock at an exercise price of $4.00 per share to five accredited investors for cash proceeds in the aggregate amount of $2.0 million. We relied on the exemption provided by Rule 506 of Regulation D under the Securities Act.

     In connection with a Loan and Security Agreement dated March 27, 1997, we issued warrants to two lenders to purchase up to an aggregate of 46,666 shares of Series B preferred stock at an exercise price of $3.00 per share. We relied on the exemption provided by Rule 506 of Regulation D under the Securities Act.

     On July 22, 1996, we issued an aggregate of 1,416,666 shares of our Series B preferred stock to three accredited investors at a purchase price of $3.00 per share. On September 19, 1996, we issued 440,000 shares of Series B preferred stock to an additional accredited investor at a purchase price of $3.00 per share. On November 27, 1996, we issued 666,667 shares of Series B preferred stock to an additional accredited investor at a purchase price of $3.00 per share. The Company received cash proceeds from the issuance of Series B preferred stock in the aggregate amount of $7.6 million. We relied on the exemption provided by Rule 506 of Regulation D under the Securities Act.

     The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view for distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about Exactis.com.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS.

      EXHIBIT NO.        DESCRIPTION
      -----------        -----------
         1.1*            -- Form of Underwriting Agreement.
         3.1             -- Restated Certificate of Incorporation of Exactis.com.
         3.2*            -- Certificate of Amendment to Restated Certificate of
                            Incorporation of Exactis.com.
         3.3             -- Form of Restated Certificate of Incorporation of
                            Exactis.com to become effective upon the closing of this
                            offering.
         3.4             -- Bylaws of Exactis.com.
         3.5             -- Amended and Restated Bylaws of Exactis.com to become
                            effective upon the closing of this offering.
         4.1             -- Reference is made to Exhibits 3.1 through 3.4.
         4.2*            -- Specimen stock certificate representing shares of common stock of Exactis.com.
         5.1*            -- Opinion of Cooley Godward LLP regarding the legality of the securities being registered.
        10.1             -- 1996 Stock Option Plan of Exactis.com.
        10.2*            -- 1997 Stock Option Plan of Exactis.com.
        10.3             -- 1999 Equity Incentive Plan of Exactis.com.
        10.4             -- 1999 Employee Stock Purchase Plan of Exactis.com.
        10.5             -- Third Amended and Restated Stockholders' Agreement, among
                            Exactis.com and certain of its stockholders, dated July
                            15, 1999.
        10.6             -- Form of Indemnity Agreement to be entered into between
                            Exactis.com and each of its directors and executive
                            officers.
        10.7             -- Sublease Agreement, between Exactis.com and Atlantic
                            Richfield Company, as amended, dated August 7, 1996.
        10.8             -- Series A Preferred Stock Purchase Agreement, among
                            Exactis.com and the parties named therein, as amended,
                            dated February 14, 1996 and March 15, 1996.
        10.9             -- Series B Preferred Stock Purchase Agreement, among
                            Exactis.com and the parties named therein, as amended,
                            dated July 22, 1996 September 19, 1996 and November 27,
                            1996.
        10.10            -- Series C Preferred Stock Purchase Agreement, among
                            Exactis.com and the parties named therein, as amended,
                            dated July 24, 1997.
        10.11            -- Series D Preferred Stock Purchase Agreement, among
                            Exactis.com and the parties named therein, as amended,
                            dated June 8, 1998.
        10.12            -- Series E Preferred Stock Purchase Agreement, among
                            Exactis.com and the parties named therein, as amended,
                            dated July 15, 1999.
        10.13*+          -- Asset Purchase Agreement, between Exactis.com and Sony
                            Music, a Group of Sony Music Entertainment Inc., dated
                            December 15, 1998.

      EXHIBIT NO.        DESCRIPTION
      -----------        -----------
        10.14*+          -- Service Bureau Agreement, between Exactis.com and Sony
                            Music, a Group of Sony Music Entertainment Inc., dated
                            January 1, 1999.
        10.15            -- Form of Series B Preferred Stock Warrant.
        10.16            -- Form of Series C Preferred Stock Warrant.
        10.17            -- Form of Series C Preferred Stock Warrant issued to
                            American Express on July 24, 1997.
        10.18            -- Form of Series D Preferred Stock Warrant.
        10.19            -- Form of Series E Preferred Stock Warrant.
        23.1*            -- Consent of Cooley Godward LLP (included in Exhibit 5.1).
        23.2             -- Consent of KPMG LLP.
        24.1             -- Powers of attorney (included on Page II-5).
        27               -- Financial Data Schedule.

---------------

* To be filed by amendment.

+ Confidential treatment will be requested with respect to portions of these exhibits.

     (B) FINANCIAL STATEMENT SCHEDULES.

     Not applicable.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, County of Denver, State of Colorado, on August 16, 1999.

                                            By:  /s/ E. THOMAS DETMER, JR.
                                              ----------------------------------
                                                    E. Thomas Detmer, Jr.
                                                President and Chief Executive
                                                            Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. Thomas Detmer, Jr. and Kenneth W. Edwards, Jr. and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

/s/ ADAM GOLDMAN                                       Chairman of the Board of         August 16, 1999
-----------------------------------------------------    Directors
      Adam Goldman

/s/ E. THOMAS DETMER, JR.                              President, Chief Executive       August 16, 1999
-----------------------------------------------------    Officer and Director
      E. Thomas Detmer, Jr.                              (Principal Executive Officer)

/s/ KENNETH W. EDWARDS, JR.                            Chief Financial Officer,         August 16, 1999
-----------------------------------------------------    Secretary and Treasurer
      Kenneth W. Edwards, Jr.                            (Principal Financial and
                                                         Accounting Officer)

/s/ PIERRIC D. BECKERT                                 Director                         August 16, 1999
-----------------------------------------------------
      Pierric D. Beckert

/s/ LINDA FAYNE LEVINSON                               Director                         August 16, 1999
-----------------------------------------------------
      Linda Fayne Levinson

/s/ DAVID D. WILLIAMS                                  Director                         August 16, 1999
-----------------------------------------------------
      David D. Williams

                                 EXHIBIT INDEX

      EXHIBIT NO.        DESCRIPTION
      -----------        -----------
         1.1*            -- Form of Underwriting Agreement.
         3.1             -- Restated Certificate of Incorporation of Exactis.com.
         3.2*            -- Certificate of Amendment to Restated Certificate of
                            Incorporation of Exactis.com.
         3.3             -- Form of Restated Certificate of Incorporation of
                            Exactis.com to become effective upon the closing of this
                            offering.
         3.4             -- Bylaws of Exactis.com.
         3.5             -- Amended and Restated Bylaws of Exactis.com to become
                            effective upon the closing of this offering.
         4.1             -- Reference is made to Exhibits 3.1 through 3.4.
         4.2*            -- Specimen stock certificate representing shares of common stock of Exactis.com.
         5.1*            -- Opinion of Cooley Godward LLP regarding the legality of the securities being registered.
        10.1             -- 1996 Stock Option Plan of Exactis.com.
        10.2*            -- 1997 Stock Option Plan of Exactis.com.
        10.3             -- 1999 Equity Incentive Plan of Exactis.com.
        10.4             -- 1999 Employee Stock Purchase Plan of Exactis.com.
        10.5             -- Third Amended and Restated Stockholders' Agreement, among
                            Exactis.com and certain of its stockholders, dated July
                            15, 1999.
        10.6             -- Form of Indemnity Agreement to be entered into between
                            Exactis.com and each of its directors and executive
                            officers.
        10.7             -- Sublease Agreement, between Exactis.com and Atlantic
                            Richfield Company, as amended, dated August 7, 1996.
        10.8             -- Series A Preferred Stock Purchase Agreement, among
                            Exactis.com and the parties named therein, as amended,
                            dated February 14, 1996 and March 15, 1996.
        10.9             -- Series B Preferred Stock Purchase Agreement, among
                            Exactis.com and the parties named therein, as amended,
                            dated July 22, 1996 September 19, 1996 and November 27,
                            1996.
        10.10            -- Series C Preferred Stock Purchase Agreement, among
                            Exactis.com and the parties named therein, as amended,
                            dated July 24, 1997.
        10.11            -- Series D Preferred Stock Purchase Agreement, among
                            Exactis.com and the parties named therein, as amended,
                            dated June 8, 1998.
        10.12            -- Series E Preferred Stock Purchase Agreement, among
                            Exactis.com and the parties named therein, as amended,
                            dated July 15, 1999.
        10.13*+          -- Asset Purchase Agreement, between Exactis.com and Sony
                            Music, a Group of Sony Music Entertainment Inc., dated
                            December 15, 1998.
        10.14*+          -- Service Bureau Agreement, between Exactis.com and Sony
                            Music, a Group of Sony Music Entertainment Inc., dated
                            January 1, 1999.
        10.15            -- Form of Series B Preferred Stock Warrant.
        10.16            -- Form of Series C Preferred Stock Warrant.
        10.17            -- Form of Series C Preferred Stock Warrant issued to
                            American Express on July 24, 1997.
        10.18            -- Form of Series D Preferred Stock Warrant.

      EXHIBIT NO.        DESCRIPTION
      -----------        -----------
        10.19            -- Form of Series E Preferred Stock Warrant.
        23.1*            -- Consent of Cooley Godward LLP (included in Exhibit 5.1).
        23.2             -- Consent of KPMG LLP.
        24.1             -- Powers of attorney (included on Page II-5).
        27               -- Financial Data Schedule.

---------------

* To be filed by amendment.

+ Confidential treatment will be requested with respect to portions of these exhibits.